                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-38337-01;
                                             333-38337-02; 333-38337-04;
                                             333-38337-05; 333-38337-06


                                                                      PROSPECTUS

[AMERISERVE LOGO]

                       AmeriServe Food Distribution, Inc.

                        8 7/8% New Senior Notes Due 2006
                 10 1/8% New Senior Subordinated Notes Due 2007
                            ------------------------

    The 8 7/8% New Senior Notes due 2006 (the "Senior Notes") and the 10 1/8% New Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes" and, together with the Senior Notes, the "Notes") are obligations of AmeriServe Food Distribution, Inc. (the "Company"), a Delaware corporation. The Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis, and the Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, in each case, by, and are joint and several obligations of, AmeriServe Transportation, Inc., a Nebraska corporation and a subsidiary of the Company, Chicago Consolidated Corporation, an Illinois corporation and a subsidiary of the Company, Northland Transportation Services, Inc., a Nebraska corporation and a subsidiary of the Company, and Delta Transportation, Ltd., a Wisconsin corporation and a subsidiary of the company (the "Subsidiary Guarantors"). See "Description of the Notes -- Senior Notes" and "-- Senior Subordinated Notes."

    Interest on the Senior Notes is payable semiannually on April 15 and October 15 of each year, at a rate equal to 8 7/8% per annum. The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2002 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption. Prior to October 15, 2000, up to 33% of the initially outstanding aggregate principal amount of Senior Notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 108.875% of the principal amount of the Senior Notes, together with accrued and unpaid interest, and liquidated damages, if any, to the date of redemption; provided that at least 67% of the initially outstanding aggregate principal amount of Senior Notes remains outstanding immediately after such redemption. Upon the occurrence of a Change of Control (as defined herein), each Holder of Senior Notes may require the Company to repurchase all or a portion of such Holder's Senior Notes at 101% of the aggregate principal amount of the Senior Notes, together with accrued and unpaid interest, and Liquidated Damages, if any, to the date of repurchase. See "Risk Factors -- Payment Upon a Change of Control" and "Description of Notes -- Senior Notes -- Repurchase at the Option of Holders."

    The Senior Notes are general unsecured obligations of the Company and rank pari passu in right of payment to all existing and future senior unsecured indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Senior Notes will be effectively subordinated, however, to all secured obligations of the Company, including the Company's borrowings under the Credit Facility and the sales of receivables under the Accounts Receivable Program, in each case, to the extent of the assets securing such obligations. The Senior Notes are fully and unconditionally guaranteed (the "Senior Note Guarantees") on a joint and several basis by the Subsidiary Guarantors. The Senior Note Guarantees are general unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment to all existing and future senior unsecured indebtedness of the Subsidiary Guarantors and senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors. As of December 27, 1997, on a pro forma basis, after giving effect to the ProSource Acquisition (as defined herein), the Senior Notes and the Senior Note Guarantees would have been effectively subordinated to approximately $29.2 million of secured obligations of the Company and the Subsidiary Guarantors.

    Interest on the Senior Subordinated Notes is payable semiannually on January 15 and July 15 of each year, at a rate equal to 10 1/8% per annum. The Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2002 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption. Prior to July 15, 2000, up to 33% of the initially outstanding aggregate principal amount of Senior Subordinated Notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 110.125% of the principal amount of the Senior Subordinated Notes, together with accrued and unpaid interest, and liquidated damages, if any, to the date of redemption; provided that at least 67% of the initially outstanding aggregate principal amount of Senior Subordinated Notes remains outstanding immediately after such redemption. Upon the occurrence of a Change of Control (as defined herein), each Holder of Senior Subordinated Notes may require the Company to repurchase all or a portion of such Holder's Senior Subordinated Notes at 101% of the aggregate principal amount of the Senior Subordinated Notes, together with accrued and unpaid interest, and Liquidated Damages, if any, to the date of repurchase. See "Risk Factors -- Payment Upon a Change of Control" and "Description of
Notes -- Senior Subordinated Notes -- Repurchase at the Option of Holders."

    The Senior Subordinated Notes are general, unsecured obligations of the Company, are subordinated to all Senior Debt and rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Company. The Senior Subordinated Notes are fully and unconditionally guaranteed (the "Senior Subordinated Note Guarantees") on a joint and several basis by the Subsidiary Guarantors. The Senior Subordinated Notes and the Senior Subordinated Note Guarantees are subordinate to the Senior Debt, which, as of December 27, 1997, on a pro forma basis, after giving effect to the ProSource Acquisition, would have been approximately $379.2 million. See "Capitalization."

                            ------------------------

     SEE "RISK FACTORS," COMMENCING ON PAGE 10, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

    This Prospectus is to be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and BancAmerica Robertson Stephens ("BancAmerica") in connection with the offers and sales in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Notes are not listed on any securities exchange or admitted to trading in the National Association of Securities Dealers Automated Quotation System and the Company does not intend to make any such listing or seek such admission to trading. DLJ and BancAmerica currently make a market in the Notes; however, they are not obligated to continue to do so and any market-making may be discontinued at any time. The Company receives no portion of the proceeds of sales of the Notes and has paid certain expenses incident to the registration thereof.

DONALDSON, LUFKIN & JENRETTE                      BANCAMERICA ROBERTSON STEPHENS
        SECURITIES CORPORATION
                            ------------------------
                 The date of this Prospectus is April 14, 1998.

     No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, DLJ or BancAmerica. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Notes offered hereby, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Notes were originally issued by AmeriServe Food Distribution, Inc., a Nebraska corporation and predecessor to the Company ("Nebraska AmeriServe"). On December 28, 1997, pursuant to an Agreement and Plan of Merger by and among Nebraska AmeriServe, Nebraska AmeriServe's wholly owned subsidiary AmeriServ Food Company, a Delaware corporation ("AmeriServ") and AmeriServ's wholly owned subsidiary The Harry H. Post Company ("Post"), Nebraska AmeriServe merged with and into AmeriServ and Post merged with and into AmeriServ, in each case with AmeriServ as the surviving Delaware corporation. In the mergers, AmeriServ changed its name to AmeriServe Food Distribution, Inc. (the surviving corporation is referred to herein as "AmeriServe" or the "Company"). All references herein to the Company shall be deemed to include references to Nebraska AmeriServe, as predecessor to the Company.

     The Company and the Subsidiary Guarantors have filed with the Securities and Exchange Commission ("SEC") Registration Statements on Form S-4 under the Securities Act for the registration of the Senior Notes (the "Senior Notes Registration Statement") and the Senior Subordinated Notes (the "Senior Subordinated Notes Registration Statement" and, together with the Senior Notes Registration Statement, the "Registration Statements"). This Prospectus, which constitutes a part of each of the Registration Statements, does not contain all of the information set forth in the Registration Statements, certain items of which are contained in exhibits and schedules to the Registration Statements as permitted by the rules and regulations of the SEC. For further information with respect to the Company or the Notes offered hereby, reference is made to the Registration Statements, including the exhibits and financial statement schedules thereto, which may be inspected without charge at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of which may be obtained from the SEC at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the Registration Statements, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Upon the effectiveness of the Registration Statements, the Company became subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports and other information with the SEC. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the Website (http://www.sec.gov.) maintained by the SEC, and the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates.

     So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the SEC to (i) State Street Bank and Trust Company, as trustee (the "Senior Note Trustee"), under the Indenture dated as of October 15, 1997 (the "Senior
Note Indenture") among the Company, the Subsidiary Guarantors and the Senior Note Trustee, pursuant to which the Senior Notes were issued, (ii) State Street Bank and Trust Company, as trustee ("Senior Subordinated Note Trustee," and together with the Senior Note Trustee, the "Note Trustees"), under the Indenture dated as of July 11, 1997 (the "Senior Subordinated Note Indenture," and, together with the Senior Note Indenture, the "Indentures") among the Company, the Subsidiary Guarantors and the Senior Subordinated Note Trustee pursuant to which the Senior Subordinated Notes were issued and (iii) the holders of the Notes. The Company has agreed that, even if they are not required under the Exchange Act to furnish such information to the SEC, they will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 of the Exchange Act to the Trustees and the holders of the Notes as if they were subject to such periodic reporting requirements.

     In addition, the Company and the Subsidiary Guarantors have agreed that for so long as any of the Notes remain outstanding, they will make available to any prospective purchaser of the Notes or holder of the Notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. An index of certain defined terms used herein can be found on page 104. Unless the context indicates or otherwise requires, references in this Prospectus to the "Company" or "AmeriServe" are to AmeriServe Food Distribution, Inc., a Delaware corporation, its predecessors and its subsidiaries, and references to "NEHC" are to Nebco Evans Holding Company, a Delaware corporation and the parent of the Company.

                                  THE COMPANY

     AmeriServe is North America's largest systems foodservice distributor specializing in distribution to chain restaurants. The Company is the primary supplier to its customers of a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods, cleaning supplies and equipment. The Company currently serves over 30 different restaurant chains and over 25,500 restaurant locations in North America. The Company has had long-standing relationships with such leading restaurant concepts as Pizza Hut, Taco Bell, KFC, Wendy's, Burger King, Dairy Queen, Subway and Applebee's.

     On July 11, 1997, the Company acquired (the "PFS Acquisition") the U.S. and Canadian operations of PFS ("PFS"), a division of PepsiCo, Inc. ("PepsiCo"). PFS distributed food products and supplies and restaurant equipment to franchised and company-operated restaurants in the Pizza Hut, Taco Bell and KFC systems. These systems were spun-off by PepsiCo in October 1997 and are now operating as TRICON Global Restaurants, Inc. ("Tricon"). In addition, in connection with the PFS Acquisition, the Company entered into a distribution agreement (the "Distribution Agreement") whereby it became the exclusive distributor of selected products until July 11, 2002 to the approximately 9,800 Pizza Hut, Taco Bell and KFC restaurants in the continental United States owned by Pizza Hut, Inc., Taco Bell Corp., Kentucky Fried Chicken Corporation and, Kentucky Fried Chicken of California, Inc. (all subsidiaries of Tricon) and their subsidiaries (the foregoing, collectively, the "Tricon Subsidiaries,") and previously serviced by PFS. In October 1997, AmeriServe also acquired PFS de Mexico, S.A. de C.V., a regional systems food service distributor based in Mexico City, Mexico for $8.0 million.

     On July 11, 1997, in connection with the PFS Acquisition, the Company issued and sold $500.0 million principal amount of Senior Subordinated Notes pursuant to the Senior Subordinated Note Indenture. The Senior Subordinated Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933, as amended, (the "Securities Act") and applicable state securities laws. On December 12, 1997, the Company consummated an offer to exchange the Senior Subordinated Notes for new Senior Subordinated Notes, which are registered under the Securities Act with terms substantially identical to the Senior Subordinated Notes. See Note 6 to the historical financial statements of the Company included elsewhere herein.

     On October 15, 1997, AmeriServe issued and sold $350,000,000 in aggregate principal amount at maturity of Senior Notes pursuant to the Senior Note Indenture. The Senior Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. On December 12, 1997, AmeriServe consummated an offer to exchange the Senior Notes for new Senior Notes, which are registered under the Securities Act, with terms substantially identical to the Senior Notes. See Note 6 to the historical financial statements of the Company included elsewhere herein.

     On December 28, 1997, pursuant to an Agreement and Plan of Merger by and among Nebraska AmeriServe, AmeriServ and Post, Nebraska AmeriServe merged with and into AmeriServ and Post merged with and into AmeriServ, in each case with AmeriServ, a Delaware corporation, as the surviving corporation. In the mergers, AmeriServ changed its name to AmeriServe Food Distribution, Inc. In the mergers, all of the outstanding equity securities of AmeriServ and Post were cancelled, and all of the outstanding equity securities of Nebraska AmeriServe were converted into substantially identical securities of the Company. The

Company effected the mergers to rationalize its corporate organization and to reduce various compliance and regulatory costs arising from having subsidiaries incorporated in various jurisdictions and to move its jurisdiction of incorporation from Nebraska to Delaware.

RECENT DEVELOPMENTS

     On January 29, 1998, AmeriServe, Steamboat Acquisition Corp., a newly formed Delaware corporation and wholly owned subsidiary of AmeriServe, and ProSource, Inc., a Delaware corporation ("ProSource"), entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which AmeriServe will acquire all outstanding shares of ProSource (the "ProSource Acquisition") for cash. ProSource provides foodservice distribution to restaurants in North America. ProSource also provides purchasing and logistics services to the foodservice market in North America. ProSource's 3,400 employees serve approximately 12,700 restaurants, including Burger King, Chick-fil-A, Chili's, Long John Silver's, Olive Garden, Red Lobster, Sonic, TCBY, TGI Friday's and Wendy's, from a nationwide network of distribution centers and its Corporate Support Center in Coral Gables, Florida. The ProSource Acquisition is subject to the approval of ProSource's stockholders and certain other customary conditions. In connection with the Merger Agreement, certain stockholders of ProSource have entered into a voting agreement with AmeriServe pursuant to which such stockholders have agreed to vote their shares in favor of the ProSource Acquisition. Such shares are sufficient to assure the approval of the ProSource Acquisition. ProSource and AmeriServe have been granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

BUSINESS STRATEGY

     The Company's strategy is to: (i) pursue profitable internal and external growth opportunities; (ii) capitalize on its nationwide network of distribution centers to increase customer density and regional market penetration; (iii) continue to provide low cost, superior customer service; and (iv) maximize operating leverage by integrating and consolidating the PFS and, upon consummation of the ProSource Acquisition, ProSource businesses and by pursuing selective acquisitions within the fragmented foodservice distribution industry.

     The Company's principal executive offices are located at 14841 Dallas Parkway, Dallas, Texas 75240, and its telephone number is (972) 338-7000.

                        SUMMARY OF TERMS OF SENIOR NOTES

THE COMPANY................  AmeriServe Food Distribution, Inc.

SECURITIES OFFERED.........  $350.0 million in aggregate principal amount of the
                             Company's New 8 7/8% Senior Notes due 2006.

MATURITY DATE..............  October 15, 2006.

INTEREST RATE..............  The Senior Notes bear interest at the rate of
                             8 7/8% per annum, payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1998.

OPTIONAL REDEMPTION........  The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2002 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption. In addition, at any time prior to October 15, 2000, the Company may redeem up to 33% of the initially outstanding aggregate principal amount of Senior Notes at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of a Public Equity Offering; provided that, in each case, at least 67% of the initially outstanding aggregate principal amount of Senior Notes remains outstanding immediately after the occurrence of any such redemption. See "Description of Notes--Senior Notes--Optional Redemption."

CHANGE OF CONTROL..........  Upon the occurrence of a Change of Control, each holder of Senior Notes has the right to require the Company to repurchase all or any part of such holder's Senior Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of Notes--Senior Notes--Repurchase at the Option of Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, the Company would have sufficient funds to repurchase all Senior Notes tendered. See "Risk Factors--Payment Upon a Change of Control."

RANKING....................  The Senior Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Senior Notes are effectively subordinated, however, to all secured obligations of the Company, including the Company's borrowings, if any, under the Credit Facility, to the extent of the assets securing such obligations. As of December 27, 1997, on a pro forma basis after giving effect to the ProSource Acquisition and the application of the estimated net proceeds therefrom, the Senior Notes and the Senior Notes Guarantees would have been effectively subordinated to approximately $29.2 million in aggregate principal amount of secured obligations of the Company and the Subsidiary Guarantors. See "Risk Factors -- Subordination to Senior Secured Debt; Encumbrances on Assets."

SENIOR NOTE GUARANTEES.....  The Senior Notes are fully and unconditionally guaranteed on a joint and several basis by the Subsidiary Guarantors. The Senior Note Guarantees are general unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment to all existing and future senior unsecured indebtedness of the Subsidiary Guarantors and senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors.

CERTAIN COVENANTS..........  The Senior Note Indenture contains certain covenants that limit, among other things, the ability of the Company to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments; (ii) incur additional indebtedness or issue preferred equity interests; (iii) merge, consolidate or sell all or substantially all of its assets; (iv) create liens on assets; and (v) enter into certain transactions with affiliates or related persons. See "Description of Notes--Senior Notes--Certain Covenants."

FORM AND DENOMINATION......  The certificates representing the Senior Notes are issued in fully registered form, deposited with a custodian for and registered in the name of a nominee of the Depositary in the form of a Global Senior Note. Beneficial interests in the certificates representing the Global Senior Note are shown on, and transfers thereof are effected through, records maintained by the Depositary and its Participants. See "Book Entry, Delivery and Form."

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SENIOR NOTES, SEE "RISK FACTORS."

                 SUMMARY OF TERMS OF SENIOR SUBORDINATED NOTES

THE COMPANY................  AmeriServe Food Distribution, Inc.

SECURITIES OFFERED.........  $500.0 million in aggregate principal amount of the
                             Company's New 10 1/8% Senior Subordinated Notes due 2007.

MATURITY DATE..............  July 15, 2007.

INTEREST RATE..............  The Senior Notes bear interest at the rate of
                             10 1/8% per annum, payable semi-annually on January 15 and July 15 of each year, commencing January 15, 1998.

OPTIONAL REDEMPTION........  The Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2002 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption. In addition, at any time prior to July 15, 2000, the Company may redeem up to 33% of the initially outstanding aggregate principal amount of Senior Subordinated Notes at a redemption price equal to 110.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of a Public Equity Offering; provided that, in each case, at least 67% of the initially outstanding aggregate principal amount of Senior Subordinated Notes remains outstanding immediately after the occurrence of any such redemption. See "Description of Notes--Senior Subordinated Notes--Optional Redemption."

CHANGE OF CONTROL..........  Upon the occurrence of a Change of Control, each holder of Senior Subordinated Notes has the right to require the Company to repurchase all or any part of such holder's Senior Subordinated Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of Notes--Senior Subordinated Notes--Repurchase at the Option of Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, the Company would have sufficient funds to repurchase all Senior Subordinated Notes tendered. See "Risk Factors--Payment Upon a Change of Control."

SUBORDINATION..............  The Senior Subordinated Notes are general unsecured obligations of the Company and rank subordinate in right of payment to all Senior Debt and rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. As of December 27, 1997, on a pro forma basis after giving effect to the ProSource Acquisition and the application of the estimated net proceeds therefrom, the Senior Subordinated Notes and the Senior Subordinated Notes Guarantees would have been subordinate to approximately $379.2 million See "Risk Factors -- Subordination of Senior Subordinated Notes to Senior Debt."

SENIOR SUBORDINATED NOTE
  GUARANTEES...............  The Senior Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by the Subsidiary Guarantors. The Senior Subordinated Note Guarantees are general unsecured obligations of the Subsidiary Guarantors and rank subordinate in right of payment to all Senior Debt of the Subsidiary Guarantors and rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors.

CERTAIN COVENANTS..........  The Senior Subordinated Note Indenture contains certain covenants that limit, among other things, the ability of the Company to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments; (ii) incur additional indebtedness or issue preferred equity interests; (iii) merge, consolidate or sell all or substantially all of its assets; (iv) create liens on assets; and (v) enter into certain transactions with affiliates or related persons. See "Description of Notes--Senior Subordinated Notes--Certain Covenants."

FORM AND DENOMINATION......  The certificates representing the Senior
                             Subordinated Notes are issued in fully registered form, deposited with a custodian for and registered in the name of a nominee of the Depositary in the form of a Global Senior Subordinated Note. Beneficial interests in the certificates representing the Global Senior Subordinated Note are shown on, and transfers thereof are effected through, records maintained by the Depositary and its Participants. See "Book Entry, Delivery and Form."

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SENIOR SUBORDINATED NOTES, SEE "RISK FACTORS."

                                  RISK FACTORS

     Investors should consider carefully the factors set forth below, as well as the other information set forth elsewhere in this Prospectus, before making an investment in the Notes. This Prospectus includes forward-looking statements, including statements concerning the Company's business strategy, operations, cost savings initiatives, economic performance, financial condition and liquidity and capital resources. Such statements are subject to various risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements because of a number of factors, including those identified in this "Risk Factors" section and elsewhere in this Prospectus. See "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Business." The forward-looking statements are made as of the date of this Prospectus, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE

     The Company is and will continue to be highly leveraged as a result of substantial indebtedness it has incurred in connection with previous acquisitions and related financings. After giving pro forma effect to the ProSource Acquisition, the Company would have had total indebtedness of $879.2 million and stockholder's equity of $98.1 million as of December 27, 1997, and the Company's earnings would have been inadequate to cover fixed charges by $75.1 million for the year ended December 27, 1997. The Company may incur additional indebtedness in the future, subject to limitations imposed by the Indentures and the Credit Facility. See "Capitalization," "Unaudited Pro Forma Combined Financial Statements," "The Business -- Recent Developments" and "Description of Indebtedness."

     The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Notes) depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, the management of the Company believes that available cash flow, together with available borrowings under the Credit Facility and other sources of liquidity, including the Accounts Receivable Program, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures, scheduled payments of principal of and interest on its indebtedness, and interest on the Notes. However, all or a portion of the principal payments at maturity on the Notes may require refinancing. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The degree to which the Company is now leveraged could have important consequences to holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future could be limited; (iii) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of an increase in interest rates; and (iv) the Indentures and the Credit Facility contain financial and restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds, dispose of assets or pay cash dividends. Failure by the Company to comply with such covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all Notes tendered to it upon the occurrence of a Change of Control. See "Description of Notes--Senior Notes--Repurchase at the Option of Holders--Change of Control," "--Senior Subordinated Notes--Repurchase at the Option of Holders--Change of Control," and "Description of Indebtedness--Credit Facility."

SUBORDINATION OF SENIOR SUBORDINATED NOTES TO SENIOR DEBT

     The Senior Subordinated Notes are subordinated in right of payment to all existing and future Senior Debt, including the principal of or premium, if any, and interest on and all other amounts due on or payable in connection with Senior Debt. At December 27, 1997, on a pro forma basis after giving effect to the ProSource Acquisition, there would have been outstanding approximately $379.2 million of Senior Debt. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Debt, the Holders of such Senior Debt must be paid in full before the holders of the Senior Subordinated Notes may be paid. If the Company incurs any additional pari passu debt, the holders of such debt would be entitled to share ratably with the holders of the Senior Subordinated Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to holders of the Senior Subordinated Notes. In addition, no payments may be made with respect to the principal of, premium and Liquidated Damages, if any, or interest on the Senior Subordinated Notes if a payment default exists with respect to Senior Debt and, under certain circumstances, no payments may be made with respect to the principal of, premium and Liquidated Damages, if any, or interest on the Senior Subordinated Notes for a period of up to 179 days if a non-payment default exists with respect to Senior Debt. In addition, the Senior Subordinated Note Indenture permits the Company and its subsidiaries to incur additional debt if certain conditions are met. See "Description of Notes--Senior Subordinated Notes--Subordination" and "-- Certain Definitions."

EFFECTIVE SUBORDINATION; ENCUMBRANCES ON ASSETS

     Under the Credit Facility, NEHC has granted the lenders thereunder (the "Lenders") security interests in all of the capital stock of the Company, and the Company has granted to the Lenders security interests in substantially all of the current and future assets of the Company, including a pledge of all of the issued and outstanding shares of capital stock of certain of the Company's subsidiaries. In the event of a default on secured indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), such Lenders will have a prior secured claim on the capital stock of the Company and the assets of the Company and its subsidiaries. As a result, the secured assets of the Company would be available to pay obligations on the Notes only after borrowings under the Credit Facility and other secured indebtedness have been paid in full. If the Lenders should attempt to foreclose on their collateral, the Company's financial condition and the value of the Notes will be materially adversely affected and could be eliminated. See "Description of Indebtedness." At December 27, 1997, on a pro forma basis after giving effect to the ProSource Acquisition, the Senior Notes and the Senior Note Guarantees would have been effectively subordinated to approximately $29.2 million of secured obligations of the Company and the Subsidiary Guarantors.

     In addition, if the Company incurs any additional senior indebtedness which would rank pari passu in right of payment with the Senior Notes, and even if such indebtedness is not secured, the holders of such debt would be entitled to share ratably with the holders of the Senior Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to holders of the Senior Notes.

RELIANCE ON KEY CONTRACTS

     In January 1997, the Company entered into a three-year agreement, which became effective April 1997, to become the primary supplier to approximately 2,600 Arby's restaurants nationwide. The Company expects to generate at least $325 million of annual net sales during the term of the agreement. No assurance can be given that the Company's contract with Arby's will be renewed upon expiration, that any renewal of such contract will be on terms as favorable to the Company as the current contract or that the Company will realize expected net sales under the existing contract.

     In connection with the PFS Acquisition, the Company and Tricon entered into a five-year Distribution Agreement pursuant to which the Company became the exclusive distributor of specified restaurant products purchased by Pizza Hut, Taco Bell and KFC restaurants within the continental United States, which are owned, directly or indirectly, by Tricon (other than certain specified restaurants) or which are acquired or built by Tricon during the term of the Distribution Agreement. On a pro forma basis, assuming the inclusion of PFS and Post for the full year, approximately 40% of the Company's 1997 sales would have been generated under the Distribution Agreement. The Distribution Agreement may be terminated at any time (i) by any party in the event that the other party breaches any material term and such breach remains unremedied for a period of 30 calendar days after written notice of such breach,
(ii) by Tricon if the Company is in material breach of the Distribution Agreement for failure to maintain specified service levels for a specified period of time or (iii) by either party in the event that the other party becomes the subject of a bankruptcy, insolvency or other similar proceeding.

     While exclusive or written arrangements are not typically the basis of foodservice distribution sales and have not historically been requisite to the Company's growth, the Distribution Agreement will expire in five years and no assurance can be given that the Distribution Agreement will be renewed or, if renewed, whether such renewal will be on terms as favorable as the existing agreement. Furthermore, no assurance can be given that the Company will be able to achieve the expected net sales under the current Distribution Agreement. Gross profit and net pretax profit on certain sales by PFS to Pizza Hut under the Distribution Agreement are limited.

DEPENDENCE ON CERTAIN CHAINS AND CUSTOMERS

     The Company derives substantially all of its net sales from several chain restaurant concepts. On a pro forma basis (including PFS and Post for all of 1997 but without giving effect to the ProSource Acquisition), the largest chains serviced by the Company would have been Pizza Hut, Taco Bell and KFC, representing 28%, 28% and 13% of 1997 sales, respectively. Adverse developments affecting such chains or a decision by a corporate owner or franchisor to revoke its approval of the Company as a distributor could have a material adverse effect on the Company's operating results.

     The Company's customers are generally individual franchisees or corporate-owned restaurants within such restaurant chains. Although the corporate owner or franchiser of a chain generally reserves the right to approve the distributors for its franchisees, each customer generally makes its selection of a foodservice distributor from an approved group of distributors. On a pro forma basis (including PFS and Post for all of 1997 but without giving effect to the ProSource Acquisition) restaurants owned by Tricon would have accounted for approximately 40% of the Company's 1997 sales. No other customer accounted for more than 10% of 1997 sales on either a pro forma or reported basis. Adverse events affecting any of the Company's largest customers, a material decrease in sales to any such customers or the loss of a major customer through the acquisition thereof by a company with an internal foodservice distribution business or otherwise could have a material adverse effect on the Company's operating results. In addition, the Company's continued growth is dependent in part on the continued growth and expansion of its customers.

     A significant portion of the Company's business is conducted with customers with which the Company does not have contracts. Such customers could cease doing business with the Company on little or no notice. The Company's contracts with its other customers are subject to termination by the customer prior to expiration of the stated term under circumstances specified in each contract, including, in some cases, failure to comply with performance reliability standards. Although the Company is not aware of any issues of non-compliance that could reasonably be expected to result in termination of any such contracts prior to expiration of the stated term, and has not been notified by any customer that it intends to terminate its contract with the Company, there can be no assurance that historic levels of business from any customer of the Company will be maintained in the future. See "--Key Contracts" and "The Business--Customers."

ABILITY TO INTEGRATE ACQUISITIONS

     The Company has achieved a significant portion of its growth through acquisitions and will continue to try to grow in this way. Although each of the previously acquired companies has a significant operating history, the Company has a limited history of owning and operating the most recently acquired of these businesses on a consolidated basis. Holberg Industries, Inc. ("Holberg") acquired NEBCO Distribution of Omaha, Inc. ("NEBCO") in 1986. NEBCO acquired Evans Brothers Company ("Evans") in January 1990 and the combined company was renamed "NEBCO EVANS Distribution, Inc." ("NEBCO EVANS"). NEBCO EVANS acquired L.L. Distribution Systems Inc. in 1990, Condon Supply Company in 1991, AmeriServ Food Company in January 1996 and, in April 1997, changed its name to "AmeriServe Food Distribution, Inc." As a result of the PFS Acquisition and, if consummated, the ProSource Acquisition; the Company will have to integrate PFS and ProSource with its existing business, including its prior acquisitions. While the Company believes that such integration provides significant opportunities to reduce costs, there can be no assurance that the Company will be able to meet performance expectations or successfully integrate these businesses on a timely basis without disruption in the quality and reliability of service to its customers or diversion of management resources. In addition, while the Company has made acquisitions successfully before, both the PFS Acquisition and the ProSource Acquisition are substantially larger than the Company's prior acquisitions. The integration of such businesses will also require improvements in the Company's management information systems. There can be no assurance that such improvements will be realized on a timely basis.

DEPENDENCE ON KEY PERSONNEL

     The Company's success is, and will continue to be, substantially dependent upon the continued services of its senior management, particularly Mr. John V. Holten, Chairman and Chief Executive Officer of the Company, and Mr. Raymond E. Marshall, President and Treasurer of the Company. The loss of the services of one or more members of senior management could adversely affect the Company's operating results. The Company has entered into employment agreements with Mr. Marshall and other members of senior management, and has obtained key-man life insurance in the amount of $3.0 million on Mr. Marshall. In addition, the Company's continued growth depends on the ability to attract and retain skilled operating managers and employees and the ability of its key personnel to manage the Company's growth and consolidate and integrate its operations. See "Management."

COMPETITION

     The foodservice distribution industry is highly competitive. The Company competes with other systems foodservice distribution companies that focus on chain restaurants and with broadline foodservice distributors that distribute to a wide variety of customers. Further, the Company could face increased competition to the extent that there is an increase in the number of foodservice distributors specializing in distribution to chain restaurants on a nationwide basis. See "The Business--Competition."

CONTROL BY PRINCIPAL STOCKHOLDER

     Holberg indirectly owns a majority of the issued and outstanding capital stock of NEHC, which in turn directly owns all of the issued and outstanding capital stock of the Company. See "Security Ownership of Certain Beneficial Holders and Management." Holberg and DLJ collectively have sufficient voting power to elect the entire Board of Directors of each of NEHC, and through NEHC, the Company, and thereby exercise control over the business, policies and affairs of NEHC and the Company, and, in general, determine the outcome of any corporate transaction or other matters submitted to stockholders for approval, such as any amendment to the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the authorization of additional shares of capital stock, and any merger, consolidation or sale of all or substantially all of the assets of the Company, all of which could adversely affect the Company and holders of the Notes.

PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes at 101% of the principal amount of the Notes, together with accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of repurchase. The Indentures require that prior to such a repurchase, the Company must either repay all outstanding indebtedness under the Credit Facility or obtain any required consent to such repurchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the Credit Facility, the

Notes and the other indebtedness that would become payable upon such event. See "Description of Notes--Senior Notes--Repurchase at the Option of Holders--Change of Control" and "--Senior Subordinated Notes--Repurchase at the Option of Holders--Change of Control."

FRAUDULENT CONVEYANCE RISKS

     Management of the Company believes that the indebtedness represented by the Notes was incurred for proper purposes and in good faith, and that, based on then-present forecasts, asset valuations and other financial information, after the consummation of the transactions giving rise to the indebtedness, the Company was solvent, had sufficient capital for carrying on its business and was able to pay its debts as they mature. See "--Substantial Leverage and Debt Service." Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of the Company's obligations to the holders of the Notes, the effect of which would be that the holders of the Notes may not be repaid in full and/or (ii) subordinate the Company's obligations to the holders of the Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes.

     The Company's obligations under the Senior Notes are guaranteed, jointly and severally, on a senior unsecured basis, by each of the Subsidiary Guarantors. The Company's obligations under the Senior Subordinated Notes are guaranteed, jointly and severally, on a senior subordinated basis, by each of the Subsidiary Guarantors. Management of the Company believes that indebtedness represented by the Senior Note Guarantees and the Senior Subordinated Note Guarantees was incurred by the Subsidiary Guarantors for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, after consummation of the transactions giving rise to the indebtedness, each of the Subsidiary Guarantors was solvent, had sufficient capital for carrying on its business, and was able to pay its debts as they mature. See "--Substantial Leverage and Debt Service." Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Subsidiary Guarantors were insolvent, were rendered insolvent by reason of such incurrence, were engaged in a business or transaction for which their remaining assets constituted unreasonably small capital, intended to incur, or believed that they would incur, debts beyond their ability to pay such debts as they matured, or intended to hinder, delay or defraud their creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of such Subsidiary Guarantors' obligations to the holders of the Notes, the effect of which would be that the holders of the Notes may not be repaid in full or at all and/or (ii) subordinate such Subsidiary Guarantors' obligations to the holders of the Notes to other existing and future indebtedness of such Subsidiary Guarantors, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes. Among other things, a legal challenge to a Note Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantors as a result of the issuance by the Company of the Notes.

TRADING MARKET FOR THE NOTES

     Prior to the offering of the Notes there was no existing trading market for the Notes, and there can be no assurance regarding the existence of a market for the Notes or the ability of the Holders of the Notes to sell their Notes or the price at which such Holders may be able to sell their Notes. The Notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Although they are not obligated to do so, DLJ and BancAmerica currently make a market in the Notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of DLJ and BancAmerica. No assurance can be given as to the liquidity of or the trading market for the Notes.

     DLJ and BancAmerica may be deemed to be affiliates of the Company and, as such, may be required to deliver a prospectus in connection with their market-making activities in the Notes. Pursuant to the Registration Rights Agreements entered into between the Company, the Subsidiary Guarantors and DLJ and BancAmerica, the Company and the Subsidiary Guarantors agreed to use their respective best efforts to file and maintain a registration statement that would allow DLJ and BancAmerica to engage in market-making transactions in the Notes for up to 120 days from the date on which the exchange offer for each of the Senior Notes and the Senior Subordinated Notes, respectively, was consummated. The Company has agreed to bear substantially all the costs and expenses related to such registration statement.

FORWARD-LOOKING STATEMENTS

     This Prospectus includes forward-looking statements, including statements concerning the Company's business strategy, operations, cost savings initiatives, economic performance, financial condition and liquidity and capital resources. Such statements are subject to various risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements because of a number of factors, including those identified in the sections of this Prospectus captioned "Prospectus Summary," "Risk Factors," "Management's Discussion of Financial Condition and Results of Operations" and "The Business." Forward-looking statements are made as of the date of this Prospectus, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                USE OF PROCEEDS

     This Prospectus is delivered in connection with the sale of the Notes by DLJ and BancAmerica in market-making transactions. The Company will not receive any of the proceeds from such transactions.

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)

     The following table sets forth the consolidated cash and capitalization of the Company as of December 27, 1997 and the pro forma consolidated capitalization of the Company as of December 27, 1997, adjusted to reflect the ProSource Acquisition. This table should be read in conjunction with the historical and unaudited pro forma financial statements of the Company and the related notes thereto included elsewhere herein. See "The Company--Recent Developments."

                                                              AS OF DECEMBER 27, 1997
                                                              -----------------------
                                                               ACTUAL      PRO FORMA
                                                              ---------    ----------
Cash and cash equivalents...................................  $231,131      $ 86,732
                                                              ========      ========
Long-term debt (including current portion):
  Revolving Credit Facility.................................  $     --      $     --
  Senior Notes due 2006.....................................   350,000       350,000
  Capital lease obligations.................................    29,238        29,238
  Senior Subordinated Notes due 2007........................   500,000       500,000
                                                              --------      --------
          Total long-term debt..............................   879,238       879,238
Total common stockholder's equity...........................    98,055        98,055
                                                              --------      --------
Total capitalization........................................  $977,293      $977,293
                                                              ========      ========

                 SELECTED AMERISERVE HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The following table presents selected historical financial data of the Company at and for the fiscal years 1993, 1994, 1995, 1996 and 1997, which have been derived from the audited financial statements of the Company. The historical financial statements of the Company for the fiscal years 1994, 1995, 1996 and 1997 were audited by Ernst & Young LLP. The selected financial data set forth below should be read in conjunction with "The Business -- Recent Developments," "Summary Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of the Company and the related notes thereto included elsewhere herein.

                                                                                   FISCAL YEAR
                                                 --------------------------------------------------------------------------------
                                                      1993               1994               1995            1996          1997
                                                 ---------------    ---------------    ---------------    ---------    ----------
INCOME STATEMENT DATA:
  Net sales....................................  $       327,606    $       358,516    $       400,017    $1,280,598   $3,446,191
  Gross profit.................................           35,153             37,914             40,971      128,849       342,179
  Operating expenses...........................           32,054             34,488             36,695      114,560       353,069
                                                 ---------------    ---------------    ---------------    ---------    ----------
  Operating income (loss)......................            3,099              3,426              4,276       14,289       (10,890)
  Interest expense, net........................           (2,759)            (3,294)            (3,936)     (10,999)      (46,805)
  Loss on sale of accounts receivable..........               --                 --                 --           --        (6,757)
  Interest income-Holberg and affiliate........              150                533                749          528           632
                                                 ---------------    ---------------    ---------------    ---------    ----------
  Income (loss) before income taxes,
    extraordinary loss, and cumulative effect
    of accounting change.......................              490                665              1,089        3,818       (63,820)
  Provision (credit) for income taxes..........              172                523                583        1,300         1,030
                                                 ---------------    ---------------    ---------------    ---------    ----------
  Income (loss) before extraordinary loss and
    cumulative effect of accounting change.....              318                142                506        2,518       (64,850)
  Extraordinary loss on early extinguishment of
    debt.......................................             (613)                --                 --           --        (9,373)
  Cumulative effect of change in method of
    accounting for income taxes................             (495)                --                 --           --            --
                                                 ---------------    ---------------    ---------------    ---------    ----------
  Net income (loss)............................  $          (790)   $           142    $           506    $   2,518    $  (74,223)
                                                 ===============    ===============    ===============    =========    ==========
OTHER DATA:
  EBITDA(1)....................................  $         6,195    $         6,710    $         7,038    $  26,041    $   75,487
  Depreciation and amortization................            3,096              3,284              2,762       10,061        33,928
  Capital expenditures.........................            2,205              1,331              2,496       12,518        22,921
  Net cash provided by (used in):
    Operating activities.......................            4,680              4,276              4,505        1,213        62,846
    Investing activities.......................           (6,556)            (5,422)            (5,574)    (105,013)     (877,808)
    Financing activities.......................            2,676                490                619      105,387     1,043,931
  Ratio of earnings to fixed charges(2)........             1.1x               1.1x               1.2x         1.2x           N/A
BALANCE SHEET DATA:
  Cash and cash equivalents....................  $         1,682    $         1,025    $           575    $   2,162    $  231,131
  Total assets.................................           75,265             79,218             77,503      291,103     1,462,321
  Long-term debt, including current portion....           34,170             32,160             32,779      129,905       879,238
  Total stockholder's equity...................           14,779             17,205             10,157       42,675        98,055

---------------

(1) EBITDA represents operating income plus depreciation, amortization and excludes one-time, non-recurring gains and losses. EBITDA in fiscal 1996 adds back a net one-time, non-recurring charge of $1.7 million. EBITDA in fiscal 1997 excludes $52.4 million of impairment, restructuring and other unusual charges. EBITDA is presented because management believes it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The Company understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See the historical and unaudited pro forma financial statements of the Company and the related notes thereto included elsewhere herein.

(2) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred finance fees and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent. For the fiscal year 1997, earnings were inadequate to cover fixed charges by $63.8 million.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     The Company is North America's largest foodservice distributor to chain restaurants, distributing a wide variety of items, including meat, poultry, frozen foods, canned and dry goods, produce, beverages, dairy products, paper goods, cleaning and other supplies and equipment to approximately 25,500 restaurants. The Company's major customers are franchisers and/or franchisees in the Pizza Hut, Taco Bell, KFC, Wendy's, Arby's, Burger King and Dairy Queen restaurant systems.

     On July 11, 1997, the Company acquired the U.S. and Canadian operations of PFS. The effective date of the acquisition was June 11, 1997, the end of PFS' second quarter. PFS distributed food products, supplies and equipment to franchised and company-owned restaurants in the Pizza Hut, Taco Bell and KFC systems, which were spun-off by PepsiCo, Inc. in October 1997 and are now operating as Tricon Global Restaurants, Inc. As the acquisition has been accounted for under the purchase method, twenty-eight weeks of PFS operating results are included in the Company's operating results for the year ended December 27, 1997. Because of the relative sizes of the Company and PFS, which had net sales of $1.3 billion and $3.4 billion, respectively, for fiscal 1996, the comparisons of operating results for 1997 to 1996 presented below are significantly impacted by the PFS acquisition.

     In April 1997, the Company began providing foodservice distribution to approximately 2,600 Arby's restaurants under a three-year contract. While the majority of Arby's restaurants are serviced directly by the Company, some are serviced by other cooperating independent distributors.

     On January 25, 1996, the Company acquired AmeriServ, a distributor of food products and supplies to chain restaurants in such systems as Wendy's, Dairy Queen, Burger King, KFC and Applebee's. Because of the relative sizes of the Company and AmeriServ, which had net sales of $400 million and $939 million, respectively, for fiscal 1995, the comparisons of operating results for 1996 to 1995 presented below are significantly impacted by the AmeriServ acquisition.

RECENT DEVELOPMENTS

     On January 29, 1998, the Company entered into a definitive merger agreement pursuant to which the Company will acquire all of the approximately 9.4 million outstanding shares of ProSource for $15.00 per share in cash. The Company will also refinance the existing indebtedness of ProSource of approximately $174 million. The transaction is expected to close in the second quarter of 1998. ProSource, which reported sales of $3.9 billion for its fiscal year ended December 27, 1997, is in the foodservice distribution business, specializing in quick-service and casual dining chain restaurants. ProSource services approximately 12,700 restaurants, principally in the United States, in such chains as Burger King, Red Lobster, Olive Garden, TGI Friday's, Long John Silver's, Chili's, Sonic, Chick-fil-A, Wendy's and TCBY. The Company will fund the acquisition with cash and cash equivalents on hand as well as additional capital expected from the accounts receivable sale program as discussed below. Because of similarities in activities, the Company intends to consolidate certain operations of ProSource with those of the Company. With opportunities to combine certain warehousing, transportation and administrative activities, the Company believes that significant cost efficiencies are achievable.

RESULTS OF OPERATIONS

     The following table presents certain financial information of the Company, expressed as a percentage of net sales:

                                                         YEAR ENDED
                                        --------------------------------------------
                                        DECEMBER 30,    DECEMBER 28,    DECEMBER 27,
                                            1995            1996            1997
                                        ------------    ------------    ------------
Net sales.............................     100.0%          100.0%          100.0%
Cost of goods sold....................      89.8            89.9            90.1
Gross profit..........................      10.2            10.1             9.9
Distribution, selling and
  administrative expenses.............       8.8             8.6             8.2
Operating income before amortization
  of intangible assets and impairment,
  restructuring and other unusual
  charges.............................       1.4             1.5             1.7

  Fiscal 1997 compared to Fiscal 1996

     Net sales increased $2.2 billion, or 169% to $3.4 billion in 1997. The acquisition of PFS accounted for $1.8 billion of the increase. The remaining sales growth was largely due to the addition of service to Arby's.

     Gross profit increased $213.3 million, or 166%, to $342.2 million in 1997 due primarily to the acquisition of PFS. The gross profit margin decreased from 10.1% in 1996 to 9.9% in 1997 reflecting a customer mix shift towards business with relatively higher product costs.

     Distribution, selling and administrative expenses increased $174.1 million, or 159%, to $283.9 million in 1997 due primarily to the acquisition of PFS. Distribution, selling and administrative expenses as a percent of net sales decreased from 8.6% in 1996 to 8.2% in 1997. This change reflects the impact of PFS lower operating expense margin, as well as leveraging of the incremental Arby's business.

     Operating income before amortization of intangible assets and impairment, restructuring and other unusual charges increased $39.2 million, or 205%, to $58.3 million in 1997 due primarily to the acquisition of PFS. As a percent of net sales, this income measure rose from 1.5% in 1996 to 1.7% in 1997. This change was driven by the lower distribution, selling and administrative expense as a percent of net sales as discussed above.

     Amortization of intangible assets increased $12.0 million to $16.8 million in 1997, reflecting the amortization of the intangible assets arising from the allocation of the PFS purchase price.

     Impairment, restructuring and other unusual charges in 1997 totaled $52.4 million. This charge includes (a) impairment of property, equipment and other assets ($12.4 million), (b) restructuring (exit) costs for future lease terminations and employee severance ($13.4 million), (c) costs incurred to date to integrate the AmeriServ and PFS operations and other unusual items ($13.0 million) and (d) bridge financing fees, commitment fees for the accounts receivable sale program (see discussion below) and other one-time costs associated with the acquisition of PFS ($13.6 million). The impairment charge and the accrued restructuring (exit) costs reflect actions to be taken with respect to the Company's existing facilities as a result of the acquisition of PFS. During the third quarter of 1997, management performed an extensive review of the existing and recently acquired PFS operations with the objective of developing a business plan for the restructuring and consolidation of the organizations. The business plan, which was approved by the Company's Board of Directors late in the third quarter, identified a number of actions designed to improve the efficiency and effectiveness of the combined entity's warehouse and transportation network and operations support infrastructure. These actions, which are expected to be completed by mid-1999, include construction of new strategically located warehouse facilities, closures of certain existing warehouse facilities and expansions of others, dispositions of property and equipment, conversion of computer systems, reductions in workforce and relocation of the Company's headquarters from Brookfield, Wisconsin to Dallas, Texas. The costs incurred to date to integrate the AmeriServ and PFS operations include start-up costs of new warehouse facilities and employee relocation and other expenses to realign the operations support infrastructure. Ongoing integration costs will continue to be reported as a separate component of operating expenses.

     Interest expense net of interest income increased $35.8 million to $46.8 million in 1997, reflecting interest on additional debt primarily to finance the acquisition of PFS.

     Loss on sale of accounts receivable relates to an ongoing program established by the Company to provide additional financing capacity. Under the program, accounts receivable are sold to a consolidated, wholly owned special purpose bankruptcy remote subsidiary, which in turn transfers the receivables to a master trust. The loss on sale of accounts receivable of $6.8 million represents the return to investors in certificates issued by the master trust. In a transaction expected to be completed in April 1998, the current series of certificates issued by the master trust will be restructured, resulting in additional capital to the Company under the program of approximately $50 million. See Note 7 to the historical financial statements of the Company included elsewhere herein.

     Provision for income taxes represents estimated current income taxes payable. The Company's net deferred tax assets are offset entirely by a valuation allowance, reflecting the Company's net operating loss carryforward position.

     Extraordinary loss of $9.4 million in 1997 resulted from early extinguishment of debt. This charge represents the unamortized balance of deferred financing costs associated with previous credit facilities.

     Net loss of $74.2 million in 1997 compared to net income of $2.5 million in 1996 was driven by the impairment, restructuring and other unusual charges, as well as the increased interest expense.

  Fiscal 1996 Compared to Fiscal 1995

     Net sales increased $880.6 million, or 220%, to $1.3 billion in 1996 due primarily to the AmeriServ acquisition. The increase in net sales was net of certain account resignations made during fiscal 1996. The Company regularly reviews the profitability of its account portfolio, and at times decides to discontinue relationships with accounts deemed not sufficiently profitable for the Company.

     Gross profit increased $87.9 million, or 215%, to $128.8 million in 1996 due primarily to the AmeriServ acquisition. Gross margin declined slightly from 10.2% in 1995 to 10.1% in 1996, due to the slightly higher cost of products purchased by customers added through the AmeriServ acquisition.

     Distribution, selling and administrative expenses increased $74.4 million, or 210%, to $109.8 million in 1996 due primarily to the AmeriServ acquisition. Distribution, selling and administrative expenses as a percent of net sales decreased from 8.8% in 1995 to 8.6% in 1996, reflecting a gain on sale of property by an affiliate and certain cost benefits in integrating the AmeriServ business.

     Operating income before amortization of intangible assets increased $13.5 million, or 243%, to $19.1 million in 1996 due primarily to the AmeriServ acquisition. As a percent of net sales, this income measure rose slightly from 1.4% in 1995 to 1.5% in 1996, due primarily to the operating expense margin improvements discussed above.

     Amortization of intangible assets increased $3.5 million to $4.8 million in 1996 reflecting the amortization of intangible assets arising from the allocation of the AmeriServ purchase price.

     Interest expense net of interest income increased $7.1 million to $11.0 million in 1996, reflecting interest on additional debt primarily to finance the acquisition of AmeriServ.

     Provision for income taxes represents estimated current income taxes payable. The Company's net deferred tax assets are offset entirely by a valuation allowance, reflecting the Company's net operating loss carryforward position.

     Net income increased $2.0 million to $2.5 million in 1996, reflecting the operating income from the acquired AmeriServ business, partially offset by the increased interest expense.

LIQUIDITY AND CAPITAL RESOURCES

     Capital resources are expected to be sufficient to support ongoing business needs as well as activities to integrate acquisitions. These resources include cash provided by operating activities, capital lease financing of capital expenditures, cash and cash equivalents on hand, capital contributions from NEHC and an available revolving credit facility of approximately $137 million at March 15, 1998.

  Fiscal 1997 compared to Fiscal 1996

     Net cash provided by operating activities increased $61.6 million to $62.8 million in 1997. Net cash provided by operating activities in 1997 included $13.6 million in cash outflows for bridge financing fees, commitment fees related to the accounts receivable sale program and other indirect costs associated with the acquisition of PFS and $7.2 million of cash extraordinary loss. Excluding these nonrecurring items, net cash provided by operating activities was $83.6 million in 1997, compared to $1.2 million in 1996. This increase reflects favorable working capital changes due primarily to timing of payments as well as the cash earnings generated by the PFS operations, partially offset by higher interest payments.

     Unusual charges in 1997 also included $12.4 million in noncash impairment of property, equipment and other assets and $13.4 million in restructuring
(exit) cost accruals for future lease terminations and employee severance. These exit costs represent cash outflows in future periods.

     Net cash used for investing activities increased $772.8 million to $877.8 million in 1997 reflecting the $841 million acquisition of PFS. Capital expenditures increased $10.4 million to $22.9 million in 1997, driven by the impact of the acquisition of PFS as well as additional warehouse capacity. Cash capital expenditures (excluding capital leases) are expected to approximate $50 million in 1998, including spending related to new computer systems, warehouse equipment purchases and leasehold improvements.

     Net cash provided by financing activities in 1997 reflected debt and equity financing transactions to support both the acquisition of PFS and future capital needs and to refinance existing borrowings. The debt transactions included issuance in July 1997 of $500 million of 10 1/8% Senior Subordinated Notes due 2007 and $205 million in term loans. The term loans were repaid in October 1997 with proceeds from issuance of $350 million of 8 7/8% Senior Notes due 2006. Also included in net cash provided by financing activities is $225 million in proceeds from the initial sale under the accounts receivable program described above. NEHC, the Company's parent, provided $130 million in equity financing.

  Fiscal 1996 compared to Fiscal 1995

     Net cash provided by operating activities decreased $3.3 million to $1.2 million in 1996. This change reflected an increase in working capital required to service the customer base of the acquired AmeriServ business, partially offset by an increase in cash earnings driven by the AmeriServ acquisition.

     Net cash used for investing activities increased $99.4 million to $105.0 million in 1996 reflecting the $92.9 million acquisition of AmeriServ. Capital expenditures increased $10.0 million to $12.5 million in 1996 as a result of expenditures to modify and expand certain distribution centers.

     Net cash provided by financing activities in 1996 reflected a net increase of $120 million in borrowings under the Company's credit facilities and proceeds of $30 million from the issuance of preferred stock to fund the acquisition of AmeriServ and refinance existing borrowings.

SEASONALITY AND INFLATION

     Historically, the Company's sales and operating results have reflected seasonal variations. The Company experiences lower net sales and income from operations in the first and fourth quarters, with the effects being more pronounced in the first quarter. Additionally, the effect of these seasonal variations is more pronounced in regions where winter weather is generally more inclement.

     Inflation has not had a significant impact on the Company's operations. Food price deflation could adversely affect the Company's profitability as a significant portion of the Company's sales are at prices based on product cost plus a percentage markup. The Company has not experienced significant adverse effects of food price deflation in recent years.

COMPUTER SYSTEMS AND POTENTIAL YEAR 2000 ISSUE

     An important component of the consolidation effort is the replacement of most existing management information systems with a new software platform and hardware configuration. The new computer system will complement the consolidation effort by providing the flexibility to support the varied processes of the combined business as well as allowing greater centralization of support functions. The Company expects to incur significant internal staff costs as well as significant consulting and other expenditures to implement the new system. Another critical benefit of the new system is that it replaces applications that are not Year 2000 compliant. The implementation of the new system is underway and expected to be completed in mid-1999. Because of the Year 2000 issue, a delay in the implementation of the new system could have a significant adverse impact on the Company's operations. Further, the Company is working with vendors and customers who are at various stages in analyzing this issue. There can be no assurance that the systems of other companies on which the Company's systems rely on or interface with will be timely converted. While the cost to implement the new system is significant ($40-50 million), the anticipated expenses to resolve Year 2000 issues with other peripheral systems used by the Company are not expected to be significant.

                                  THE BUSINESS

     AmeriServe is a wholly-owned subsidiary of NEHC. NEHC is also the parent company of Holberg Warehouse Properties, Inc., a Delaware corporation ("HWPI"). AmeriServe accounts for substantially all of NEHC's assets and NEHC conducts substantially all of its business through AmeriServe. HWPI's sole operation consists of owning two distribution centers occupied by AmeriServe. AmeriServe operates in a single business segment, as described below.

     NEHC is a wholly owned subsidiary of Nebco Evans Distributors, Inc. ("NED"), which is a majority owned subsidiary (92.9%) of Holberg. Holberg is a privately held diversified service company with subsidiaries operating within the food service distribution and parking services industries in North America. Holberg was formed in 1986 to acquire and manage food service distribution businesses. Holberg acquired NEBCO in 1986. NEBCO acquired Evans in January 1990 and the combined company was renamed NEBCO EVANS Distribution, Inc. NEBCO EVANS acquired L.L. Distribution Systems Inc. in 1990, Condon Supply Company in 1991 and AmeriServ, a distributor of food products and supplies to chain restaurants in such systems as Wendy's, Dairy Queen, Burger King, KFC and Applebee's, in January 1996. In conjunction with the AmeriServ acquisition, on January 25, 1996, NEHC was formed as a wholly-owned subsidiary of NED and acquired all of the stock of NEBCO EVANS. In April 1997, NEBCO EVANS, a Nebraska corporation, changed its name to AmeriServe Food Distribution, Inc.

     AmeriServe is North America's largest systems foodservice distributor specializing in distribution to chain restaurants. The Company is the primary supplier to its customers of a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods, cleaning supplies and equipment. The Company currently serves over 30 different restaurant chains and over 25,500 restaurant locations in North America. The Company has had long-standing relationships with such leading restaurant concepts as Pizza Hut, Taco Bell, KFC, Wendy's, Burger King, Dairy Queen, Subway and Applebee's.

     On July 11, 1997, the Company consummated the PFS Acquisition. PFS distributed food products and supplies and restaurant equipment to franchised and company-operated restaurants in the Pizza Hut, Taco Bell and KFC systems. These systems were spun-off by PepsiCo in October 1997 and are now operating as Tricon. In addition, in connection with the PFS Acquisition, the Company entered into the Distribution Agreement whereby it became the exclusive distributor of selected products until July 11, 2002 to the approximately 9,800 Pizza Hut, Taco Bell and KFC restaurants in the continental United States owned by Pizza Hut, Inc., Taco Bell Corp., Kentucky Fried Chicken Corporation and, Kentucky Fried Chicken of California, Inc. (all subsidiaries of Tricon) and their subsidiaries (the foregoing, collectively, the "Tricon Subsidiaries,") and previously serviced by PFS. In October 1997, AmeriServe also acquired PFS de Mexico, S.A. de C.V., a regional systems food service distributor based in Mexico City, Mexico for $8.0 million.

     On July 11, 1997, in connection with the PFS Acquisition, the Company issued and sold $500.0 million principal amount of Senior Subordinated Notes. The Senior Subordinated Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. On December 12, 1997, the Company consummated an offer to exchange the Senior Subordinated Notes for new Senior Subordinated Notes, which are registered under the Securities Act with terms substantially identical to the Senior Subordinated Notes. See Note 6 to the historical financial statements of the Company included elsewhere herein.

     On October 15, 1997, AmeriServe issued and sold $350,000,000 in aggregate principal amount at maturity of Senior Notes pursuant to the Senior Note Indenture. The Senior Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. On December 12, 1997, AmeriServe consummated an offer to exchange the Senior Notes for new Senior Notes, which are registered under the Securities Act, with terms substantially identical to the Senior Notes. See Note 6 to the historical financial statements of the Company included elsewhere herein.

     On December 28, 1997, pursuant to an Agreement and Plan of Merger by and among Nebraska AmeriServe, AmeriServ and Post, Nebraska AmeriServe merged with and into AmeriServ and Post merged with and into AmeriServ, in each case with AmeriServ, a Delaware corporation, as the surviving corporation. In the mergers, AmeriServ changed its name to AmeriServe Food Distribution, Inc. In the mergers, all of the outstanding equity securities of AmeriServ and Post were cancelled, and all of the outstanding equity securities of Nebraska AmeriServe were converted into substantially identical securities of the Company. The Company effected the mergers to rationalize its corporate organization and to reduce various compliance and regulatory costs arising from having subsidiaries incorporated in various jurisdictions and to move its jurisdiction of incorporation from Nebraska to Delaware.

RECENT DEVELOPMENTS

     On January 29, 1998, AmeriServe, Steamboat Acquisition Corp., a newly formed Delaware corporation and wholly owned subsidiary of AmeriServe, and ProSource entered into the Merger Agreement pursuant to which AmeriServe will acquire all outstanding shares of ProSource for cash. ProSource provides foodservice distribution to restaurants in North America. ProSource also provides purchasing and logistics services to the foodservice market in North America. ProSource's 3,400 employees serve approximately 12,700 restaurants, including Burger King, Chick-fil-A, Chili's, Long John Silver's, Olive Garden, Red Lobster, Sonic, TCBY, TGI Friday's and Wendy's, from a nationwide network of distribution centers and its Corporate Support Center in Coral Gables, Florida. The ProSource Acquisition is subject to the approval of ProSource's stockholders and certain other customary conditions. In connection with the Merger Agreement, certain stockholders of ProSource have entered into a voting agreement with AmeriServe pursuant to which such stockholders have agreed to vote their shares in favor of the ProSource Acquisition. Such shares are sufficient to assure the approval of the ProSource Acquisition. ProSource and AmeriServe have been granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

FOODSERVICE DISTRIBUTION INDUSTRY

     The foodservice distribution business involves the purchasing, receiving, warehousing, marketing, selecting, loading and delivery of fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and preprocessed produce, beverages, dairy products, paper goods, cleaning supplies, equipment and other supplies from manufacturers and vendors to a broad range of enterprises, including restaurants, cafeterias, nursing homes, hospitals, other health care facilities and schools (but generally does not include supermarkets and other retail grocery stores). The United States foodservice distribution industry was estimated to generate $134 billion in sales in 1997.

     Within the foodservice distribution industry, there are two primary types of distributors: broadline foodservice distributors and specialist foodservice distributors, such as the Company. Broadline foodservice distributors service a wide variety of customers including both independent and chain restaurants, schools, cafeterias and hospitals. Broadline distributors may purchase and inventory as many as 25,000 different food and food-related items. Customers utilizing broadline foodservice distributors typically purchase inventory from several distributors. Specialist foodservice distributors may be segregated into three categories: product specialists, which distribute a limited number of products (such as produce or meat); market specialists, which distribute to one type of restaurant (such as Mexican); and systems specialists, which focus on one type of customer (such as chain restaurants or health care facilities).

     The Company operates as a systems distributor that specializes in servicing chain restaurants. Systems specialists, such as the Company, typically purchase and inventory between 1,100 and 5,500 different food and food-related items and often serve as a single source of supply for their customers. Broadline food service distributors generally rely on sales representatives who must call on customers regularly. Systems distributors, however, regularly process orders electronically without the need for a sales representative's involvement.

BUSINESS STRATEGY

     The Company's objective is to continue to grow net sales and EBITDA by implementing the following key elements of its business strategy:

    - Continue to Pursue Internal and External Growth Opportunities. The Company intends to continue to grow through a combination of the development of new business from existing customers, the addition of new chains, international expansion and selective acquisitions.

             Growth From Existing Chains. As the primary foodservice distributor to most of its customers, the Company expects to benefit from the continued growth of the domestic chain restaurant industry, the fastest growing sector of the restaurant industry. From 1985 to 1995, the chain restaurant segment experienced an approximately 7.4% net sales CAGR, which exceeds the estimated 3.0% CAGR experienced by the overall restaurant industry. The Company expects to realize growth from its existing base of customers and concepts primarily due to: (i) increased traffic within existing restaurants; (ii) the addition of new product lines; (iii) new restaurant development and restaurant acquisitions by existing customers; and (iv) the addition of new customers within concepts currently serviced by the Company.

             Growth Through Addition of New Chains. The Company continually monitors the marketplace for opportunities to expand its portfolio of customers and concepts. The Company targets (i) chains operating in geographic areas where the Company could benefit from increased customer density, further enhancing its operating leverage, and (ii) concepts that could benefit from the Company's national presence and superior customer service. In April 1997, the Company began operating under a recently awarded three-year exclusive contract to provide foodservice distribution to over 2,600 Arby's restaurants nationwide. In addition, the Company plans to pursue additional export opportunities and further expand its operations in international markets. After giving effect to the PFS Acquisition, the Company exports products from its distribution centers in the United States to approximately 65 foreign countries.

             Pursue Selective Acquisition Opportunities. As North America's largest systems foodservice distributor serving chain restaurants, the Company believes it is well positioned to capitalize on the consolidation taking place in the fragmented foodservice distribution industry. The number of foodservice distributors has decreased from approximately 3,600 in 1985 to approximately 3,000 in 1997, with a significant increase in the market shares of the largest distributors. The Company intends to continue to make strategic fold-in acquisitions in order to augment its operations in existing markets, enhance customer density and further reduce costs, and may also make larger acquisitions as appropriate opportunities arise.

    - Capitalize on the Benefits of the PFS and ProSource
      Acquisitions. Management believes that combining the operations of AmeriServe, PFS and ProSource will present it with opportunities to eliminate duplicative costs and realign the Company's distribution center network to effectively capitalize on economies of scale and the benefits of higher customer density. Management has identified approximately $25 million of annual cost savings as a result of the PFS Acquisition, which it believes it can achieve through the elimination of general and administrative expenses and the consolidation of distribution centers in certain markets. In connection with the PFS Acquisition, the Company expects to reduce the number of current distribution centers from 40 to
      25. In addition, the five-year Distribution Agreement further secures the Company's customer base and provides for a long-term contract covering approximately 40% of the Company's pro forma 1997 sales (assuming the inclusion of PFS and Post for the full year).

    - Continue to Maximize Operating Leverage. As the largest systems foodservice distributor in North America, the Company pursues a low-cost operating strategy based primarily on achieving economies of scale in the areas of warehousing, transportation, general and administrative functions and management information systems. The Company generates significant operating leverage by utilizing large distribution centers strategically within each of its geographic markets, enabling it to: (i) service multiple concepts from the same warehouse; (ii) maximize the density of restaurants served from each facility; (iii) optimize delivery routes;
      (iv) invest in advanced technology, which increases operational efficiencies and enhances customer service; and (v) manage inventory more efficiently.

    - Continue to Provide Superior Customer Service. The Company believes it enjoys a reputation for providing consistent, high quality service based on its customer focus, its commitment to service excellence and the depth of its management team. The Company has successfully implemented a decentralized management structure that enables the Company to respond quickly and flexibly to local customer needs. The Company typically interacts with its customers on a daily basis, and generally makes multiple deliveries to each restaurant each week. The Company measures daily its service performance by continuously monitoring the accuracy and promptness of deliveries. The Company's advanced computer systems are linked to many of its customers' locations, enabling customers to communicate electronically with the Company, thereby reducing the Company's administrative costs, and enabling it to more efficiently respond to customers' needs. In addition, the Company's national presence allows it to provide consistent and reliable service to national restaurant concepts with geographically diverse locations.

CUSTOMERS

     The Company's customers are generally individual franchisees or franchiser-owned restaurants of chain restaurant concepts. The Company's customers include over 30 restaurant concepts with over 25,500 restaurant locations prior to the ProSource Acquisition. The corporate owner or franchiser of the restaurant concept generally reserves the right to designate one or more approved foodservice distributors within a geographic region, and each franchisee is typically allowed to select its foodservice distributor from such approved list.

     Including sales to franchiser-owned and franchised restaurants, the Company's sales to the following restaurant concepts as an approximate percentage of total pro forma sales (including PFS for all of 1997 and Post for all of 1996 and 1997 but without giving effect to the ProSource acquisition) were:

                                                              1996    1997
                                                              ----    ----
Pizza Hut...................................................   --      28%
Taco Bell...................................................   --      28%
KFC.........................................................    9%     13%
Wendy's.....................................................   35%     11%
Burger King.................................................   17%      5%

     On a pro forma basis, assuming the inclusion of PFS and Post for the full year, restaurants owned by the Tricon Subsidiaries would have accounted for approximately 40% of the Company's 1997 sales. No other customer accounted for more than 10% of 1997 sales on either a pro forma or reported basis. One customer, a franchiser, accounted for approximately 11% of 1996 net sales on a reported basis.

     The Distribution Agreement entered into with the Tricon Subsidiaries provides the Company with exclusive distribution rights for certain restaurant products to approximately 9,800 Pizza Hut, Taco Bell and KFC restaurants for a five-year term expiring on July 11, 2002. Gross profit and net pretax profit on certain sales to Pizza Hut under the Distribution Agreement are limited. Tricon is actively engaged in the sale to franchisees of Taco Bell and Pizza Hut restaurants covered by the Distribution Agreement. While the Distribution Agreement provides that prior to such sales, such franchisees will enter into distribution agreements on substantially similar terms, there can be no assurance that the transition from company-operated to franchised status will not affect the Company's results. In addition, the Company's future results may be impacted by the planned closure of poorly performing Tricon Subsidiaries' restaurants announced by Tricon in December 1997.

     In January 1997, the Company entered into a three-year agreement, which became effective April 1997, to become the primary supplier to approximately 2,600 Arby's restaurants nationwide. The Company services these restaurants together with three other cooperating distributors. The cooperating distributors currently serve Arby's restaurants located outside the Company's pre-PFS Acquisition primary service territories.

OPERATIONS AND DISTRIBUTION

     The Company's operations generally can be categorized into three business processes: product replenishment, product storage and order fulfillment. Product replenishment involves the management of logistics from the vendors through the delivery of products to the Company's distribution centers. Product storage involves the warehousing and rotation of temperature-controlled inventory at the distribution centers pending sale to customers. Order fulfillment involves all activities from customer order placement and selecting and loading through delivery from the distribution centers to the restaurant location. Supporting these processes is the Company's nationwide network of 40 distribution centers, its fleet of approximately 900 tractors and 1,200 trailers and its management information systems. Substantially all of the Company's products are purchased, stored and delivered in sealed cases which the Company does not open or alter. In connection with the PFS Acquisition, the Company expects to reduce the number of current distribution centers from 40 to 25. In order to accomplish this consolidation, the Company will operate its business in new and larger facilities. See Note 3 to the historical financial statements of the Company included elsewhere herein.

  Product Replenishment

     While the Company is responsible for purchasing products to be delivered to its customers, chain restaurants typically approve the vendors and negotiate the price for their proprietary products. The Company determines the distribution centers that will warehouse products for each customer and the quantities in which such products will be purchased. Order quantities for each product are systematically determined for each distribution center, taking into account both recent sales history and projected customer demand. The distribution centers selected to serve a customer are based on the location of the restaurants to be serviced.

  Product Storage

     The Company currently warehouses approximately 1,100 to 5,500 stock keeping units ("SKU's") (excluding the redistribution and equipment distribution centers) for its customers at 40 facilities in 33 metropolitan areas. Upon receipt of the product at the distribution centers, the product is inspected and stored on pallets, in racks or in bulk in the appropriate temperature-controlled environment. Products stored at the distribution centers are generally not reserved for a specific customer. Rather, customer orders are filled from the common inventory at the relevant distribution center. The Company's computer systems continuously monitor inventory levels in an effort to maintain optimal levels, taking into account required service levels, buying opportunities and capital requirements. Each distribution center contains ambient, refrigerated (including cool docks) and frozen space, as well as offices for operations, sales and customer service personnel and a computer network, accessing systems at other distribution centers and the Company's corporate support centers.

     A majority of the Company's distribution centers are between 100,000 to 200,000 square feet with approximately 20% refrigerated storage space, 30% frozen storage space and 50% dry storage area. The Company uses sophisticated logistics programs to strategically locate new distribution centers in areas near key highways with specific consideration given to the proximity of customers and suppliers. The Company also employs consultants in distribution center layout and product flow to design the distribution center with the objective of maximizing product throughput. The Company estimates that each distribution center can effectively service customers within a 350 mile radius, although the Company's objective is to service customers within a 150 mile radius. The Company expects to begin operations at a new distribution center in Orlando, Florida (269,000 sq. ft.) in April 1998. The Company expects to begin operations at a new distribution center in Denver, Colorado (161,000 sq. ft.) in September, 1998.

  Order Fulfillment

     The Company places a significant emphasis on providing high quality service in order fulfillment. By providing high quality service and reliability, the Company believes it can reduce the number of reorders and redeliveries, reducing costs for both the Company and its customers. Each restaurant places product orders based on recent usage, estimated sales and existing restaurant inventories. The Company uses its management information systems to continually update routes and delivery times with each customer in order to lower fulfillment costs. Product orders are placed with the Company one to three times a week either through the Company's customer service representatives or through electronic transmission using specially designed software. Many of the restaurants served by the Company transmit product orders electronically.

     Once ordered by the customer, products are picked and labeled at each distribution center, and the products are generally placed on a pallet for the loading of outbound trailers. Delivery routes are scheduled to both fully utilize the trailer's load capacity and minimize the number of miles driven in order to exploit the cost benefit of customer density.

  Fleet

     The Company operates a fleet of approximately 900 tractors and 1,200 trailers. The Company leases approximately 300 of the tractors from General Electric Capital Corp. pursuant to full-service leases that include maintenance, licensing and fuel tax reporting. The Company owns approximately 600 tractors and approximately 800 trailers. The remaining trailers are leased under similar full-service leases from a variety of leasing companies. Lease terms average six years for new tractors and nine years for new trailers.

     Most of the Company's tractors contain onboard computers. The computers assist in managing fleet operations and provide expense controls, automated service level data collection and real-time driver feedback, thereby enhancing the Company's service level to customers. Data from the onboard computers are loaded into the routing software after each route in order to continually optimize the route structure. Substantially all of the Company's trailers contain three temperature-controlled compartments, which allow the Company to simultaneously deliver frozen food, refrigerated food and dry goods.

  Management Information Systems

     AmeriServe and the former PFS business currently operate with different computer systems. AmeriServe utilizes a variety of personal computers and IBM AS/400-based software applications. PFS also operates with a variety of applications, the core of which are mainframe-based. Both companies have invested significantly in their systems, and both consider their systems to be among the leaders in the industry. Programs in use include various customized and special-purpose applications, such as warehouse management tools, remote order entry, automated replenishment, delivery routing, and onboard computers for delivery trucks.

     The Company is in the process of replacing its core applications with software from J.D. Edwards in order to integrate the systems of AmeriServe and PFS. This conversion process is expected to be substantially completed by mid-1999 and will result in all of the Company's distribution centers operating with the same computer systems and the same operating policies and practices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Computer Systems and Potential Year 2000 Issue."

  Procurement, Logistics and Re-Distribution

     The Company procures a wide range of food, paper and cleaning products for ultimate distribution to its chain restaurant customers. These products include fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and preprocessed produce, beverages, dairy products, paper goods, cleaning supplies and equipment. The Company also operates two re-distribution centers for the purpose of purchasing slow-moving inventory items and consolidating these items into full truckload shipments to the Company's distribution centers nationally, as well as to customers outside the Company. The re-distribution division has been approved as a national consolidation point for Burger King, Dairy Queen, Arby's, KFC and other chains. The Company also offers re-distribution services to customers outside of the continental United States.

     The Company operates a freight logistics division for the purpose of achieving the lowest landed costs to its distribution centers through the review of purchase orders generated at the various distribution centers. The Company generates freight savings through leveraged purchasing, with key carriers operating in defined traffic lanes. This division also provides logistical services to a substantial number of customers outside of the Company on a fee basis. Current inbound purchase orders controlled by this division exceed 2,500 truckloads monthly. Further, the Company operates a nationally registered common carrier fleet of temperature-controlled tractor-trailer units. This division serves as a "core-carrier" to several national food manufacturers and is an integral part of the Company's inbound freight logistics initiative.

MARKETING AND CUSTOMER SERVICE

     The Company employs national and regional marketing representatives who service existing customers, as well as focus on developing new customers from among other restaurant concepts. Additionally, each division president and certain members of senior management are active in maintaining relationships with current and potential customers. The Company compensates its sales and marketing representatives under various compensation plans, which combine a base pay with an incentive bonus.

     The Company's customer service activities are highly customized to the unique needs of each customer. Each customer has a dedicated account manager who is responsible for overseeing all of a customer's needs and coordinating the services provided to such customer. In order to manage problem resolution, the Company tracks customer calls to ensure that appropriate action and follow-up occur. The Company's representatives travel frequently to the customer's restaurant or office for regularly scheduled meetings and key project reviews to ensure close coordination between the Company and the customer.

     A key component of the Company's marketing plan is the use of customized information systems to improve customer service, and to assist the customer in the daily operation of its business. The Company utilizes on-line order entry inventory systems, which permit the Company to simultaneously take orders, compare the order to previous orders, track and replenish inventory and schedule the delivery. In addition to placing orders, certain customers may also access their own accounts, and inventory information, and print copies of order acknowledgments, invoices and account statements. This electronic data interchange system provides certain customers with access to the Company's information systems at their convenience and enables the Company to accept orders 24 hours a day, seven days a week. The electronic data interchange not only allows for greater efficiencies, but also produces reduced administrative expenses and fewer ordering errors.

COMPETITION

     The foodservice distribution industry is highly competitive. Competitors include other systems distribution companies focused on the chain restaurants and captive, multi-unit franchiser-owned distribution companies and broadline foodservice distributors.

     The Company competes directly with other systems specialists that target chain restaurant concepts. The Company's principal competitors are ProSource, Inc., Sysco Corporation's Sygma division, Marriott Distribution Services Inc., Alliant Foodservice Inc., Performance Food Group, U.S. Foodservice (formerly JP Foodservice), McLane Company, Inc. and MBM Corp. The Company also competes with regional and local distributors in the foodservice industry, principally for business from franchisee-owned chain restaurants. National and regional chain restaurant concepts typically receive service from one or more systems distributors. Distributors are appointed or approved to service these concepts and/or their franchisees on either a national or regional basis. The Company believes that distributors in the foodservice industry compete on the basis of quality, reliability of service and price. Because a number of the Company's customers prefer a distributor that is able to service their restaurants on a nationwide basis, the Company believes it is in a strong position to retain and compete for national chain restaurant customers and concepts.

     Opportunities for growth by gaining access to new chains typically occur at the expense of a competitor and are awarded in a bid or negotiation situation, in which large blocks of business are awarded to the most efficient distributor. The Company believes that a key competitive advantage is continuously pursuing a strategy of being the low-cost provider of distribution and other value-added services within the industry.

LITIGATION

     From time to time the Company is involved in litigation relating to claims arising out of their normal business operations. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

REGULATORY MATTERS

     The Company is subject to a number of federal, state and local laws, regulations and codes, including those relating to the protection of human health and the environment, compliance with which has required, and will continue to require, capital and operating expenditures. The Company believes that it is in compliance, in all material respects, with all such laws, regulations and codes. The Company, however, is not able to predict the impact of any changes in the requirements or mode of enforcement of these laws, regulations and codes on its operating results.

ENVIRONMENTAL MATTERS

     Under applicable environmental laws, the Company may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to its distribution centers and the land on which its distribution centers are situated, regardless of whether the Company leases or owns the land in question and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant.

     The Company believes it currently conducts its business, and in the past has conducted its business, in substantial compliance with applicable environmental laws and regulations. In addition, compliance with federal, state and local laws enacted for protection of the environment has had no material effect on the Company. However, there can be no assurance that environmental conditions relating to prior, existing or future distribution centers or distribution center sites will not have a material adverse effect on the Company.

     In connection with the PFS Acquisition, the Company reviewed existing reports and retained environmental consultants to conduct an environmental audit of PFS's operations in order to identify conditions that could have material adverse effects on the Company. The Company has obtained final reports on the results of such audit with regard to PFS, which concluded that there are no environmental matters that are likely to have a material adverse effect on the Company.

EMPLOYEES

     As of December 27, 1997, the Company had approximately 5,000 full-time employees, approximately 500 of whom were employed in corporate support functions and approximately 4,500 of whom were warehouse, transportation, sales, and administrative staff at the distribution centers. As of such date, approximately 275 of the Company's employees were covered by two collective bargaining agreements. One such collective bargaining agreement, covering approximately 200 employees and which expired in January 1998 is in the process of being renewed. The other such collective bargaining agreement, covering approximately 75 employees, will expire at the end of November 1998. The Company has not experienced any labor disputes or work stoppages and believes that its relationships with its employees are good.

FACILITIES

     The Company currently operates 40 distribution centers located throughout the United States, Canada and Mexico and is constructing two new distribution centers as follows:

                                                             APPROXIMATE
LOCATION                                                     SQUARE FEET    LEASED/OWNED
--------                                                     -----------    ------------
Albany, NY.................................................    104,000         Leased
Albuquerque, NM............................................     65,000         Leased
Arlington, TX..............................................    105,600         Leased
Canton, MS.................................................     80,500         Leased

                                                             APPROXIMATE
LOCATION                                                     SQUARE FEET    LEASED/OWNED
--------                                                     -----------    ------------
Charlotte, NC..............................................    158,500          Owned
Charlotte, NC..............................................     91,771         Leased
Columbus, OH...............................................    143,903         Leased
Denver, CO.................................................    119,000         Leased
Denver, CO.................................................     74,360         Leased
Denver, CO(2)..............................................    165,000         Leased
Fort Worth, TX.............................................    113,000         Leased
Gainesville, FL............................................     53,000         Leased
Grand Rapids, MI...........................................    180,000          Owned
Gulfport, MS...............................................     63,792         Leased
Hebron, KY.................................................    124,000         Leased
Houston, TX................................................     69,800         Leased
Indianapolis, IN...........................................    115,200         Leased
Indianapolis, IN(3)........................................    180,100         Leased
Jacksonville, FL...........................................    119,600         Leased
Jonesboro, GA..............................................    124,076         Leased
Lemont, IL(1)..............................................    105,000         Leased
Lenexa, KS.................................................    105,600         Leased
Madison, WI(1).............................................    123,000         Leased
Manassas, VA...............................................    100,337          Owned
Memphis, TN................................................     70,750         Leased
Mexico City, MX............................................     35,000          Owned
Milwaukee, WI..............................................    123,185         Leased
Mississauga, Ontario.......................................     53,487         Leased
Mt. Holly, NJ..............................................    126,637         Leased
Norcross, GA...............................................    169,900          Owned
Novi, MI...................................................     72,830         Leased
Oklahoma City, OK (4)......................................     52,500         Leased
Omaha, NE (6)..............................................    105,000         Leased
Ontario, CA................................................    201,454         Leased
Orlando, FL(2).............................................    269,000         Leased
Orlando, FL................................................    115,240         Leased
Plymouth, MN...............................................    104,200         Leased
Portland, OR...............................................     81,815         Leased
Salt Lake City, UT.........................................     31,000         Leased
Stockton, CA...............................................    105,000         Leased
Tempe, AZ..................................................     67,660         Leased
Waukesha, WI(5)............................................    196,000         Leased

---------------
(1) Re-distribution facilities
(2) Under construction
(3) Restaurant equipment distribution center
(4) This facility is scheduled to close in April 1998.
(5) NEHC capital lease
(6) Owned by NEHC

     Within four years of December 27, 1997, two of the Company's distribution center leases are due to expire. The Company believes it will be able to renew expiring leases at reasonable rates in the future. In addition, in connection with the PFS Acquisition, the Company expects to reduce the number of current distribution centers from 40 to 25. In order to accomplish this integration and consolidation, the Company will operate its business in new and larger facilities. The Company believes its existing distribution centers, together with planned modifications, expansions and new distribution centers provide sufficient space to support the Company's expected expansion over the next several years.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of March 27, 1998, with respect to each person who is an executive officer, a significant employee, or director of AmeriServe:

          NAME             AGE                          TITLE
          ----             ---                          -----
John V. Holten...........   41    Director, Chairman and Chief Executive Officer
John R. Evans............   58    Director and Vice Chairman
Raymond E. Marshall......   48    Director, President and Treasurer
Daniel W. Crippen........   46    Director and Executive Vice President
Gunnar E. Klintberg......   49    Director and Assistant Secretary
A. Petter Ostberg........   36    Vice President
Diana M. Moog............   38    Senior Vice President and Chief Financial Officer
William F. Woodall.......   50    President and Chief Operating Officer, Procurement
                                    Group
Kurt E. Twining..........   42    Senior Vice President -- Human Resources
Kenneth W. Gerhardt......   47    Senior Vice President-Information Technology*
Kenneth R. Lane..........   50    Acting Chief Operating Officer
Kevin J. Rogan...........   46    Vice President, General Counsel and Secretary
Stanley J.
  Szlauderbach...........   49    Vice President and Controller
Leif F. Onarheim.........   62    Director
Peter T. Grauer..........   51    Director
Benoit Jamar.............   42    Director

---------------
* Mr. Gerhardt has announced his resignation effective April 15, 1998. A successor has not yet been named.

     John V. Holten. Mr. Holten has served as Chairman and Chief Executive Officer of Holberg since its inception in 1986 and of NEHC since its inception in 1996. Mr. Holten was Managing Director of DnC Capital Corporation, a merchant banking firm in New York City, from 1984 to 1986. Mr. Holten has been a member of the NEHC Board since 1996, and the AmeriServe Board since 1986.

     John R. Evans. Mr. Evans became President of Evans in 1971, and was named Chief Executive Officer of the combined company when Evans merged with NEBCO in 1990. Mr. Evans serves on the Board of Directors of each of M&I Northern Bank, Aerial Company, Inc., and AFI Inc. Mr. Evans has been an officer of NEHC and a member of the NEHC Board since 1996, and an officer of AmeriServe and a member of its Board since 1990.

     Raymond E. Marshall. Mr. Marshall has 28 years of food service distribution experience, including 24 years with AmeriServe or its predecessors. Mr. Marshall served as President and Chief Executive Officer of NEBCO from 1980 to 1989. Mr. Marshall has served as President of AmeriServe since 1990. Mr. Marshall serves on the Board of Directors of Independent Distributors of America ("IDA"). Mr. Marshall has been an officer of NEHC and a member of the NEHC Board since 1996, and a member of the AmeriServe Board since 1986.

     Daniel W. Crippen. Mr. Crippen has spent the last 21 years in the foodservice distribution business beginning with The Harry H. Post Company. In addition, Mr. Crippen was appointed to his present position as Executive Vice President of AmeriServe in 1997. He is Chairman of the Board of Directors of IDA. Mr. Crippen has been an officer of NEHC and a member of the NEHC Board since 1997, and an officer of AmeriServe and a member of its Board since 1997.

     Gunnar E. Klintberg. Mr. Klintberg has served as Vice Chairman of Holberg since its inception in 1986. Mr. Klintberg was a Managing Partner of DnC Capital Corporation, a merchant banking firm in New York City, from 1983 to 1986. Mr. Klintberg has been an officer of NEHC and a member of the NEHC Board since 1996, and an officer of AmeriServe and its Board since 1986.

     A. Petter Ostberg. Mr. Ostberg joined Holberg in 1994 and was appointed as Senior Vice President and Chief Financial Officer in 1997. Prior to joining Holberg, Mr. Ostberg held various finance positions from 1990 to 1994 with New York Cruise Lines, Inc., including Group Vice President, Treasurer and Secretary.

     Diana M. Moog. Ms. Moog was named Sr. Vice President and Chief Financial Officer in January 1998. Ms. Moog joined AmeriServe as Senior Vice President and Treasurer at the time of the PFS Acquisition in 1997. Previously, she had served as Vice President, Controller of PFS. Ms. Moog had held various positions at PepsiCo from 1989 to 1997 including Manager, Financial Reporting for PepsiCo and Assistant Controller, Frito-Lay.

     William F. Woodall. In 1982, Mr. Woodall became President of IDA, and in 1990 founded Chicago Consolidated Company. Mr. Woodall was appointed to his present position as President and Chief Operating Officer of Procurement Group at AmeriServe in 1996. He is currently on the Board of Directors of EMCO, Inc. and holds various other positions with industry organizations.

     Kurt E. Twining. Mr. Twining joined AmeriServe in 1997 as Senior Vice President-Human Resources in connection with the PFS Acquisition. Mr. Twining joined PFS in 1986 as Manager, Employee Relations. He then held positions of Manager, Staffing and Development; Director, Employee Relations; Senior Director, Employee Relations; Senior Director, Organization and Management Development; and Vice President, Field Human Resources and Safety.

     Kenneth R. Lane. Mr. Lane was named Acting Chief Operating Officer in November 1997. He joined AmeriServe in 1997 as a Senior Vice President in connection with the PFS Acquisition. The prior 24 years were spent with PepsiCo in positions including as PFS Vice President Operations, North, overseeing the Northern United States as well as international operations in Mexico, Canada and Puerto Rico.

     Kevin J. Rogan. Mr. Rogan joined AmeriServe in 1997 as its Vice President, General Counsel, and Secretary. Previously he worked at McKesson Corporation where he served as Vice President-Legal after McKesson acquired the assets of FoxMeyer Health Corporation for whom he served as Senior Vice President and General Counsel from 1994 through 1996. Previously, Mr. Rogan served as legal counsel to Grand Metropolitan, PLC and PepsiCo.

     Stanley J. Szlauderbach. Mr. Szlauderbach joined AmeriServe in 1996 as Vice President and Controller. Before joining AmeriServe, Mr. Szlauderbach spent 14 years at PepsiCo where his experience included eight years as Corporate Director, Financial Reporting and two years as Assistant Controller at Pizza Hut.

     Leif F. Onarheim. In 1996, Mr. Onarheim was elected chairman of NHO, the country's largest association of business and industry. From 1992 to 1997, Mr. Onarheim served as President of Norway's largest business school and was Vice Chairman of the Board of the Norwegian School of Management from 1980 to 1992. Mr. Onarheim served as CEO of Nora Industries. When Nora merged with Orkla Borregaard to form the Orkla Group in 1991, Onarheim briefly served as the new group's Chairman. The Orkla Group is one of Scandinavia's largest branded goods company with production facilities in the US, Germany, Poland and England. He serves as Chairman of the Board of Directors of H. Aschehoug & Co. publishers, Norwegian Fair, Netcom ASA and Narvesen ASA, Vice Chairman of Saga Petroleum ASA and is a board member of Wilhelm Wihelmsen Ltd. (shipping). He has been a director of NEHC since 1996, a director of AmeriServe since 1986, and a director of Holberg since 1997.

     Peter T. Grauer. Mr. Grauer has been a Managing Director of Donaldson, Lufkin & Jenrette Merchant Banking, Inc. since 1992. Mr. Grauer serves on the Board of Directors of each of Doane Products Co. and Total Renal Care, Inc. Mr. Grauer has been a member of the NEHC Board since 1996, and the AmeriServe Board since January 1996.

     Benoit Jamar. Mr. Jamar is a Managing Director in the Mergers & Acquisitions group at Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"). He joined DLJSC in 1989. Mr. Jamar has been a member of the NEHC Board since 1997, and the AmeriServe Board since 1997.

     The directors of AmeriServe are elected annually and each serves until his successor has been elected and qualified, or until his earlier death, resignation or removal. The officers of AmeriServe are elected by the Board of Directors, and each serves until his or her successor is elected and qualified, or until his or her death, resignation or removal.

EXECUTIVE COMPENSATION

     The following table sets forth the information for the three most recently completed fiscal years with regard to compensation for services rendered in all capacities to the Company by the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). Information set forth in the table reflects compensation earned by such individuals for services with the Company or its respective subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                          OTHER
                                                                          ANNUAL        ALL OTHER
                                       FISCAL    SALARY      BONUS     COMPENSATION    COMPENSATION
NAME AND PRINCIPAL POSITION             YEAR     ($)(1)       ($)          ($)            ($)(2)
---------------------------            ------    -------    -------    ------------    ------------
John V. Holten.......................    1997         --         --           --              --
  Chairman and Chief Executive
     Officer                             1996         --         --           --              --
                                         1995         --         --           --              --
Raymond E. Marshall..................    1997    301,375    500,000(3)   191,021(4)       11,600
  President and Treasurer                1996    273,793    265,000(5)        --          11,600
                                         1995    212,492    109,200           --          10,400
Daniel W. Crippen....................    1997    283,942    500,000(3)        --           9,659
  Executive Vice President               1996    246,764    265,076           --           9,659
                                         1995    202,538    129,464           --           9,788
Donald J. Rogers(6)..................    1997    190,811    350,000(3)    63,662(4)       11,600
  Chief Financial Officer                1996    158,629    125,000(5)    33,000(7)       11,600
  and Vice President                     1995    115,671     45,000       33,000(7)       10,400
John R. Evans........................    1997    260,000         --           --           4,800
  Vice Chairman                          1996    263,000         --           --           4,800
                                         1995    262,832         --           --           4,800

---------------
(1) The amounts shown in this column include amounts contributed by the Company to its 401(k) plan under a contribution matching program.

(2) The amounts shown in this column reflect premiums paid by the Company on behalf of Named Executive Officers for whole life insurance policies and annuities to which the Named Executive Officers are entitled to the cash surrender value.

(3) These amounts include discretionary cash bonuses paid by AmeriServe for services provided during 1997 in connection with the PFS Acquisition.

(4) These amounts were paid to Messrs. Marshall and Rogers to reimburse relocation expenses.

(5) These amounts include discretionary cash bonuses paid by Holberg for services provided during 1995 in connection with the acquisition of AmeriServ.

(6) As of January 5, 1998, Mr. Rogers is no longer an employee of NEHC or the Company.

(7) This amount reflects forgiveness by the Company of a portion of a $100,000 relocation assistance loan.

     The Company pays an annual management fee to Holberg for management services. The amount of this fee is not set or allocated with respect to any particular employee's compensation from Holberg.

DIRECTOR COMPENSATION

     Leif F. Onarheim is paid $15,000 per year to serve as a director of the Company. The other directors serve without compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company did not have a compensation committee in fiscal 1997. Executive officer compensation is determined by the Board of Directors of the Company. The Company intends to form a compensation committee in fiscal 1998. The members of such committee have not yet been determined. During fiscal 1997, no executive officer of the Company served as a member of the compensation committee of another entity.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Marshall's current employment agreement with the Company provides for a three year term, scheduled to lapse on January 1, 1999, with default annual renewals, and an annual base salary of $285,000, which will increase for 1998 to $315,000, plus an annual bonus to be determined by the Board of Directors after considering the Company's Reported Operating Profit (as defined in the employment agreement), plus participation in any employee benefit plans sponsored by the Company. Mr. Marshall agrees not to disclose confidential information for so long as such information remains competitively sensitive. During the term of the employment agreement and for one year after its termination, Mr. Marshall agrees not to render services to, or have any ownership interest in, any business which is competitive with the Company. Mr. Marshall's employment agreement does not contain any change of control provisions.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All of the Company's common stock is owned by NEHC. The following table sets forth certain information as of March 27, 1998, regarding the beneficial ownership of the common stock of NEHC by (i) each person known to NEHC to own beneficially more than 5% of any class of the common stock of NEHC, (ii) each director of NEHC, (iii) each Named Executive Officer of NEHC and (iv) all executive officers and directors of NEHC as a group. All information with respect to beneficial ownership has been furnished to NEHC by the respective stockholders of NEHC. Except as otherwise indicated in the footnotes, each beneficial owner has the sole power to vote and to dispose of all shares held by such holder.

                                                  AMOUNT AND NATURE              PERCENT OF SHARES
           NAME AND ADDRESS                    OF BENEFICIAL OWNERSHIP              OUTSTANDING
           ----------------                    -----------------------           -----------------
NED....................................  6,508 shares of Class A Common Stock           100%(+)
                                         1,733 shares of Class B Common Stock           100%(+)
Orkla ASA ("Orkla")....................                  (1)
DLJ Merchant Banking Partners, L.P. and
  certain of its affiliates
  ("DLJMB")............................  Warrants to purchase 3,540 shares of            30%(++)
                                                 Class A Common Stock
                                          Warrants to purchase 370 shares of             30%(++)
                                                 Class B Common Stock
Holberg................................   Warrants to purchase 753 shares of              6%(++)
                                                 Class A Common Stock
John V. Holten.........................                  (2)
Daniel W. Crippen......................                  (3)
John R. Evans..........................                   --
Peter T. Grauer........................                  (4)
Benoit Jamar...........................                  (4)
Gunnar E. Klintberg....................                  (5)
Raymond E. Marshall....................                  (6)
Leif F. Onarheim.......................                  (7)

---------------
(+) Computed with respect to the currently outstanding shares of Class A common stock of NEHC (the "Class A Common Stock") and Class B Common Stock of NEHC (the "Class B Common Stock"), and without taking into account any options or convertible interests of NEHC.

(++) Computed with respect to the currently outstanding shares of Class A Common
     Stock and Class B Common Stock of NEHC and the warrants held by DLJMB and Holberg, but without taking into account any other options or convertible interests of NEHC. On January 6, 1998, Holberg consummated a repurchase from DLJMB and affiliates of (i) 49% of the Junior Preferred Stock acquired by DLJMB and affiliates in connection with the PFS Acquisition ("Certain Relationships and Related Party Transactions"), and (ii) warrants conferring the right to acquire 753.30 shares of the Class A Common Stock.

(1) Orkla owns approximately 7% of the outstanding common stock of NED, and has an additional interest in the common stock of NED of approximately 8% through certain warrants to purchase such common stock. In addition, Orkla owns approximately 30% of the outstanding common stock of Holberg (which itself owns the balance of the common stock of NED not owned directly by Orkla and has an additional interest in the common stock of NED of approximately 75% through certain preferred stock convertible into common stock), and an additional interest in the common stock of Holberg of approximately 17% through certain preferred stock convertible into common stock. The warrant and convertible interests described in this note have been computed based upon the outstanding common shares of NED and Holberg, without taking into account any options or convertible interests of NED or Holberg. Orkla also has certain contractual rights as to NED and NEHC pursuant to an Amended and Restated Investors Agreement, dated as of July 11, 1997, among DLJMB, NEHC, NED, Holberg, Holberg Incorporated ("Incorporated") and Orkla.

(2) Mr. Holten owns all of the outstanding common stock of Incorporated, the corporate parent of Holberg, which entity owns approximately 70% of the outstanding common stock of Holberg, and an additional interest in the common stock of Holberg of approximately 25% through certain preferred stock convertible into common stock. As noted above, Holberg owns approximately 93% of the outstanding NED common stock and has an additional interest through certain preferred stock convertible into common stock. The convertible interests described in this note have been computed based upon the outstanding common shares of Holberg and NED, without taking into account any options or convertible interests of Holberg or NED.

(3) Mr. Crippen owns shares of a series of convertible preferred stock of NEHC that, if converted, would result in his ownership of approximately 1.6% of the outstanding common stock of NEHC, taking into account the actually outstanding shares and the warrants held by DLJMB.

(4) Messrs. Grauer and Jamar are Managing Directors of DLJSC, and may be considered to have beneficial ownership of the interests of DLJMB in the Company and NEHC. Messrs. Grauer and Jamar disclaim such beneficial ownership.

(5) Mr. Klintberg is an officer and director of NED and certain of its corporate parents, but disclaims beneficial ownership of any of the shares owned by NED.

(6) Mr. Marshall has an interest of 5% in NED through certain options that have been granted to him by NED. Such interest has been computed based upon the outstanding common shares of NED, without taking into account any options or convertible interests of NED.

(7) Mr. Onarheim has an interest of less than 1% in NED through certain options that have been granted to him by NED. Such interest has been computed based upon the outstanding common shares of NED, without taking into account any options or convertible interests of NED. Mr. Onarheim has also had a long affiliation with Orkla and acts as Orkla's representative on the Board of Directors of the Company and NEHC, but disclaims beneficial ownership of any interests held by Orkla.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     DLJMB, an affiliate of DLJSC, and certain of its affiliates beneficially own approximately 30% of the common stock of NEHC. Mr. Grauer, a principal of DLJSC, is a member of the Board of Directors of NEHC and the Company; Mr. Jamar, a principal of DLJSC, is a member of the Board of Directors of NEHC and the Company. Holberg indirectly owns a majority of the issued and outstanding capital stock of NEHC. See "Security Ownership of Certain Beneficial Owners and Management." Subject to the rights of holders of Preferred Stock, Holberg and affiliates of DLJSC collectively have sufficient voting power to elect the entire Board of Directors of each of NEHC, and through NEHC, the Company.

     In connection with the PFS Acquisition, DLJSC received a merger advisory fee of $4.0 million in cash from the Company upon consummation of the PFS Acquisition and related financings. An affiliate of DLJ also received customary fees in connection with their commitment to finance a portion of the purchase price for PFS, in the event that the Company could not arrange alternative financing prior to the closing.

     In connection with the Credit Facility, DLJ Capital Funding, Inc., an affiliate of DLJSC, acted as documentation agent for which it received certain customary fees and expenses. (See Note 6 to the historical financial statements of the Company included elsewhere herein.)

     DLJSC has acted as an initial purchaser in connection with each of the offerings of the Senior Discount Notes, the Senior Subordinated Notes, the Senior Notes and the Preferred Stock for which it received certain customary underwriting fees and discounts.

     In connection with the ProSource acquisition, it is expected that DLJSC will receive a merger advisory fee from the Company, at such time as the acquisition is consummated.

     Holberg has received customary investment banking and advisory fees from the Company and its affiliates in connection with certain prior transactions, including a $4.0 million merger advisory fee in connection with the PFS Acquisition. Holberg also received fees of $1.0 million in connection with the offering of the Senior Notes.

     Holberg also receives an annual management fee from the Company of $4.0 million, commencing in 1997. In addition, in connection with the ProSource acquisition, it is expected that Holberg will receive a merger advisory fee from the Company, at such time as the acquisition is consummated.

     A portion of the net proceeds of NEHC's sale of preferred stock on March 6, 1998 was used to finance the repurchase cost of certain other classes of NEHC preferred stock held by Holberg and certain affiliates of DLJSC and certain preferred stock held by NED.

     With the January 1996 acquisition of AmeriServ, the Company acquired a minority interest in Post Holdings Company ("Post Holdings"), a 93.6% owner of Post. On November 25, 1996 NEHC acquired: (i) the Company's ownership interest in Post Holdings; and (ii) Daniel W. Crippen's 50% ownership of Post Holdings. In connection with this transaction, Mr. Crippen, the Company's and NEHC's Executive Vice President, received $4.4 million ($2.0 million cash and $2.4 million in NEHC 8% Senior Convertible Preferred Stock) in exchange for his 50% equity interest in Post Holdings.

     In connection with the PFS Acquisition: (i) the remaining 6.4% of the capital stock outstanding of Post was acquired from the minority stockholder;
(ii) a dividend of $4.7 million was declared to eliminate the intercompany balance between Post and NEHC; (iii) all of the capital stock of Post was transferred to AmeriServ, then a wholly-owned subsidiary of the Company; (iv) Post's $10.6 million of outstanding indebtedness was refinanced; and (v) AmeriServ's investment in NEHC preferred stock of $2.5 million was cancelled.

     In connection with the PFS Acquisition, NEHC contributed $130.0 million of cash to the Company. This contribution was financed in part through NEHC's sale of the Senior Discount Notes, 13 1/2% Senior Exchangeable Preferred Stock and the 15% Junior Exchangeable Preferred Stock, as well as warrants to purchase NEHC Class A Common Stock, to affiliates of DLJSC. On January 6, 1998, Holberg purchased from DLJ Merchant Banking Partners II, L.P. and certain of its affiliates ("DLJMBII") warrants to purchase

753.30 shares of Class A Common Stock, which had originally been issued to DLJMBII in connection with the PFS Acquisition in July 1997.

     In addition to the equity contribution to AmeriServe, the proceeds from the offering of the Senior Discount Notes were used to redeem the 12 1/2% Senior Secured Notes of NEHC (the "Old NEHC Notes"), with an initial purchase amount of $22.0 million beneficially owned by DLJMB and Old NEHC Notes, with an initial principal amount of $8.0 million held by Orkla. The respective accrued principal and interest of the Old NEHC Notes held by DLJMB and Orkla as of June 28, 1997 were $26.2 million and $9.5 million, respectively.

     In connection with the PFS Acquisition, NEHC contributed to the Company an aggregate principal amount of $45.0 million of outstanding non-convertible preferred stock of the Company.

     Prior to the PFS Acquisition, HWPI was owned 55% by Holberg and 45% by the Company. In connection with the PFS Acquisition, NEHC purchased for $1.5 million Holberg's 55% interest in HWPI. HWPI's sole operations consist of owning two distribution centers, located in Omaha, Nebraska and Waukesha, Wisconsin, occupied by the Company.

     The Company leases a warehouse and office facility in Waukesha, Wisconsin from an affiliated partnership owned by certain former shareholders of an acquired company, including Mr. John Evans, for approximately $810,000 per year through May 31, 2008.

     The Company and Holberg also periodically engage in bi-lateral interest-bearing loans and advances. See Note 12 to the historical financial statements of AmeriServe included elsewhere herein.

     See "Plan of Distribution."

                          DESCRIPTION OF INDEBTEDNESS

     The following sets forth information concerning the Company's indebtedness, other than the Notes, outstanding immediately following the consummation of the Refinancing.

ACCOUNTS RECEIVABLE PROGRAM

     In connection with the PFS Acquisition, the Company entered into the Accounts Receivable Program (the "Accounts Receivable Program"). The Accounts Receivable Program is structured as an off-balance sheet financing for accounting purposes.

     Under the Accounts Receivable Program, the Company transfers to AmeriServe Funding Corporation ("AmeriServe Funding"), a wholly-owned, special purpose bankruptcy-remote subsidiary, on a daily basis, all of the trade receivables (the "Receivables") generated by the Company and/or one or more of its subsidiaries. AmeriServe Funding then sells the receivables to a master trust, AmeriServe Master Trust (the "Trust"), which issued a series of certificates representing an undivided interest in the assets of the Trust. The certificates were purchased by any of (i) Bank of America, (ii) a commercial paper conduit administered by Bank of America National Trust and Savings Association ("Bank of America NT&SA"), and/or (iii) a group of banks (all of the foregoing, collectively, referred to as the "Banks").

     Up to $225.0 million of proceeds are presently available under the Accounts Receivable Program. However, when the Company satisfies certain reporting requirements, up to $250.0 million of total proceeds will be available. The Company expects to create an additional accounts receivable program for the sale of up to $150.0 million of accounts receivable in connection with the ProSource Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Pro Forma." The Accounts Receivable Program is available to AmeriServe Funding for five years from the closing of the PFS Acquisition, subject to early termination in accordance with the terms of the transaction documents.

     All of the Receivables are transferred on a daily basis to AmeriServe Funding. The exchange price for the Receivables conveyed to AmeriServe Funding is a dollar amount equal to the aggregate unpaid balance of the Receivables less a discount specified in the transaction documents. AmeriServe Funding may also pay the exchange price for such Receivables by increasing the principal amount of notes payable by it to the Company and subsidiaries of the Company rather than paying cash for such Receivables. Certain of the Receivables have been transferred by the Company to AmeriServe Funding as a contribution of capital. AmeriServe Funding (and the Trust, in turn) has obtained first priority, perfected ownership interests in the Receivables, and any related security and proceeds thereof. The Company serves as the initial master servicer of the Accounts Receivable Program.

     The Banks' yield on their Invested Amount will be based on either LIBOR or a Base Rate plus a margin. The "Invested Amount" generally will be calculated as the sum of the purchase prices paid by the Banks from time to time for undivided interests in the Receivables in the Trust, reduced by the aggregate amount of distributions made to the Banks on account of principal. As of September 27, 1997, the Banks' yield would have been 6.656%.

     A non-usage fee of 3/8 of 1% per annum on a daily average of (i) the aggregate commitments of the Banks under the Accounts Receivable Program minus
(ii) the Invested Amount is payable by AmeriServe Funding monthly in arrears.

     Prior to termination of the Banks' commitment under the Accounts Receivable Program, AmeriServe Funding may cause the Trust to sell undivided interests in the Receivables to the Banks from time to time so long as certain conditions are satisfied, including, without limitation, that after giving effect to such sale, the Invested Amount (less amounts held in certain Trust accounts) would not exceed the Base Amount. The "Base Amount" generally will be equal to the result of (a)(i) the Net Eligible Receivables, times (ii) 100% minus the Applicable Reserve Ratio, minus (b) the Carrying Cost Receivables Reserve. The "Net Eligible Receivables" generally will be calculated as the aggregate unpaid balance of Receivables held by the Trust that satisfy certain eligibility criteria, less unapplied cash held by the Trust, less funds not yet made available by lockbox banks holding collections on Receivables, less the aggregate amount of excess concentrations of Receivables as specified in the transaction documents. The "Applicable Reserve Ratio" will be calculated consistent with the trade receivable rating methodology of Standard & Poor's and/or Duff & Phelps, will incorporate specified loss reserve ratios and dilution reserve ratios, and will be subject to a floor of 15%. The "Carrying Cost Receivables Reserve" generally will be calculated to reflect interest payable to the Banks, the servicing fee payable from the Assets of the Trust, certain accrued and unpaid expenses and certain additional amounts based on days sales outstanding.

     The Accounts Receivable Program contains customary conditions, including, without limitation, delivery of true sale and non-consolidation opinions. In addition, Bank of America NT&SA has been satisfied that structural enhancements are in place so that the Accounts Receivable Program satisfies, at a minimum, the "BBB" rating criteria of Standard & Poor's and/or Duff & Phelps. The Accounts Receivable Program also contains customary termination events, including, without limitation, bankruptcy or insolvency of the Company or AmeriServe Funding, cross-acceleration to other material indebtedness of the Company and Receivables performance triggers.

CREDIT FACILITY

     The Company has entered into a senior credit facility (the "Credit Facility"), pursuant to which the Company has available a new revolving credit facility (the "Revolving Credit Facility"). The undrawn amount of $150.0 million under the Revolving Credit Facility is available for working capital and general corporate purposes, including the issuance of letters of credit, which were $13.5 million at March 15, 1998 subject to the achievement of certain financial ratios and compliance with certain conditions.

     The initial interest rate for borrowings under the Revolving Credit Facility was, at the option of the Company, LIBOR plus 2.50% or the Base Rate plus 1.25%. The initial rates for borrowings under the Revolving Credit Facility remained in effect until December 31, 1997, and now may be reduced according to a pricing grid contained in the Credit Facility agreements. The Company may elect interest periods of one, two, three or six months for LIBOR borrowings. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of the Base Rate Loans based on the Administrative Agent's "reference rate") and interest shall be payable at the end of each interest period and, in any event, at least every three months or 90 days, as the case may be. The "Base Rate" is the higher of (i) the Administrative Agent's reference rate and (ii) the Federal Funds Effective Rate plus one-half of 1%. LIBOR will at all times include statutory reserves to the extent actually incurred.

     NEHC and all domestic subsidiaries of the Company guarantee indebtedness under the Credit Facility (the "Guarantors"). All extensions of credit under the Credit Facility to the Company and guaranties of subsidiaries of the Company are secured by all existing and after acquired personal property (other than accounts receivable transferred in connection with the Accounts Receivable Program or any securitization refinancing of the Accounts Receivable Program) of the Company and its subsidiaries, including all outstanding capital stock of the Company and of all of its domestic subsidiaries, 65% of outstanding capital stock of the Company's foreign subsidiaries and any intercompany debt obligations, and, subject to exceptions to be agreed upon all existing and after-acquired real property fee and leasehold interests. NEHC's guaranty is secured by a pledge of all outstanding capital stock of the Company. With certain exceptions, NEHC, the Company and its subsidiaries are prohibited from pledging any of their assets other than under the Credit Facility agreements.

     Under the Credit Facility, the letter of credit fee is 2.50% per annum for standby letters of credit, which will be shared by all Lenders, and an additional 0.25% per annum to be retained by the issuing bank for issuing the standby letters of credit, based upon the amount available for drawing under outstanding standby letters of credit. After December 31, 1997, adjustments in the letter of credit fees described above may be made, according to a pricing grid contained in the Credit Facility agreements.

     Indebtedness under the Credit Facility may be prepaid in whole or in part without premium or penalty (subject in some cases to related breakage) and the Lenders' commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon.

     The Company is required to make the following mandatory prepayments and permanent reduction of the commitments under the Revolving Credit Facility (subject to certain exceptions and basket amounts set forth in the Credit Facility): (a) with respect to asset sales, prepayments in an amount equal to 100% of (i) the net after-tax cash proceeds of the sale or other disposition of any property or assets of the Company or any of its subsidiaries other than net cash proceeds of sales or certain other dispositions in the ordinary course of business, or (ii) the net after-tax cash proceeds in excess of $275 million from the sale or other disposition of receivables payable upon receipt; (b) with respect to debt financings of the Company or any of its subsidiaries, prepayments in an amount equal to 100% of the net cash proceeds received from such debt financings (excluding, among other things, the Senior Subordinated Notes and, with respect to the Revolving Credit Facility, the Senior Notes), payable upon receipt; (c) with respect to equity offerings of the Company or any of its subsidiaries, prepayments in an amount equal to 50% of the net cash proceeds received from the issuance of such equity securities, payable upon receipt; and (d) with respect to Excess Cash Flow (as defined in the Credit Facility), prepayments in an amount equal to 50% of Excess Cash Flow, payable within 90 days of fiscal year-end.

     The Credit Facility contains customary and appropriate representations and warranties, including without limitation those relating to due organization and authorization, no conflicts, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, environmental liabilities and full disclosure.

     The Credit Facility also contains customary and appropriate conditions to all borrowings under the Revolving Credit Facility including requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, and the absence of any default or potential event of default.

     The Credit Facility also contains customary affirmative and negative covenants (including, where appropriate, certain exceptions and baskets), including but not limited to furnishing information and limitations on other indebtedness, liens, investments, guarantees, restricted payments, restructuring and reserve costs, mergers and acquisitions, sales of assets, capital expenditures, leases, and affiliate transactions. The Credit Facility also contains financial covenants relating to minimum interest coverage; minimum fixed charge coverage; and maximum leverage.

     Events of default under the Credit Facility include those relating to: (a) non-payment of interest, principal or fees payable under the Credit Facility;
(b) non-performance of certain covenants; (c) cross default to other material debt of the Company and its subsidiaries; (d) bankruptcy or insolvency; (e) judgments in excess of specified amounts; (f) impairment of security interests in collateral; (g) invalidity of guarantees; (h) materially inaccurate or false representations or warranties; and (i) change of control.

                              DESCRIPTION OF NOTES

SENIOR NOTES

GENERAL

     The Senior Notes were issued pursuant to the Senior Note Indenture among the Company, the direct or indirect domestic Restricted Subsidiaries of the Company (together, the "Subsidiary Guarantors"), and the Senior Note Trustee. The terms of the Senior Notes include those stated in the Senior Note Indenture and those made part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Notes are subject to all such terms, and Holders of Senior Notes are referred to the Senior Note Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Senior Note Indenture does not purport to be complete and is qualified in its entirety by reference to the Senior Note Indenture, including the definitions therein of certain terms used below. Copies of the Senior Note Indenture are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

     The Senior Notes are general unsecured obligations of the Company and rank pari passu in right of payment with all current and future unsecured senior Indebtedness of the Company. The Company's obligations under the Senior Notes are fully and unconditionally guaranteed (the "Senior Note Guarantees") on a senior unsecured basis by, and are joint and several obligations of, the Subsidiary Guarantors. See "--Senior Note Guarantees." As of December 27, 1997, on a pro forma basis giving effect to the ProSource Acquisition, the Senior Notes and the Senior Note Guarantees would have been effectively subordinated to approximately $29.2 million of secured obligations of the Company and the Subsidiary Guarantors. The Senior Note Indenture permits the incurrence of additional secured Indebtedness in the future.

     The operations of the Company are conducted in part through its Subsidiaries, and the Company may, therefore, be dependent upon the cash flow of its Subsidiaries to meet its debt obligations, including its obligations under the Senior Notes. All of the existing domestic Restricted Subsidiaries of the Company are, and all future domestic Restricted Subsidiaries are expected to be, Subsidiary Guarantors. As of the date of the Senior Note Indenture, all of the Company's Subsidiaries, except for the Receivables Subsidiary, are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Senior Note Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Senior Notes are limited in aggregate principal amount to $350.0 million and mature on October 15, 2006. Interest on the Senior Notes accrues at the rate of 8 7/8% per annum and is payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 1998, to Holders of record on the immediately preceding April 1 and October 1. Interest on the Senior Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from October 15, 1997. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and Liquidated Damages, if any, and interest on the Senior Notes is payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; provided that all payments of principal, premium and Liquidated Damages, if any, and interest with respect to Senior Notes the Holders of which have given wire transfer instructions to the Company are required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York is the office of the Trustee maintained for such purpose. The Senior Notes are issued in denominations of $1,000 and integral multiples thereof.

SENIOR NOTE GUARANTEES

     The Company's payment obligations under the Senior Notes are fully and unconditionally guaranteed by the Subsidiary Guarantors on a joint and several basis. The Senior Note Guarantees are general unsecured obligations of the Subsidiary Guarantors, rank senior in right of payment to all subordinated Indebtedness of the Subsidiary Guarantors and pari passu in right of payment to all existing and future senior Indebtedness of the Subsidiary Guarantors, if any. The obligations of any Subsidiary Guarantor under its Senior Note Guarantee are limited so as not to constitute a fraudulent conveyance under applicable law.

     The Senior Note Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless, subject to the provisions of the following paragraph, (i) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Senior Notes and the Senior Note Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction; and
(iv) the Company would be permitted by virtue of its pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The requirements of clauses (iii) and (iv) of this paragraph will not apply in the case of a consolidation with or merger with or into (a) the Company or another Subsidiary Guarantor or (b) any other Person if the acquisition of all of the Equity Interests in such Person would have complied with the provisions of the covenants described below under the captions "--Certain Covenants--Restricted Payments" and "--Incurrence of Indebtedness and Issuance of Preferred Stock."

     The Senior Note Indenture provides that (a) in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, or (b) in the event that the Company designates a Subsidiary Guarantor to be an Unrestricted Subsidiary, or such Subsidiary Guarantor ceases to be a Subsidiary of the Company, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor or any such designation) or the entity acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Senior Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at the Option of Holders." In the case of a sale, assignment, lease, transfer, conveyance or other disposition of all or substantially all of the assets of a Subsidiary Guarantor, upon the assumption provided for in clause (ii) of the covenant described under the caption "--Certain Covenants--Merger, Consolidation, or Sale of Assets," such Subsidiary Guarantor shall be discharged from all further liability and obligation under the Senior Note Indenture.

OPTIONAL REDEMPTION

     The Senior Notes are not redeemable at the Company's option prior to April 15, 2002. Thereafter, the Senior Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................   104.438%
2003........................................................   102.219%
2004 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, at any time prior to October 15, 2000, the Company may redeem up to 33% of the original aggregate principal amount of Senior Notes at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of a Public Equity Offering; provided that at least 67% of the original aggregate principal amount of Senior Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of such Public Equity Offering.

SELECTION AND NOTICE

     If less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

REPURCHASE AT THE OPTION OF HOLDERS

     Change of Control

     Upon the occurrence of a Change of Control, each Holder of Senior Notes has the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof.

     The Change of Control provisions described above are applicable whether or not any other provisions of the Senior Note Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Note Indenture does not contain provisions that permit the Holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Note Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of that phrase under applicable law. Accordingly, the ability of a Holder of Senior Notes to require the Company to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale other than transfers of Receivables to a Receivables Subsidiary in connection with a Receivables Transaction unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently repay Senior Debt (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings), or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness under the Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute

"Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Senior Note Indenture. To the extent that the aggregate amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

     Restricted Payments

     The Senior Note Indenture provides that from and after the date of the Senior Note Indenture the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Senior Notes (other than Senior Notes), except scheduled payments of interest or principal at Stated Maturity of such Indebtedness; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) if any Unrestricted Subsidiary (A) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (B) pays any cash dividends or cash distributions to the Company or any of its Restricted Subsidiaries, 50% of any such cash dividends or cash distributions made after the date of the Indenture.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (v) the declaration or payment of dividends to NEHC for expenses incurred by NEHC or Holberg in its capacity as a holding company that are attributable to the operations of the Company and its Restricted Subsidiaries, including, without limitation, (a) customary salary, bonus and other benefits payable to officers and employees of NEHC or Holberg,
(b) fees and expenses paid to members of the Board of Directors of NEHC or Holberg, (c) general corporate overhead expenses of NEHC or Holberg, (d) foreign, federal, state or local tax liabilities paid by NEHC or Holberg, (e) management, consulting or advisory fees paid to Holberg not to exceed $4.0 million in any fiscal year, and (f) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of NEHC or Holberg held by any member of NEHC's or the Company's (or any of their Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Senior Note Indenture; provided, however, the aggregate amount paid pursuant to the foregoing clauses (a) through (f) does not exceed $7.0 million in any fiscal year; (vi) Investments in any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) engaged in a Permitted Business in an amount not to exceed $5.0 million; (vii) other Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed $2.0 million; (viii) Permitted Investments; (ix) payments to NEHC or Holberg pursuant to the tax sharing agreement among Holberg and other members of the affiliated corporations of which Holberg is the common parent; (x) optional and mandatory prepayments on any Indebtedness incurred under the Credit Facility or other senior secured Indebtedness allowed to be incurred pursuant to the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; or (xi) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the business currently operated by any Subsidiary Guarantor be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in good faith by the Board of Directors). Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such

Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee; such determination will be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Senior Note Indenture.

     Incurrence of Indebtedness and Issuance of Preferred Stock

     The Senior Note Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant do not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness represented by the Senior Subordinated Notes and the guarantees thereof, respectively;

          (ii) the incurrence by the Company of Indebtedness and letters of credit pursuant to the Credit Facility; provided that the aggregate principal amount of all such Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) outstanding under the Credit Facility after giving effect to such incurrence does not exceed the sum of $225.0 million plus the Borrowing Base.

          (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (iv) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Senior Notes and the Senior Note Guarantees, respectively;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such Assets), in an aggregate principal amount not to exceed $125.0 million;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Subsidiaries; provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (vi), does not exceed $5.0 million;

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Senior Note Indenture to be incurred;

          (viii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly-Owned Restricted Subsidiaries; provided, however, that
     (i) if the Company is the obligor on such Indebtedness and the payee is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

          (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging currency risk or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Senior
     Note Indenture to be outstanding;

          (x) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

          (xi) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

          (xii) Asset Sales in the form of Receivables Transactions;

          (xiii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (xiv) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability of all such Indebtedness shall at no time exceed 50% of the gross proceeds actually received by the Company or a Restricted Subsidiary in connection with such disposition;

          (xv) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (xvi) guarantees incurred in the ordinary course of business in an aggregate principal amount not to exceed $5.0 million at any time outstanding; and

          (xvii) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, including Attributable Debt incurred after the date of the Senior Note Indenture, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xvii), not to exceed $25.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Senior Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Senior Note Indenture, (b) the Credit Facility as in effect as of the date of the Senior
Note Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive in the aggregate (as determined by the Credit Agent in good faith) with respect to such dividend and other payment restrictions than those contained in the Credit Facility as in effect on the date of the Senior Note Indenture, (c) the Senior
Note Indenture and the Senior Notes, (d) any applicable law, rule, regulation or order, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Senior Note Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, and (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

     Merger, Consolidation, or Sale of Assets

     The Senior Note Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Notes and the Senior Note Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Senior Note Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly-Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

     Transactions with Affiliates

     The Senior Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") involving consideration in excess of $3.0 million unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Senior Note Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving either aggregate consideration in excess of $15.0 million or an aggregate consideration in excess of $10.0 million where there are no disinterested members of the Board of Directors, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following shall not be deemed Affiliate Transactions: (q) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (r) transactions between or among the Company and/or its Restricted Subsidiaries, (s) Permitted Investments and Restricted Payments that are permitted by the provisions of the Senior Note Indenture described above under the caption "--Restricted Payments,"
(t) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries, (u) annual management fees paid to Holberg not to exceed $5.0 million in any one year, (v) transactions pursuant to any contract or agreement in effect on the date of the Senior Note Indenture as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to the Company and its Restricted Subsidiaries than the contract or agreement as in effect on the Issue Date or is approved by a majority of the disinterested directors of NEHC, (w) transactions between the Company or its Restricted Subsidiaries on the one hand, and Holberg on the other hand, involving the provision of financial or advisory services by Holberg; provided that fees payable to Holberg do not exceed the usual and customary fees for similar services, (x) transactions between the Company or its Restricted Subsidiaries on the one hand, and Donaldson, Lufkin & Jenrette Securities Corporation or its Affiliates ("DLJ") on the other hand, involving the provision of financial, advisory, placement or underwriting services by DLJ; provided that fees payable to DLJ do not exceed the usual and customary fees of DLJ for similar services,
(y) the insurance arrangements between

NEHC and its Subsidiaries and an Affiliate of Holberg that are not less favorable to the Company or any of its Subsidiaries than those that are in effect on the date hereof provided such arrangements are conducted in the ordinary course of business consistent with past practices, and (z) payments under the tax sharing agreement among Holberg and other members of the affiliated group of corporations of which it is the common parent.

     Sale and Leaseback Transactions

     The Senior Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Senior Note Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

     Limitation on Issuances and Sales of Capital Stock of Wholly-Owned Restricted Subsidiaries

     The Senior Note Indenture provides that the Company (i) will not, and will not permit any Wholly-Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly-Owned Subsidiary of the Company to any Person (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly-Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales," and (ii) will not permit any Wholly-Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly-Owned Restricted Subsidiary of the Company.

     Limitations on Issuances of Guarantees of Indebtedness

     The Senior Note Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless either such Restricted Subsidiary (x) is a Subsidiary Guarantor or (y) simultaneously executes and delivers a supplemental indenture to the Senior Note Indenture providing for the Guarantee of the payment of the Senior Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Senior Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Senior Note Indenture. The form of such Guarantee will be attached as an exhibit to the Senior Note Indenture.

     Business Activities

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

     Additional Guarantees

     The Senior Note Indenture provides that (i) if the Company or any of its Restricted Subsidiaries shall, after the date of the Senior Note Indenture, transfer or cause to be transferred, including by way of any Investment, in one or a series of transactions (whether or not related), any assets, businesses, divisions, real property or equipment having an aggregate fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million to any Restricted Subsidiary that is not a Subsidiary Guarantor or a Foreign Subsidiary, (ii) if the Company or any of its Restricted Subsidiaries shall acquire another Restricted Subsidiary other than a Foreign Subsidiary having total assets with a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million, or (iii) if any Restricted Subsidiary other than a Foreign Subsidiary shall incur Acquired Debt in excess of $1.0 million, then the Company shall, at the time of such transfer, acquisition or incurrence, (i) cause such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Debt (if not then a Subsidiary Guarantor) to execute a Senior Note Guarantee of the Obligations of the Company under the Senior Notes in the form set forth in the Indenture and (ii) deliver to the Trustee an Opinion of Counsel, in form reasonably satisfactory to the Senior Note Trustee, that such Senior Note Guarantee is a valid, binding and enforceable obligation of such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Debt, subject to customary exceptions for bankruptcy, fraudulent conveyance and equitable principles. Notwithstanding the foregoing, the Company or any of its Restricted Subsidiaries may make a Restricted Investment in any Wholly-Owned Restricted Subsidiary of the Company without compliance with this covenant provided that such Restricted Investment is permitted by the covenant described under the caption, "--Restricted Payments."

     Reports

     The Senior Note Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Senior Notes are outstanding, the Company will furnish to the Holders of Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Senior Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Senior Note Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Senior Notes; (ii) default in payment when due of the principal of or premium, if any, on the Senior Notes;
(iii) failure by the Company to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Certain Covenants--Asset Sales," or "--Certain Covenants --Merger, Consolidation, or Sale of Assets"; (iv) failure by the Company for 30 days after notice from the Trustee or at least 25% in principal amount of the Senior Notes then outstanding to comply with the provisions described under the captions "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (v) failure by the Company for 60 days after notice from the Trustee or at least 25% in principal amount of the Senior Notes then outstanding to comply with any of its other agreements in the Senior Note Indenture or the Senior Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Senior Note Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (vii) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

     If any Event of Default occurs and is continuing, the Senior Note Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any of its Subsidiaries all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Senior Note Indenture or the Senior Notes except as provided in the Senior
Note Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Senior Note Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs prior to April 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Notes prior to April 15, 2002, then the premium specified in the Senior Note Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

     The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Senior Note Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Senior Note Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Senior Notes, the Senior Note Indenture, the Senior Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes and all obligations of the Subsidiary Guarantors under the Senior

Note Guarantees ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium and Liquidated Damages, if any, and interest on such Senior Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Senior Note Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Senior Note Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Senior Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Senior Note Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Liquidated Damages, if any, and interest on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Senior Note Trustee an opinion of counsel in the United States reasonably acceptable to the Senior Note Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Senior Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Senior Note Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Senior Note Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Senior Note Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Senior Note Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Senior Notes in accordance with the Senior Note Indenture. The Registrar and the Senior Note Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Senior Note Indenture. The Company is not required to transfer or exchange any Senior Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

     The registered Holder of a Senior Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture, the Senior Notes or the Senior Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing default or compliance with any provision of the Senior Note Indenture, the Senior Notes or the Senior Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder): (i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any Senior Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Senior Note payable in money other than that stated in the Senior Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of principal of or premium, if any, or interest on the Senior Notes; (vii) waive a redemption payment with respect to any Senior Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, the Company, the Subsidiary Guarantors and the Senior Note Trustee may amend or supplement the Indenture, the Senior Notes or the Senior Note Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Company's and the Subsidiary Guarantors' obligations to Holders of Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Senior Notes or that does not adversely affect the legal rights under the Senior Note Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Senior Notes Indenture under the Trust Indenture Act or to allow any Subsidiary to guarantee the Senior Notes.

CONCERNING THE SENIOR NOTE TRUSTEE

     The Senior Note Indenture contains certain limitations on the rights of the Senior Note Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Senior Note Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Note Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Senior Note Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request of any Holder of Senior Notes, unless such Holder shall have offered to the Senior Note Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Senior Note Indenture without charge by writing to AmeriServe, 14841 Dallas Parkway, Dallas, Texas 75240; Attention: Secretary.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices and other than a Receivables Transaction (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $3.0 million or (b) for net proceeds in excess of $3.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments" will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Borrowing Base" means, as of any date, an amount equal to the sum of (i) 85% of the sum of (a) the face amount of the Receivables of the Company and its Restricted Subsidiaries and (b) the book value of the Company's undivided interest in the assets of the AmeriServe Master Trust plus (ii) 65% of the book value of all inventory of the Company and the Restricted Subsidiaries, all calculated as of the end of the most recently completed month on a consolidated basis and in accordance with GAAP.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) securities quoted by the Nasdaq National Market or listed on a United States, Canadian or western European national securities exchange.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (v) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such

Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) in connection with any acquisition by the Company, projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in accordance with Article 11 of Regulation S-X of the Securities Act and evidenced by (A) in the case of cost reductions of less than $10.0 million, an Officers' Certificate delivered to the Trustee and (B) in the case of cost reductions of $10.0 million or more, a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, minus (vi) non-cash items increasing such Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,
(iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries for purposes of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and shall be included for purposes of the covenant described under the caption "Restricted Payments" only to the extent of the amount of dividends or distributions paid in cash to the Company or one of its Restricted Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agent" means the Bank of America, in its capacity as Administrative Agent for the lenders party to the New Credit Facility, or any successor thereto or any person otherwise appointed.

     "Credit Facility" means that certain Credit Facility, dated as of July 11, 1997, by and among the Company and Bank of America, providing for up to $150.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the New Notes mature; provided, however, that any Capital Stock that would not qualify as Disqualified Stock but for change of control provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the holders of such Capital Stock than the provisions described under "--Change of Control" applicable to the Holders of the New Notes.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its

Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Insolvency or Liquidation Proceedings" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to the Company or to the creditors of the Company, as such, or to the assets of the Company, or (ii) any liquidation, dissolution, reorganization or winding up of the Company, whether voluntary or involuntary, and involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Senior Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any of the businesses and any other businesses related to the businesses engaged in by the Company and its respective Restricted Subsidiaries on the date of the Indenture.

     "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) loans and advances made after the date of the Indenture to Holberg Industries, Inc. not to exceed $10.0 million at any time outstanding;
(g) loans and advances made after the date of the Indenture to NEHC not to exceed $10.0 million at any time outstanding; and (h) other Investments made after the date of the Indenture in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h) that are at the time outstanding, not to exceed $10.0 million.

     "Permitted Liens" means (i) Liens securing Indebtedness under the Credit Facility that was permitted by the terms of the Indenture to be incurred or other Indebtedness allowed to be incurred under clause (ii) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(viii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary, and (ix) Liens on assets of Unrestricted Subsidiaries that (A) secure Non-Recourse Debt of Unrestricted Subsidiaries or (B) are incurred in connection with a Receivables Transaction.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) except for Indebtedness used to extend, refinance, renew, replace, defease or refund the Credit Facility, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means Holberg Industries, Inc., John V. Holten, Orkla, ASA, Nebco Evans Distributors, Inc., NEHC, DLJ Merchant Banking, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc., DLJ First ESC LLC, DLJ EAB Partners, L.P. and UK Investment Plan 1997 Partners.

     "Public Equity Offering" means a public offering of Equity Interests (other than Disqualified Stock) of (i) the Company; or (ii) NEHC to the extent the net proceeds thereof are contributed to the Company as a capital contribution, that, in each case, results in the net proceeds to the Company of at least $25.0 million.

     "Receivables" means, with respect to any Person or entity, all of the following property and interests in property of such Person or entity, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts, (ii) accounts receivable incurred in the ordinary course of business, including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services, no matter how evidenced, whether or not earned by performance, (iii) all rights to any goods or merchandise represented by any of the foregoing after creation of the foregoing, including, without limitation, returned or repossessed goods, (iv) all reserves and credit balances with respect to any such accounts receivable or account debtors, (v) all letters of credit, security or guarantees for any of the foregoing, (vi) all insurance policies or reports relating to any of the foregoing, (vii) all collection or deposit accounts relating to any of the foregoing, (viii) all proceeds of the foregoing and (ix) all books and records relating to any of the foregoing.

     "Receivables Subsidiary" means an Unrestricted Subsidiary exclusively engaged in Receivables Transactions and activities related thereto; provided, however, that (i) at no time shall the Company and its Subsidiaries have more than one Receivables Subsidiary and (ii) all Indebtedness or other borrowings of such Unrestricted Subsidiary shall be Non-Recourse Debt.

     "Receivables Transaction" means (i) the sale or other disposition to a third party of Receivables or an interest therein, or (ii) the sale or other disposition of Receivables or an interest therein to a Receivables Subsidiary followed by a financing transaction in connection with such sale or disposition of such Receivables (whether such financing transaction is effected by such Receivables Subsidiary or by a third party to whom such Receivables Subsidiary sells such Receivables or interests therein); provided that in each of the foregoing, the Company or its Subsidiaries receive at least 80% of the aggregate principal amount of any Receivables financed in such transaction.

     "Regulation S" means Regulation S promulgated under the Securities Act.

     "Regulation S Global Notes" means the Regulation S Temporary Global Notes or the Regulation S Permanent Global Notes as applicable.

     "Regulation S Permanent Global Notes" means the permanent global notes that are deposited with and registered in the name of the Depository or its nominee, representing a series of Notes sold in reliance on Regulation S.

     "Regulation S Temporary Global Notes" means the temporary global notes that are deposited with and registered in the name of the Depositary or its nominee, representing a series of Notes sold in reliance on Regulation S.

     "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "Reorganization Securities" means securities distributed to the Holders of the Senior Notes in an Insolvency or Liquidation Proceeding pursuant to a plan of reorganization consented to by each class of the Senior Debt, but only if all of the terms and conditions of such securities (including, without limitation, term, tenor, interest, amortization, subordination, standstills, covenants and defaults) are at least as favorable (and provide the same relative benefits) to the holders of Senior Debt and to the holders of any security distributed in such Insolvency or Liquidation Proceeding on account of any such Senior Debt as the terms and conditions of the New Notes and the Indenture are, and provide to the holders of Senior Debt.

     "Representative" means the Trustee, agent or representative for any Senior Debt.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Rule 144A Global Note" means a permanent global note that is deposited with and registered in the name of the Depository or its nominee, representing a series of Notes sold in reliance on Rule 144A.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantors" means all direct and indirect Restricted Subsidiaries of the Company.

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

SENIOR SUBORDINATED NOTES

GENERAL

     The Senior Subordinated Notes were issued pursuant to the Senior Subordinated Note Indenture among the Company, the direct or indirect domestic Restricted Subsidiaries of the Company (together, the "Subsidiary Guarantors"), and Senior Subordinated Note Trustee. The terms of the Senior Subordinated Notes include those stated in the Senior Subordinated Note Indenture and those made part of the Senior Subordinated Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Subordinated Notes are subject to all such terms, and Holders of Senior Subordinated Notes are referred to the Senior Subordinated Note Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Senior Subordinated Note Indenture does not purport to be complete and is qualified in its entirety by reference to the Senior Subordinated Note Indenture, including the definitions therein of certain terms used below. Copies of the Senior Subordinated Note Indenture are available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The Senior Subordinated Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company, including Indebtedness pursuant to the Credit Facility. The Company's obligations under the Senior Subordinated Notes are fully and unconditionally guaranteed (the "Senior Subordinated Note Guarantees") on a senior subordinated basis by, and are joint and several obligations of, the Subsidiary Guarantors. See "-- Senior Subordinated Note Guarantees." As of December 27, 1997 on a pro forma basis giving effect to the ProSource Acquisition, the Company would have had approximately $379.2 million of Senior Debt. The Senior Subordinated Note Indenture permits the incurrence of additional Senior Debt, pari passu Indebtedness and subordinated Indebtedness in the future.

     The operations of the Company are conducted in part through its Subsidiaries, and the Company may, therefore, be dependent upon the cash flow of its Subsidiaries to meet its debt obligations, including its obligations under the Senior Subordinated Notes. All of the existing domestic Restricted Subsidiaries of the Company are, and all future domestic Restricted Subsidiaries are expected to be, Subsidiary Guarantors. As of the date of the Senior Subordinated Note Indenture, all of the Company's Subsidiaries, except for the Receivables Subsidiary, are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Senior Subordinated Note Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Senior Subordinated Notes are limited in aggregate principal amount to $500.0 million and will mature on July 15, 2007. Interest on the Senior Subordinated Notes accrues at the rate of 10 1/8% per annum and is payable semi-annually in arrears on July 15 and January 15 of each year, commencing on January 15, 1998, to Holders of record on the immediately preceding July 1 and January 1. Interest on the Senior Subordinated Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from July 11, 1997. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and Liquidated Damages, if any, and interest on the Senior Subordinated Notes are payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and liquidated damages, if any, may be made by check mailed to the Holders of the Senior Subordinated Notes at their respective addresses set forth in the register of Holders of Senior Subordinated Notes; provided that all payments of principal, premium and Liquidated Damages, if any, and interest with respect to Senior Subordinated Notes the Holders of which have given wire transfer instructions to the Company are required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York is the office of the Senior Subordinated Note Trustee maintained for such purpose. The Senior Subordinated Notes are issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

     The payment of principal of, premium and liquidated damages, if any, and interest on the Senior Subordinated Notes is subordinated in right of payment, as set forth in the Senior Subordinated Note Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Senior Subordinated Note Indenture or thereafter created, incurred or assumed and all permissible renewals, extensions, refundings or refinancings thereof.

     The Senior Subordinated Note Indenture provides that, upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors in any Insolvency or Liquidation Proceeding with respect to the Company all amounts due or to become due under or with respect to all Senior Debt will first be paid in full in cash before any payment is made on account of the Senior Subordinated Notes, except that the Holders of Senior Subordinated Notes may receive Reorganization Securities. Upon any such Insolvency or Liquidation Proceeding, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Reorganization Securities), to which the Holders of the Senior Subordinated Notes or the Senior Subordinated Note Trustee would be entitled will be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the Senior Subordinated Notes or by the Senior Subordinated Note Trustee if received by them, directly to the holders of Senior Debt (pro rata to such holders on the basis of the amounts of Senior Debt held by such holders) or their Representative or Representatives, as their interests may appear, for application to the payment of the Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Debt.

     The Senior Subordinated Note Indenture provides that (a) in the event of and during the continuation of any default in the payment of principal of, interest or premium, if any, on any Senior Debt, or any Obligation owing from time to time under or in respect of Senior Debt, or in the event that any event of default (other than a payment default) with respect to any Senior Debt will have occurred and be continuing and will have resulted in such Senior Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or (b) if any event of default other than as described in clause (a) above with respect to any Designated Senior Debt will have occurred and be continuing permitting the holders of such Designated Senior Debt (or their Representative or Representatives) to declare such Designated Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, then no payment will be made by or on behalf of the Company on account of the Senior Subordinated Notes (other than payments in the form of Reorganization Securities) (x) in case of any payment or nonpayment default specified in (a), unless and until such default will have been cured or waived in writing in accordance with the instruments governing such Senior Debt or such acceleration will have been rescinded or annulled, or (y) in case of any nonpayment event of default specified in (b), during the period (a "Payment Blockage Period") commencing on the date the Company or the Senior Subordinated Note Trustee receives written notice (a "Payment Notice") of such event of default (which notice will be binding on the Senior Subordinated Note Trustee and the Holders of Senior Subordinated Notes as to the occurrence of such a payment default or nonpayment event of default) from the Credit Agent (or other holders of Designated Senior Debt or their Representative or Representatives) and ending on the earliest of (A) 179 days after such date, (B) the date, if any, on which such Designated Senior Debt to which such default relates is paid in full in cash or such default is cured or waived in writing in accordance with the instruments governing such Designated Senior Debt by the holders of such Designated Senior Debt and (C) the date on which the Senior Subordinated Note Trustee receives written notice from the Credit Agent (or other holders of Designated Senior Debt or their Representative or Representatives), as the case may be, terminating the Payment Blockage Period. During any consecutive 360-day period, the aggregate of all Payment Blockage Periods shall not exceed 179 days and there shall be a period of at least 181 consecutive days in each consecutive 360-day period when no Payment Blockage Period is in effect. No event of default which existed or was continuing with respect to the Senior Debt for which notice commencing a Payment Blockage Period was given on the date such Payment Blockage Period commenced shall be or be made the basis for the commencement of any subsequent Payment Blockage Period unless such event of default is cured or waived for a period of not less than 90 consecutive days.

     As a result of the subordination provisions described above, in the event of the Company's liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceeding or in an assignment for the benefit of the creditors or a marshalling of the assets and liabilities of the Company, Holders of Senior Subordinated Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk
Factors -- Subordination." The Senior Subordinated Note Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Restricted Subsidiaries can incur. See " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

SENIOR SUBORDINATED NOTE GUARANTEES

     The Company's payment obligations under the Senior Subordinated Notes are fully and unconditionally guaranteed by the Subsidiary Guarantors on a joint and several basis. The Senior Subordinated Note Guarantees are subordinated to the prior payment in full of all Senior Debt of each Subsidiary Guarantor (including such Subsidiary Guarantor's guarantee of the Credit Facility, if any) to the same extent that the Senior Subordinated Notes are subordinated to Senior Debt of the Company. The obligations of any Subsidiary Guarantor under its Senior Subordinated Note Guarantee are limited so as not to constitute a fraudulent conveyance under applicable law.

     The Senior Subordinated Note Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless, subject to the provisions of the following paragraph, (i) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Senior Subordinated Note Trustee, under the Senior Subordinated Notes and the Senior Subordinated Note Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction; and (iv) the Company would be permitted by virtue of its pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption " -- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The requirements of clauses (iii) and (iv) of this paragraph will not apply in the case of a consolidation with or merger with or into (a) the Company or another Subsidiary Guarantor or (b) any other Person if the acquisition of all of the Equity Interests in such Person would have complied with the provisions of the covenants described below under the captions " -- Certain
Covenants -- Restricted Payments" and " -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     The Senior Subordinated Note Indenture provides that (a) in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, or (b) in the event that the Company designates a Subsidiary Guarantor to be an Unrestricted Subsidiary, or such Subsidiary Guarantor ceases to be a Subsidiary of the Company, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor or any such designation) or the entity acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Senior Subordinated Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Senior Subordinated Note Indenture. See " -- Repurchase at the Option of Holders." In the case of a sale, assignment, lease, transfer, conveyance or other disposition of all or substantially all of the assets of a Subsidiary Guarantor, upon the assumption provided for in clause (ii) of the covenant described under the caption " -- Certain Covenants -- Merger, Consolidation, or Sale of Assets," such Subsidiary Guarantor shall be discharged from all further liability and obligation under the Senior Subordinated Note Indenture.

OPTIONAL REDEMPTION

     The Senior Subordinated Notes are not redeemable at the Company's option prior to July 15, 2002. Thereafter, the Senior Subordinated Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

                       YEAR                         PERCENTAGE
                       ----                         ----------
2002..............................................   105.063%
2003..............................................   103.375%
2004..............................................   101.688%
2005 and thereafter...............................   100.000%

     Notwithstanding the foregoing, at any time prior to July 15, 2000, the Company may redeem up to 33% of the original aggregate principal amount of Senior Subordinated Notes at a redemption price of 110.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of a Public Equity Offering; provided that at least 67% of the original aggregate principal amount of Senior Subordinated Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of such Public Equity Offering.

SELECTION AND NOTICE

     If less than all of the Senior Subordinated Notes are to be redeemed at any time, selection of Senior Subordinated Notes for redemption will be made by the Senior Subordinated Note Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Subordinated Notes are listed, or, if the Senior Subordinated Notes are not so listed, on a pro rata basis, by lot or by such method as the Senior Subordinated Note Trustee shall deem fair and appropriate; provided that no Senior Subordinated Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Subordinated Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note. Senior Subordinated Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Subordinated Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under " -- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of Senior Subordinated Notes has the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Subordinated Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior

Subordinated Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Senior Subordinated Note Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Subordinated Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Senior Subordinated Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Subordinated Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Senior Subordinated Note Trustee the Senior Subordinated Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Subordinated Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Senior Subordinated Notes so tendered the Change of Control Payment for such Senior Subordinated Notes, and the Senior Subordinated Note Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Subordinated Note equal in principal amount to any unpurchased portion of the Senior Subordinated Notes surrendered, if any; provided that each such new Senior Subordinated Note will be in a principal amount of $1,000 or an integral multiple thereof. The Senior Subordinated Note Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Senior Subordinated Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on, or as soon as practicable after, the Change of Control Payment Date.

     The Change of Control provisions described above are applicable whether or not any other provisions of the Senior Subordinated Note Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Subordinated Note Indenture does not contain provisions that permit the Holders of the Senior Subordinated Notes to require that the Company repurchase or redeem the Senior Subordinated Notes in the event of a takeover, recapitalization or similar transaction.

     The Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Senior Subordinated Notes, the Company could seek the consent of its lenders to purchase the Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing Senior Subordinated Notes. In such case, the Company's failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Senior Subordinated Note Indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the Senior Subordinated Note Indenture would likely restrict payments to the Holders of Senior Subordinated Notes. See "Description of Indebtedness."

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Subordinated Note Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of that phrase under applicable law. Accordingly, the ability of a Holder of Senior Subordinated Notes to require the Company to repurchase such Senior Subordinated Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

     The Senior Subordinated Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale other than transfers of Receivables to a Receivables Subsidiary in connection with a Receivables Transaction unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Senior Subordinated Note Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Subordinated Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently repay Senior Debt (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings), or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness under the Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Senior Subordinated Note Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of Senior Subordinated Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Subordinated Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Senior Subordinated Note Indenture. To the extent that the aggregate amount of Senior Subordinated Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Subordinated Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Senior Subordinated Note Trustee shall select the Senior Subordinated Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  Restricted Payments

     The Senior Subordinated Note Indenture provides that from and after the date of the Senior Subordinated Note Indenture the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Senior Subordinated Notes (other than the Notes), except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Senior Subordinated Note Indenture (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Senior Subordinated
     Note Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Senior Subordinated Note Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Senior Subordinated Note Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
     (B) the initial amount of such Restricted Investment, plus (iv) if any Unrestricted Subsidiary (A) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (B) pays any cash dividends or cash distributions to the Company or any of its Restricted Subsidiaries, 50% of any such cash dividends or cash distributions made after the date of the Senior Subordinated Note Indenture.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Senior Subordinated Note Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (v) the declaration or payment of dividends to NEHC for expenses incurred by NEHC or Holberg in its capacity as a holding company that are attributable to the operations of the Company and its Restricted Subsidiaries, including, without limitation, (a) customary salary, bonus and other benefits payable to officers and employees of NEHC or Holberg,
(b) fees and expenses paid to members of the Board of Directors of NEHC or Holberg, (c) general corporate overhead expenses of NEHC or Holberg, (d) foreign, federal, state or local tax liabilities paid by NEHC or Holberg, (e) management, consulting or advisory fees paid to Holberg not to exceed $4.0 million in any fiscal year, and
(f) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of NEHC or Holberg held by any member of NEHC's or the Company's (or any of their Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Senior Subordinated Note Indenture; provided, however, the aggregate amount paid pursuant to the foregoing clauses (a) through (f) does not exceed $7.0 million in any fiscal year; (vi) Investments in any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) engaged in a Permitted Business in an amount not to exceed $5.0 million; (vii) other Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed $2.0 million; (viii) Permitted Investments; (ix) payments to NEHC or Holberg pursuant to the tax sharing agreement among Holberg and other members of the affiliated corporations of which Holberg is the common parent; or (x) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the business currently operated by any Subsidiary Guarantor be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments are deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in good faith by the Board of Directors). Such designation is only permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Senior Subordinated Note Trustee; such determination will be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Senior Subordinated Note Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "-- Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Senior Subordinated Note Indenture.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Senior Subordinated Note Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Company of term Indebtedness under the Credit Facility; provided that the aggregate principal amount of all term Indebtedness outstanding under the Credit Facility after giving effect to such incurrence does not exceed the aggregate amount of term Indebtedness borrowed under the Credit Facility on July 11, 1997 less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under the Credit Facility (other than repayments that are immediately reborrowed) that have been made since July 11, 1997; provided that the foregoing proviso shall not limit the principal amount of Permitted Refinancing Indebtedness that may be incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i);

          (ii) the incurrence by the Company of revolving Indebtedness and letters of credit pursuant to the Credit Facility; provided that the aggregate principal amount of all revolving Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) outstanding under the Credit Facility after giving effect to such incurrence does not exceed $150.0 million; provided that the foregoing proviso shall not limit the principal amount of Permitted Refinancing Indebtedness that may be incurred to refinance or replace any Indebtedness incurred pursuant to this clause
     (ii);

          (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (iv) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Senior Subordinated Notes and the Senior Subordinated Note Guarantees, respectively;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such Assets), in an aggregate principal amount not to exceed $125.0 million;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Subsidiaries; provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (vi), does not exceed $5.0 million;

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Senior Subordinated Note Indenture to be incurred;

          (viii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly-Owned Restricted Subsidiaries; provided, however, that
     (i) if the Company is the obligor on such Indebtedness and the payee is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Subordinated Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and
     (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

          (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging currency risk or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Senior Subordinated Note Indenture to be outstanding;

          (x) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

          (xi) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

          (xii) Asset Sales in the form of Receivables Transactions;

          (xiii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (xiv) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability of all such Indebtedness shall at no time exceed 50% of the gross proceeds actually received by the Company or a Restricted Subsidiary in connection with such disposition;

          (xv) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (xvi) guarantees incurred in the ordinary course of business in an aggregate principal amount not to exceed $5.0 million at any time outstanding; and

          (xvii) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, including Attributable Debt incurred after the date of the Senior Subordinated Note Indenture, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xvii), not to exceed $25.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Liens

     The Senior Subordinated Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing trade payables or Indebtedness that does not constitute Senior Debt (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Senior Subordinated Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or
(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on July 11, 1997,
(b) the Credit Facility as in effect as of July 11, 1997, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive in the aggregate (as determined by the Credit Agent in good faith) with respect to such dividend and other payment restrictions than those contained in the Credit Facility as in effect on July 11, 1997, (c) the Senior Subordinated Note Indenture and the Senior Subordinated Notes, (d) any applicable law, rule, regulation or order,
(e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Senior Subordinated Note Indenture to be incurred,
(f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, and (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Merger, Consolidation, or Sale of Assets

     The Senior Subordinated Note Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Subordinated Notes and the Senior Subordinated Note Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Senior Subordinated Note Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly-Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

     The Senior Subordinated Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") involving consideration in excess of $3.0 million unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Senior Subordinated Note Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving either aggregate consideration in excess of $15.0 million or an aggregate consideration in excess of $10.0 million where there are no disinterested members of the Board of Directors, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following shall not be deemed Affiliate Transactions: (q) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (r) transactions between or among the Company and/or its Restricted Subsidiaries, (s) Permitted Investments and Restricted Payments that are permitted by the provisions of the Senior Subordinated Note Indenture described above under the caption
" -- Restricted Payments," (t) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries, (u) annual management fees paid to Holberg not to exceed $5.0 million in any one year, (v) transactions pursuant to any contract or agreement in effect on the date of the Senior Subordinated Note Indenture as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to the Company and its Restricted Subsidiaries than the contract or agreement as in effect on the Issue Date or is approved by a majority of the disinterested directors of NEHC, (w) transactions between the Company or its Restricted Subsidiaries on the one hand, and Holberg on the other hand, involving the provision of financial or advisory services by Holberg; provided that fees payable to Holberg do not exceed the usual and customary fees for similar services, (x) transactions between the Company or its Restricted Subsidiaries on the one hand, and Donaldson, Lufkin & Jenrette Securities Corporation or its Affiliates ("DLJ") on the other hand, involving the provision of financial, advisory, placement or underwriting services by DLJ; provided that fees payable to DLJ do not exceed the usual and customary fees of DLJ for similar services, (y) the insurance arrangements between NEHC and its Subsidiaries and an Affiliate of Holberg that are not less favorable to the Company or any of its Subsidiaries than those that are in effect on the date hereof provided such arrangements are conducted in the ordinary course of business consistent with past practices, and (z) payments under the tax sharing agreement among Holberg and other members of the affiliated group of corporations of which it is the common parent.

  Anti-Layering

     The Senior Subordinated Note Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both (a) subordinate or junior in right of payment to any Senior Debt and (b) senior in any respect in right of payment to the Senior Subordinated Notes and (ii) no Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both
(a) subordinate or junior in right of payment to its Senior Debt and (b) senior in right of payment to its Note Guarantee.

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

  Sale and Leaseback Transactions

     The Senior Subordinated Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption
" -- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption " -- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Senior Subordinated Note Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption " -- Repurchase at the Option of Holders -- Asset Sales."

  Limitation on Issuances and Sales of Capital Stock of Wholly-Owned Restricted Subsidiaries

     The Senior Subordinated Note Indenture provides that the Company (i) will not, and will not permit any Wholly-Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly-Owned Subsidiary of the Company to any Person (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly-Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption " -- Asset Sales," and (ii) will not permit any Wholly-Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly-Owned Restricted Subsidiary of the Company.

  Limitations on Issuances of Guarantees of Indebtedness

     The Senior Subordinated Note Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless either such Restricted Subsidiary (x) is a Subsidiary Guarantor or (y) simultaneously executes and delivers a supplemental indenture to the Senior Subordinated Note Indenture providing for the Guarantee of the payment of the Senior Subordinated Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Senior Subordinated Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Senior Subordinated Note Indenture. The form of such Guarantee is attached as an exhibit to the Senior Subordinated Note Indenture.

  Business Activities

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

  Additional Guarantees

     The Senior Subordinated Note Indenture provides that (i) if the Company or any of its Restricted Subsidiaries shall, after the date of the Senior Subordinated Note Indenture, transfer or cause to be transferred, including by way of any Investment, in one or a series of transactions (whether or not related),

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

any assets, businesses, divisions, real property or equipment having an aggregate fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million to any Restricted Subsidiary that is not a Subsidiary Guarantor or a Foreign Subsidiary, (ii) if the Company or any of its Restricted Subsidiaries shall acquire another Restricted Subsidiary other than a Foreign Subsidiary having total assets with a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million, or (iii) if any Restricted Subsidiary other than a Foreign Subsidiary shall incur Acquired Debt in excess of $1.0 million, then the Company shall, at the time of such transfer, acquisition or incurrence, (i) cause such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Debt (if not then a Subsidiary Guarantor) to execute a Senior Subordinated Note Guarantee of the Obligations of the Company under the Senior Subordinated Notes in the form set forth in the Senior Subordinated Note Indenture and (ii) deliver to the Senior Subordinated Note Trustee an Opinion of Counsel, in form reasonably satisfactory to the Senior Subordinated Note Trustee, that such Note Guarantee is a valid, binding and enforceable obligation of such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Debt, subject to customary exceptions for bankruptcy, fraudulent conveyance and equitable principles. Notwithstanding the foregoing, the Company or any of its Restricted Subsidiaries may make a Restricted Investment in any Wholly-Owned Restricted Subsidiary of the Company without compliance with this covenant provided that such Restricted Investment is permitted by the covenant described under the caption, " -- Restricted Payments."

  Reports

     The Senior Subordinated Note Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Senior Subordinated Notes are outstanding, the Company will furnish to the Holders of Senior Subordinated Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Senior Subordinated Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Senior Subordinated Note Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture); (iii) failure by the Company to comply with the provisions described under the captions " -- Repurchase at the Option of Holders -- Change of Control," " -- Certain Covenants -- Asset Sales," or " -- Certain
Covenants -- Merger, Consolidation, or Sale of Assets"; (iv) failure by the Company for 30 days after notice from the Senior Subordinated Note Trustee or at least 25% in principal amount of the Senior Subordinated Notes then outstanding to comply with the provisions described under the captions " -- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock";
(v) failure by the Company for 60 days after notice from the Senior Subordinated Note Trustee or at least 25% in principal amount of the Senior Subordinated Notes then outstanding to comply with any of its other agreements in the Senior Subordinated Note Indenture or the Senior Subordinated Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Senior Subordinated Note Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (vii) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

     If any Event of Default occurs and is continuing, the Senior Subordinated Note Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Subordinated Notes may declare all the Senior Subordinated Notes to be due and payable immediately provided, however, that if any Indebtedness or Obligation is outstanding pursuant to the Credit Facility, upon a declaration of acceleration by the holders of the Senior Subordinated Notes or the Senior Subordinated Note Trustee, all principal and interest under the Senior Subordinated Note Indenture shall be due and payable upon the earlier of
(x) the day which five Business Days after the provision to the Company, the Credit Agent and the Senior Subordinated Note Trustee of such written notice of acceleration or (y) the date of acceleration of any Indebtedness under the Credit Facility; and provided further that in the event of an acceleration based upon an Event of Default set forth in clause (vi) above, such declaration of acceleration shall be automatically annulled if the holders of Indebtedness which is the subject of such failure to pay at maturity or acceleration have rescinded their declaration of acceleration in respect of such Indebtedness or such failure to pay at maturity shall have been cured or waived within 30 days thereof and no other Event of Default has occurred during such 30-day period which has not been cured, paid or waived. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any of its Subsidiaries all outstanding Senior Subordinated Notes will become due and payable without further action or notice. Holders of the Senior Subordinated Notes may not enforce the Senior Subordinated Note Indenture or the Senior Subordinated Notes except as provided in the Senior Subordinated Note Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes may direct the Senior Subordinated Note Trustee in its exercise of any trust or power. The Senior Subordinated Note Trustee may withhold from Holders of the Senior Subordinated Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Subordinated Notes pursuant to the optional redemption provisions of the Senior Subordinated Note Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Subordinated Notes. If an Event of Default occurs prior to July 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Subordinated Notes prior to July 15, 2002, then the premium specified in the Senior Subordinated Note Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Subordinated Notes.

     The Holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding by notice to the Senior Subordinated Note Trustee may on behalf of the Holders of all of the Senior Subordinated Notes waive any existing Default or Event of Default and its consequences under the Senior Subordinated Note Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Subordinated Notes.

     The Company is required to deliver to the Senior Subordinated Note Trustee annually a statement regarding compliance with the Senior Subordinated Note Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Senior Subordinated Note Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Senior Subordinated Notes, the Senior Subordinated Note Indenture, the Senior Subordinated Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Subordinated Notes by accepting a Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Subordinated Notes and all obligations of the Subsidiary Guarantors under the Senior Subordinated Note Guarantees ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Subordinated Notes to receive payments in respect of the principal of, premium and Liquidated Damages, if any, and interest on such Senior Subordinated Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Subordinated Notes concerning issuing temporary Senior Subordinated Notes, registration of Senior Subordinated Notes, mutilated, destroyed, lost or stolen Senior Subordinated Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Senior Subordinated Note Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Senior Subordinated Note Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Senior Subordinated Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Senior Subordinated Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Senior Subordinated Note Trustee, in trust, for the benefit of the Holders of the Senior Subordinated Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Liquidated Damages, if any, and interest on the outstanding Senior Subordinated Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Subordinated Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Senior Subordinated Note Trustee an opinion of counsel in the United States reasonably acceptable to the Senior Subordinated Note Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Senior Subordinated Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Senior Subordinated Note Trustee an opinion of counsel in the United States reasonably acceptable to the Senior Subordinated Note Trustee confirming that the Holders of the outstanding Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Senior Subordinated Note Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Senior Subordinated Note Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Senior Subordinated Note Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Subordinated Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Senior Subordinated Note Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Senior Subordinated Notes in accordance with the Senior Subordinated Note Indenture. The Registrar and the Senior Subordinated Note Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Senior Subordinated Note Indenture. The Company is not required to transfer or exchange any Senior Subordinated Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Subordinated Note for a period of 15 days before a selection of Senior Subordinated Notes to be redeemed.

     The registered Holder of a Senior Subordinated Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Senior Subordinated Note Indenture, the Senior Subordinated Notes or the Senior Subordinated Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Subordinated Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Notes), and any existing default or compliance with any provision of the Senior Subordinated Note Indenture, the Senior Subordinated Notes or the Senior Subordinated Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Subordinated Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Subordinated Notes held by a non-consenting Holder):
(i) reduce the principal amount of Senior Subordinated Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Senior Subordinated Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any Senior Subordinated Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Subordinated Notes (except a rescission of acceleration of the Senior Subordinated Notes by the Holders of at least a majority in aggregate principal amount of the Senior Subordinated Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Notes; (vi) make any change in the provisions of the Senior Subordinated Note Indenture relating to waivers of past Defaults or the rights of Holders of Senior Subordinated Notes to receive payments of principal of or premium, if any, or interest on the Senior Subordinated Notes; (vii) waive a redemption payment with respect to any Senior Subordinated Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Senior Subordinated Note Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Senior Subordinated Notes then outstanding if such amendment would adversely affect the rights of Holders of Senior Subordinated Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Senior Subordinated Notes, the Company, the Subsidiary Guarantors and the Senior Subordinated Note Trustee may amend or supplement the Senior Subordinated Note Indenture, the Senior Subordinated Notes or the Senior Subordinated Note Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes, to provide for the assumption of the Company's and the Subsidiary Guarantors' obligations to Holders of Senior Subordinated Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Senior Subordinated Notes or that does not adversely affect the legal rights under the Senior Subordinated Note Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Senior Subordinated Note Indenture under the Trust Indenture Act or to allow any Subsidiary to guarantee the Senior Subordinated Notes.

CONCERNING THE SENIOR SUBORDINATED NOTE TRUSTEE

     The Senior Subordinated Note Indenture contains certain limitations on the rights of the Senior Subordinated Note Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Senior Subordinated Note Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Senior Subordinated Note Trustee, subject to certain exceptions. The Senior Subordinated Note Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Senior Subordinated Note Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Senior Subordinated Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Subordinated Note Indenture at the request of any Holder of Senior Subordinated Notes, unless such Holder shall have offered to the Senior Subordinated Note Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Senior Subordinated Note Indenture and Registration Rights Agreement without charge by writing to AmeriServe, 14841 Dallas Parkway, Dallas, Texas 75240; Attention:
Secretary.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other

Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices and other than a Receivables Transaction (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $3.0 million or (b) for net proceeds in excess of $3.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption
"-- Certain Covenants -- Restricted Payments" will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) securities quoted by the Nasdaq National Market or listed on a United States, Canadian or western European national securities exchange.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (v) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) in connection with any acquisition by the Company, projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in accordance with Article 11 of Regulation S-X of the Securities Act and evidenced by (A) in the case of cost reductions of less than $10.0 million, an Officers' Certificate delivered to the Trustee and (B) in the case of cost reductions of $10.0 million or more, a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, minus (vi) non-cash items increasing such Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,
(iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries for purposes of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and shall be included for purposes of the covenant described under the caption "Restricted Payments" only to the extent of the amount of dividends or distributions paid in cash to the Company or one of its Restricted Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agent" means the Bank of America, in its capacity as Administrative Agent for the lenders party to the Credit Facility, or any successor thereto or any person otherwise appointed.

     "Credit Facility" means that certain Credit Facility, dated as of the date of the Indenture, by and among the Company and Bank of America, providing for up to $150.0 million of revolving credit borrowings and $205.0 million of term credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) any Indebtedness outstanding under the Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the

Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the New Notes mature; provided, however, that any Capital Stock that would not qualify as Disqualified Stock but for change of control provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the holders of such Capital Stock than the provisions described under "-- Change of Control" applicable to the Holders of the New Notes.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Global Notes" means the Rule 144A Global Note, the Regulation S Temporary Global Notes and the Regulation S Permanent Global Notes.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Insolvency or Liquidation Proceedings" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to the Company or to the creditors of the Company, as such, or to the assets of the Company, or (ii) any liquidation, dissolution, reorganization or winding up of the Company, whether voluntary or involuntary, and involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the New Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any of the businesses and any other businesses related to the businesses engaged in by the Company and its respective Restricted Subsidiaries on the date of the Indenture.

     "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) loans and advances made after the date of the Indenture to Holberg Industries, Inc. not to exceed $10.0 million at any time outstanding;
(g) loans and advances made after the date of the Indenture to NEHC not to exceed $10.0 million at any time outstanding; and (h) other Investments made after the date of the Indenture in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h) that are at the time outstanding, not to exceed $10.0 million.

     "Permitted Liens" means (i) Liens securing Indebtedness under the Credit Facility that was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted

Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture;
(vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary, and (ix) Liens on assets of Unrestricted Subsidiaries that (A) secure Non-Recourse Debt of Unrestricted Subsidiaries or (B) are incurred in connection with a Receivables Transaction.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) except for Indebtedness used to extend, refinance, renew, replace, defease or refund the Credit Facility, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the New Notes on terms at least as favorable to the Holders of New Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means Holberg Industries, Inc., John V. Holten, Orkla, ASA, Nebco Evans Distributors, Inc., NEHC, DLJ Merchant Banking, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc., DLJ First ESC LLC, DLJ EAB Partners, L.P. and UK Investment Plan 1997 Partners.

     "Public Equity Offering" means a public offering of Equity Interests (other than Disqualified Stock) of (i) the Company; or (ii) NEHC to the extent the net proceeds thereof are contributed to the Company as a capital contribution, that, in each case, results in the net proceeds to the Company of at least $25.0 million.

     "Receivables" means, with respect to any Person or entity, all of the following property and interests in property of such Person or entity, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts, (ii) accounts receivable incurred in the ordinary course of business, including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services, no matter how evidenced, whether or not earned by performance, (iii) all rights to any goods or merchandise represented by any of the foregoing after creation of the foregoing, including, without limitation, returned or repossessed goods, (iv) all reserves and credit balances with respect to any such accounts receivable or account debtors, (v) all letters of credit, security or guarantees for any of the foregoing, (vi) all insurance policies or reports relating to any of the foregoing, (vii) all collection or deposit accounts relating to any of the foregoing, (viii) all proceeds of the foregoing and (ix) all books and records relating to any of the foregoing.

     "Receivables Subsidiary" means an Unrestricted Subsidiary exclusively engaged in Receivables Transactions and activities related thereto; provided, however, that (i) at no time shall the Company and its Subsidiaries have more than one Receivables Subsidiary and (ii) all Indebtedness or other borrowings of such Unrestricted Subsidiary shall be Non-Recourse Debt.

     "Receivables Transaction" means (i) the sale or other disposition to a third party of Receivables or an interest therein, or (ii) the sale or other disposition of Receivables or an interest therein to a Receivables Subsidiary followed by a financing transaction in connection with such sale or disposition of such Receivables (whether such financing transaction is effected by such Receivables Subsidiary or by a third party to whom such Receivables Subsidiary sells such Receivables or interests therein); provided that in each of the foregoing, the Company or its Subsidiaries receive at least 80% of the aggregate principal amount of any Receivables financed in such transaction.

     "Regulation S" means Regulation S promulgated under the Securities Act.

     "Regulation S Global Notes" means the Regulation S Temporary Global Notes or the Regulation S Permanent Global Notes as applicable.

     "Regulation S Permanent Global Notes" means the permanent global Notes that are deposited with and registered in the name of the Depository or its nominee, representing a series of Notes sold in reliance on Regulation S.

     "Regulation S Temporary Global Notes" means the temporary global Notes that are deposited with and registered in the name of the Depository or its nominee, representing a series of Notes sold in reliance on Regulation S.

     "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "Reorganization Securities" means securities distributed to the Holders of the New Notes in an Insolvency or Liquidation Proceeding pursuant to a plan of reorganization consented to by each class of the Senior Debt, but only if all of the terms and conditions of such securities (including, without limitation, term, tenor, interest, amortization, subordination, standstills, covenants and defaults) are at least as favorable (and provide the same relative benefits) to the holders of Senior Debt and to the holders of any security distributed in such Insolvency or Liquidation Proceeding on account of any such Senior Debt as the terms and conditions of the New Notes and the Indenture are, and provide to the holders of Senior Debt.

     "Representative" means the Trustee, agent or representative for any Senior Debt.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Rule 144A Global Note" means a permanent global note that is deposited with and registered in the name of the Depository or its nominee, representing a series of Notes sold in reliance on Rule 144A.

     "Senior Debt" means (i) all Indebtedness outstanding under the Credit Facility, including any Guarantees thereof and all Hedging Obligations with respect thereto, (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the

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

New Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantors" means all direct and indirect Restricted Subsidiaries of the Senior Subordinated Notes.

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain
Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then

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

remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

     The Senior Notes and Senior Subordinated Notes are each represented by one or more fully-registered global notes without interest coupons (each a "Global Senior Note" or "Global Subordinated Note," as the case may be; collectively, the "Global Note"). Each Global Note was deposited upon issuance with the Depository Trust Company (the "DTC") and is registered in the name of DTC or its nominee (the "Global Note Registered Owner"), in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, each Global Note may be transferred, in whole and not in part, only to another nominee of the DTC or to a successor of the DTC or its nominee. See "--Exchange of Book-Entry Notes for Certificated Notes."

     The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  Depository Procedures

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer ownership thereof will be effected only through, records maintained by DTC (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES DO NOT HAVE NOTES REGISTERED IN THEIR NAMES, DO NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND ARE NOT CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal and premium and Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee are payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of each Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global

Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Notes as shown on the records of DTC. Payments by Participants and the Indirect Participants to the beneficial owners of Notes are governed by standing instructions and customary practices and are not the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee is liable for any delay by DTC or its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and are protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchaser or the Trustee will have any responsibility for the performance by DTC, or its Participants or indirect Participants of its obligations under the rules and procedures governing their operations.

  Exchange of Book-Entry Notes for Certificated Notes

     A Global Note is exchangeable for definitive Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the Notes. In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon request but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interest therein are registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

     A Note in definitive form will be issued upon the resale, pledge or other transfer of any Note or interest therein to any person or entity that does not participate in the Depository. Transfers of certificated Notes may be made only by presentation of Notes, duly endorsed, to the Trustees for registration of transfer on the Note Register maintained by the Trustees for such purposes.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

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

CERTIFICATED NOTES

     Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Notes under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the DTC identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee is liable for any delay by the Global Note Holder or the DTC in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and are protected in relying on, instructions from the Global Note Holder or the DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

     The Indentures require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available next day funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects secondary trading in the Certificated Notes to be settled in immediately available funds.

             DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the Notes by the holders thereof. This summary does not purport to be a complete analysis of all the potential federal income tax effects relating to the purchase, ownership and disposition of the Notes. There can be no assurance that the U.S. Internal Revenue Service will take a similar view of such consequences. Further, the discussion does not address all aspects of taxation that may be relevant to particular purchasers in light of their individual circumstances (including the effect of any foreign, state or local laws) or to certain types of purchasers (including dealers in securities, insurance companies, financial institutions, persons that hold Notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, persons whose functional currency is not the U.S. dollar and tax-exempt entities) subject to special treatment under U.S. federal income tax laws. The discussion below assumes that the Notes are held as capital assets.

     The discussion of the U.S. federal income tax consequences set forth below is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, and administrative interpretations. Because individual circumstances may differ, each prospective purchaser of the Notes is strongly urged to consult its own tax advisor with respect to its particular tax situation and the particular tax effects of any state, local, non-U.S. or other tax laws and possible changes in the tax laws.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note who or which is for U.S. federal income tax purposes either (i) a citizen or resident of the U.S., (ii) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. The term also includes certain former citizens of the U.S. whose income and gain on the Notes will be subject to U.S. taxation. As used herein, the term "U.S. Alien Holder" means a beneficial owner of a Note that is not a U.S. Holder.

PAYMENTS OF INTEREST

     Interest paid on a Note will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

MARKET DISCOUNT AND PREMIUM

     If a U.S. Holder that acquires a Note has a tax basis in the Note that is less than its "stated redemption price at maturity," the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. Market discount generally accrues on a straight-line basis over the remaining term of a Note. A U.S. Holder may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such Note. A U.S. Holder may elect to include market discount in income currently as it accrues (either on a straight-line basis or, if the United States Holder so elects, on a constant yield basis), in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all bonds acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service.

     If a U.S. Holder purchases a Note for an amount that is greater than the sum on all amounts payable on the Note after the purchase date, other than stated interest, such holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method over the remaining term of the Note. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Note in such year. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the Internal Revenue Service.

SALE, EXCHANGE OR RETIREMENT OF NOTES

     Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amount attributable to accrued but unpaid interest) and such holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such holder, increased by the amount of any market discount previously included in income by such holder with respect to such Note and reduced by any amortized bond premium and any principal payment received by such holder.

     Subject to the discussion of market discount above, gain or loss realized on the sale, exchange or retirement of a Note by a U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the Note has been held for more than one year. In the case of individual U.S. Holders, net capital gain is taxed at a maximum rate of 28% if the U.S. Holder's holding period is more than one year but not more than 18 months and at a maximum rate of 20% if the U.S. Holder's holding period is more than 18 months. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

TAX CONSEQUENCES TO U.S. ALIEN HOLDERS

     Under present U.S. federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) payments of principal or interest on the Notes by the Company or any paying agent to a beneficial owner of a Note that is a U.S. Alien Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest, (i) such Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, (iii) such Holder is not a bank receiving interest described in
     Section 881(c)(3)(A) of the Code, and (iv) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are met;

          (b) a U.S. Alien Holder of a Note will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such Note, unless (i) such Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met; (ii) such gain is effectively connected with the conduct by such Holder of a trade or business in the U.S. and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the U.S. Alien Holder or (iii) the U.S. Alien Holder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates; and

          (c) a Note held by an individual who is not a citizen or resident of the U.S. at the time of his death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that, at the time of such individual's death, the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and payments with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S.

     Sections 871(h) and 881(c) of the Code and currently effective Treasury Regulations thereunder require that, in order to obtain the exemption from withholding tax described in paragraph (a) above, either (i) the beneficial owner of a Note must certify, under penalties of perjury, to the Company or paying agent, as the case may be, that such owner is a U.S. Alien Holder and must provide such owner's name and address, and U.S. taxpayer identification number ("TIN"), if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to the Company or paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and must furnish the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest made to the certifying U.S. Alien Holder after delivery of the certificate in the calendar year of its delivery and the two immediately succeeding calendar years. Under temporary U.S. Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Note certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is a U.S. Alien Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

     Treasury Regulations released on October 6, 1997 (the "New Regulations") and effective for payments made after December 31, 1998 will provide alternative methods for satisfying the certification requirement described above. The New Regulations also would require, in the case of Notes held by a foreign partnership, that (x) the certification be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look through rule would apply in the case of tiered partnerships.

     If a U.S. Alien Holder of a Note is engaged in a trade or business in the U.S., and if interest on the Note, or gain realized on the sale, exchange or other disposition of the Note, is effectively connected with the conduct of such trade or business and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the U.S. Alien Holder, the U.S. Alien Holder, although exempt from U.S. withholding tax, will generally be subject to regular U.S. income tax on such interest or gain in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide the Company a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such U.S. Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the earnings and profits of such U.S. Alien Holder if such interest or gain is effectively connected with the conduct by the U.S. Alien Holder of a trade or business in the U.S. The New Regulations will change some of the withholding reporting requirements described above, effective for payments made after December 31, 1998, subject to certain grandfathering provisions.

BACKUP WITHHOLDING

     Under current U.S. federal income tax law, a 31% backup withholding tax requirement applies to certain payments of interest on, and the proceeds of a sale, exchange or redemption of, the Notes.

     Backup withholding will generally not apply with respect to payments made to certain exempt recipients, such as corporations or other tax-exempt entities. In the case of a non-corporate U.S. Holder, backup withholding will apply only if such Holder (i) fails to furnish its TIN, which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

     In the case of a U.S. Alien Holder, under currently effective Treasury Regulations, backup withholding will not apply to payments made by the Company or any paying agent thereof on a Note if such holder has provided the required certification under penalties of perjury that it is not a U.S. Holder (as defined above) or has otherwise established an exemption, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. Holder.

     Under currently effective Treasury Regulations, if payments on a Note are made to or through a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a Note, such custodian, nominee or other agent acting will not be required to apply backup withholding to such payments made to such beneficial owner. However, under the New Regulations, backup withholding may apply to payments made after December 31, 1998 if such custodian, nominee or other agent has actual knowledge that the payee is a U.S. Holder.

     Under currently effective Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, under proposed Treasury Regulations, backup withholding may apply to payments made after December 31, 1998 if such broker has actual knowledge that the payee is a U.S. Holder. In the case of proceeds from a sale of a Note by a U.S. Alien Holder paid to or through the foreign office of a U.S. broker or a foreign office of a foreign broker that is (i) a controlled foreign corporation for U.S. tax purposes or (ii) a person 50% or more of whose gross income for the three-year period ending with the close of the taxable year preceding the year of payment (or for the part of that period that the broker has been in existence) is effectively connected with the conduct of a trade or business within the U.S., information reporting is required unless the broker has documentary evidence in its files that the payee is not a U.S. person and certain other conditions are met, or the payee otherwise establishes an exemption. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. Holder and that certain other conditions are met or otherwise establishes an exemption.

     Holders of Notes should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of the New Regulations on payments made with respect to Notes after December 31, 1998. Any amounts withheld from payment under the backup withholding rules will be allowed as a credit against a Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF NEW NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE PROSPECTIVE HOLDER OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-U.S. INCOME TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS AND THE EFFECT OF THE NEW REGULATIONS WITH RESPECT TO PAYMENTS MADE AFTER DECEMBER 31, 1998.

                              PLAN OF DISTRIBUTION

     This Prospectus is to be used by DLJ and BancAmerica (the "Initial Purchasers") in connection with offers and sales of the Notes in market-making transactions effected from time to time. The Initial Purchasers may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     DLJMB, an affiliate of DLJ, and certain of its affiliates beneficially own approximately 30% of the common stock of NEHC. Peter T. Grauer, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company; Benoit Jamar, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company. Further, DLJ Capital Funding, Inc., an affiliate of DLJ, is acting as documentation agent in connection with the New Credit Facility for which it received certain customary fees and expenses. In addition, DLJ received a merger advisory fee of $4.0 million in cash from the Company after consummation of the Transactions. DLJ has informed the Company that it does not intend to confirm sales of the Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     The Company has been advised by the Initial Purchasers that, subject to applicable laws and regulations, the Initial Purchasers currently intend to continue to make a market in the Notes. However, the Initial Purchasers are not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--Trading Market for the Notes."

     Bank of America NT&SA, an affiliate of BancAmerica, is an agent and lender under the Company's Credit Facility and will receive proceeds from the offering of the Senior Notes in connection with the repayment of term indebtedness under such facility. Bank of America NT&SA received an arrangement fee in connection with the Credit Facility and is the syndication agent and an agent with respect to the Accounts Receivable Program, for which, in each case, it receives certain customary fees and expenses.

     DLJ and BancAmerica have, from time to time, provided investment banking and other financial advisory services for which they have received customary compensation, including fees received in connection with the offering of the Senior Subordinated Notes.

     DLJ and BancAmerica have, from time to time, provided investment banking and other financial advisory services to the Company in the past for which they have received customary compensation, including fees received in connection with the offering of the Senior Subordinated Notes, and may provide such services and financial advisory services to the Company in the future. DLJ acted as purchasers in connection with the initial sale of the Senior Notes and the Senior Subordinated Notes and received underwriting discounts in connection therewith. See "Certain Relationships and Related Party Transactions."

     The Initial Purchasers and the Company have entered into Registration Rights Agreements with respect to the use by the Initial Purchasers of this Prospectus. Pursuant to such agreements, the Company agreed to bear all registration expenses incurred under such agreement, and the Company agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Notes offered hereby were passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 28, 1996 and December 27, 1997 and for each of the three years in the period ended December 27, 1997, appearing in this Prospectus and in the Registration Statement, and the financial statement schedule for each of the three years in the period ended December 27, 1997 included in the Registration Statement have been audited by Ernst & Young LLP ("Ernst & Young"), independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of PFS (A Division of PepsiCo, Inc. Held for Sale) as of December 27, 1995 and December 25, 1996 and for each of the years in the three-year period ended December 25, 1996 appearing in this Prospectus and in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and in the Registration Statement and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated statements of operations, stockholders' equity, and cash flows of Ameriserv Food Company for each of the two years in the period ended December 30, 1995 appearing in this Prospectus and in the Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and in the Registration Statement and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of ProSource, Inc. as of December 28, 1996 and December 27, 1997 and for each of the years in the three-year period ended December 27, 1997 appearing in this Prospectus and in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and in the Registration Statement and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX OF CERTAIN DEFINED TERMS

                                    PAGE NO.
                                    ---------
Accounts Receivable Program.......         41
Affiliate Transaction.............         53
AmeriServe Funding................         41
AmeriServ.........................          2
AmeriServe........................          2
Applicable Reserve Ratio..........         42
Asset Sale Offer..................         48
BancAmerica.......................          1
Bank of America NT&SA.............         41
Banks.............................          1
Base Amount.......................         41
Base Rate.........................         42
Calculation Date..................         63
Carrying Cost Receivables
  Reserve.........................         42
Certain Relationships and Related
  Party Transactions..............         37
Certificate of Incorporation......         13
Change of Control.................         60
Change of Control Offer...........         46
Change of Control Payment.........         46
Change of Control Payment Date....         46
Class A Common Stock..............         37
Class B Common Stock..............         37
Code..............................         98
Company...........................          1
Covenant Defeasance...............         57
Credit Facility...................         42
Distribution Agreement............          4
DLJ...............................          1
DLJMB.............................         37
DLJMBII...........................         39
DLJSC.............................         34
DTC...............................         96
Ernst & Young.....................        103
Evans.............................         13
Excess Proceeds...................         48
Exchange Act......................          2
Global Note.......................         96
Global Note Registered Owner......         96
Global Senior Note................         96
Global Subordinated Note..........         96
Guarantors........................         42
Holberg...........................         13
HWPI..............................         23
IDA...............................         33
Incorporated......................         37
incur.............................         50
Indentures........................          3
Indirect Participants.............         96
Initial Purchasers................        102
Invested Amount...................         41

                                    PAGE NO.
                                    ---------
Legal Defeasance..................         57
Lenders...........................         11
Merger Agreement..................          5
Named Executive Officers..........         35
NEBCO.............................         13
NEBCO EVANS.......................         13
Nebraska AmeriServe...............          2
NED...............................         23
Net Eligible Receivables..........         41
New Regulations...................        100
Notes.............................          1
Note Trustees.....................          2
Old NEHC Notes....................         40
Orkla.............................         37
Participants......................         96
Payment Blockage Period...........         70
Payment Default...................         56
Payment Notice....................         70
Permitted Debt....................         50
PepsiCo...........................          4
PFS...............................          4
PFS Acquisition...................          4
Post..............................          2
Post Contribution.................
Post Holdings.....................         39
ProSource.........................          5
ProSource Acquisition.............          5
Receivables.......................         41
Restricted Payments...............         48
Revolving Credit Facility.........         42
SEC...............................          2
Securities Act....................          4
Senior Note Guarantees............          1
Senior Note Indenture.............          2
Senior Notes......................          1
Senior Notes Registration
  Statement.......................          2
Senior Note Trustee...............          2
Senior Registration Statements....          2
Senior Subordinated Note
  Guarantees......................          1
Senior Subordinated Note
  Indenture.......................          2
Senior Subordinated Notes.........          1
Senior Subordinated Note
  Trustee.........................          2
SKU's.............................         27
Subsidiary Guarantors.............          1
TIN...............................        100
Tricon............................          4
Tricon Subsidiaries...............          4
Trust.............................         41
Trust Indenture Act...............         44
U.S. Alien Holder.................         98
U.S. Holder.......................         98

         INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
AMERISERVE FOOD DISTRIBUTION, INC.
  Unaudited Pro Forma Consolidated Balance Sheet as of
     December 27, 1997......................................   P-2
  Notes to Unaudited Pro Forma Consolidated Balance Sheet as
     of December 27, 1997...................................   P-3
  Unaudited Pro Forma Consolidated Statement of Operations
     for the Fiscal Year 1997...............................   P-4
  Notes to Unaudited Pro Forma Consolidated Statement of
     Operations for Fiscal Year 1997........................   P-5

                       AMERISERVE FOOD DISTRIBUTION, INC.
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following sets forth (i) the Unaudited Pro Forma Consolidated Balance Sheet of AmeriServe Food Distribution, Inc. after giving effect to the ProSource Acquisition, as if such transaction had been consummated on December 27, 1997 and (ii) the Unaudited Pro Forma Consolidated Statement of Operations of AmeriServe Food Distribution, Inc. after giving effect to the Transactions and the ProSource Acquisition, as if such transactions had been consummated at the beginning of fiscal year 1997. The Unaudited Pro Forma Consolidated Financial Statements of the Company do not purport to present the financial position or results of operations of the Company had the transactions assumed herein occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

                       AMERISERVE FOOD DISTRIBUTION, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 27, 1997
                                 (IN THOUSANDS)

                                                                                            PRO FORMA          PRO FORMA
                                                                                         ADJUSTMENTS FOR          FOR
                                                           HISTORICAL      HISTORICAL       PROSOURCE          PROSOURCE
                                                           AMERISERVE      PROSOURCE     ACQUISITION(1)       ACQUISITION
                                                           ----------      ----------    ---------------      ------------
ASSETS
Current assets:
  Cash and cash equivalents..............................  $  231,131       $ 12,501        $(156,900)         $   86,732
  Accounts receivable....................................      43,625        226,332         (226,332)             43,625
  Undivided interest in accounts receivable
    trust................................................     154,371         --               51,332             205,703
  Allowance for doubtful accounts........................     (15,566)        (4,085)         --                  (19,651)
  Inventories............................................     150,148        160,621          --                  310,769
  Other current assets...................................      23,768         15,624           (7,190)             32,202
                                                           ----------       --------        ---------          ----------
    Total current assets.................................     587,477        410,993         (339,090)            659,380
Property and equipment, net..............................     130,856         59,961          (49,961)            140,856
Other assets:
  Intangible assets, net.................................     737,870         39,883          (39,883)          1,006,991
                                                                                              269,121
  Other..................................................       6,118         37,264          (28,802)             14,580
                                                           ----------       --------        ---------          ----------
                                                           $1,462,321       $548,101        $(188,615)         $1,821,807
                                                           ==========       ========        =========          ==========
LIABILITIES & STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of
    long-term debt.......................................  $    5,019       $ --            $ --               $    5,019
  Accounts payable.......................................     345,379        277,953          --                  623,332
  Accrued liabilities....................................     101,219         27,012          --                  128,231
                                                           ----------       --------        ---------          ----------
    Total current liabilities............................     451,617        304,965          --                  756,582
Non-current liabilities..................................      38,430          4,521           50,000              92,951
Long-term debt:
  Existing debt..........................................      --            174,200         (174,200)            --
  8 7/8% Senior Notes due 2006...........................     350,000         --              --                  350,000
  10 1/8% Senior Subordinated Notes due 2007.............     500,000         --              --                  500,000
  Other..................................................      24,219         --              --                   24,219
                                                           ----------       --------        ---------          ----------
    Total long-term debt.................................     874,219        174,200         (174,200)            874,219
                                                           ----------       --------        ---------          ----------
      Total liabilities..................................   1,364,266        483,686         (124,200)          1,723,752
                                                           ----------       --------        ---------          ----------
Common stockholder's equity..............................      98,055         64,415          (64,415)             98,055
                                                           ----------       --------        ---------          ----------
                                                           $1,462,321       $548,101        $(188,615)         $1,821,807
                                                           ==========       ========        =========          ==========

   See accompanying notes to unaudited pro forma consolidated balance sheet.

                       AMERISERVE FOOD DISTRIBUTION, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 27, 1997
                                 (IN THOUSANDS)

(1) Represents the following estimated adjustments to reflect the ProSource Acquisition (the final purchase price allocation will be based upon a final determination of the fair values of the net assets acquired):

Cash purchase price of equity...............................  $142,700
Repayment of existing ProSource indebtedness................   174,200
Fees and expenses...........................................    15,000
                                                              --------
Total purchase price........................................  $331,900
                                                              ========
Sources of purchase price:
     Excess cash............................................  $156,900
     Sale of accounts receivable............................   175,000
                                                              --------
Total sources...............................................   331,900
                                                              --------
Purchase price allocated as follows:
     Historical net assets of ProSource.....................    64,415
     Write-down of property and equipment in duplicate
      facilities............................................   (49,961)
     Additional liabilities.................................   (50,000)
     Elimination of deferred income taxes -- current........    (7,190)
     Elimination of deferred income taxes -- long term......   (28,802)
     Repayment of existing ProSource indebtedness...........   174,200
     Elimination of historical intangible assets............   (39,883)
                                                              --------
          Subtotal..........................................    62,779
                                                              --------
Excess of cost over fair value of net assets acquired.......  $269,121
                                                              ========

     The additional liabilities of $50,000 represent accruals for estimated costs to be incurred by the Company related to the termination of redundant administrative and operating employees, lease termination costs in connection with the closing of facilities which will not be used by the Company and certain other costs to exit ProSource activities.

                       AMERISERVE FOOD DISTRIBUTION, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                            FOR THE FISCAL YEAR 1997
                                 (IN THOUSANDS)

                                                                                                                     PRO FORMA
                                                                       PRO FORMA                                    ADJUSTMENTS
                                                                      ADJUSTMENTS       PRO FORMA                       FOR
                               HISTORICAL   HISTORICAL   HISTORICAL       FOR              FOR        HISTORICAL     PROSOURCE
                               AMERISERVE      PFS          POST      TRANSACTIONS     TRANSACTIONS    PROSOURCE    ACQUISITION
                               ----------   ----------   ----------   ------------     ------------   -----------   -----------
Net sales....................  $3,446,191   $1,498,345    $65,467       $ (3,577)(8)    $5,006,426    $3,901,165      $    --
Cost of goods sold...........   3,104,012    1,342,659     58,731         (3,387)(8)     4,502,015     3,591,368           --
                               ----------   ----------    -------       --------        ----------    ----------      -------
Gross profit.................     342,179      155,686      6,736           (190)          504,411       309,797           --
                               ----------   ----------    -------       --------        ----------    ----------      -------
Operating expenses:
  Distribution, selling and
    administrative...........     266,692      112,131      5,752         (5,550)(1)       370,735       290,849           --
                                                                            (190)(8)
                                                                          (8,100)(2)
  Depreciation...............      17,163        8,814        315         (1,400)(3)        24,892         8,823       (6,800)(9)
  Amortization...............      16,765           --         65          9,426(6)         26,256         2,408       (2,408)(10)
                                                                                                                        6,728(10)
  Impairment, restructuring
    and
    other unusual charges....      52,449           --         --             --            52,449            --           --
                               ----------   ----------    -------       --------        ----------    ----------      -------
Total operating expenses.....     353,069      120,945      6,132         (5,814)          474,332       302,080       (2,480)
                               ----------   ----------    -------       --------        ----------    ----------      -------
Operating income (loss)......     (10,890)      34,741        604          5,624            30,079         7,717        2,480
Interest expense, net........     (46,173)      (8,041)      (804)       (32,313)(4)       (87,331)       (9,193)       9,193(12)
Loss on sale of accounts
  receivable.................      (6,757)          --         --         (8,993)(5)       (15,750)           --      (12,250)(11)
                               ----------   ----------    -------       --------        ----------    ----------      -------
Income (loss) before income
  taxes......................     (63,820)      26,700       (200)       (35,682)          (73,002)       (1,476)        (577)
Provision (credit) for income
  taxes......................       1,030        9,924         --        (10,954)(7)            --          (485)         485(13)
                               ----------   ----------    -------       --------        ----------    ----------      -------
Income (loss) before
  extraordinary item.........  $  (64,850)  $   16,776    $  (200)      $(24,728)       $  (73,002)   $     (991)     $(1,062)
                               ==========   ==========    =======       ========        ==========    ==========      =======

                                  PRO FORMA
                                     FOR
                                 TRANSACTIONS
                                AND PROSOURCE
                                 ACQUISITION
                               ----------------
Net sales....................     $8,907,591
Cost of goods sold...........      8,093,383
                                  ----------
Gross profit.................        814,208
                                  ----------
Operating expenses:
  Distribution, selling and
    administrative...........        661,584

  Depreciation...............         26,915
  Amortization...............         32,984

  Impairment, restructuring
    and
    other unusual charges....         52,449
                                  ----------
Total operating expenses.....        773,932
                                  ----------
Operating income (loss)......         40,276
Interest expense, net........        (87,331)
Loss on sale of accounts
  receivable.................        (28,000)
                                  ----------
Income (loss) before income
  taxes......................        (75,055)
Provision (credit) for income
  taxes......................             --
                                  ----------
Income (loss) before
  extraordinary item.........     $  (75,055)
                                  ==========

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                       AMERISERVE FOOD DISTRIBUTION, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

 (1) Represents net cost reductions in accordance with the terms of the PFS Asset Purchase Agreement for the following items:

                                                                FISCAL
                                                                 1997
                                                                -------
Reduction in lease expense for existing PFS facilities being
  retained by PepsiCo, Inc. ................................    $ 4,100
Net reduction in data processing costs charged by PepsiCo,
  Inc. to PFS under the terms of a one year data processing
  service contract..........................................      4,100
Reduction of employee retirement expense due to the
  termination of pension and retirement plans of PepsiCo,
  Inc., net of amounts to be paid under AmeriServe's
  plans.....................................................      1,900
Compensation of certain PFS employees retained by
  PepsiCo, Inc. ............................................      1,000
                                                                -------
Net cost savings............................................     11,100
Less amount included in historical AmeriServe...............      5,550
                                                                -------
                                                                $ 5,550
                                                                =======

     Management Information System (MIS) costs for fiscal 1996 for PFS aggregated $13,700, which included $5,100 of allocated costs for use of the PepsiCo, Inc. data processing facilities. The Company plans to integrate the MIS Systems of both businesses, which will eliminate PFS's reliance on the PepsiCo, Inc. data processing facilities and result in all of the Company's distribution centers operating under the same computer systems and operating policies and practices. Annual MIS cost savings are expected to be $6,600, which includes $2,500 due to the reduction of MIS personnel as discussed in Note (2) below.

 (2) Represents the net reduction in costs in accordance with the Company's business plan to integrate PFS:

                                                                FISCAL
                                                                 1997
                                                                -------
Payroll reductions for the elimination of duplicative
  administrative personnel..................................    $ 3,800
Reduction in warehouse facilities and operating personnel...      1,800
Reduction of MIS costs......................................      2,500
                                                                -------
Net cost savings............................................    $ 8,100
                                                                =======

     In addition, there are $6,000 of anticipated cost savings that have not been reflected in the pro forma statement of operations because they are not directly attributable to the acquisition of the PFS business but result from actions taken by the Company in the third quarter of 1997 to restructure existing AmeriServe operations. The restructuring charge taken by the Company in the third quarter of 1997 was $31,200 (composed of $12,400 related to impairment of assets, $14,800 related to future lease terminations and employee displacements and $4,000 related to current integration costs associated with a previous acquisition). The Company has also identified $28,800 of synergistic cost savings related primarily to transportation and insurance which also are not included in the pro forma statement of operations.

 (3) Represents reduction of $2,800 annually in depreciation expense (less $1,400 in historical AmeriServe) as a result of the closure of certain distribution centers related to the PFS Acquisition.

                       AMERISERVE FOOD DISTRIBUTION, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

 (4) Represents the change in interest expense related to the Transactions:

                                                              PRINCIPAL
                                                               AMOUNT       FISCAL
                                                               OF DEBT       1997
                                                              ---------    --------
Recording of pro forma interest:
  8 7/8% Senior Notes due 2006..............................  $350,000     $ 31,063
  10 1/8% Senior Subordinated Notes due 2007................   500,000       50,625
  Letters of credit.........................................    12,000          300
  Capital leases at 9.5%....................................    29,238        2,777
                                                                           --------
  Cash interest expense.....................................                 84,765
  Amortization of deferred financing costs..................                  2,566
                                                                           --------
Total interest expense......................................                 87,331
Less: historical interest...................................                (55,018)
                                                                           --------
Pro forma interest adjustment...............................               $ 32,313
                                                                           ========

 (5) Represents the discount of $15,750 annually (less $6,757 in historical AmeriServe) on the sale of accounts receivable pursuant to the Accounts Receivable Program ($225,000 at a rate of 7.00%).

 (6) Represents the amortization of intangible assets incurred in connection with the PFS Acquisition of $20,438 annually (less $11,012 in historical AmeriServe).

 (7) Represents adjustments to eliminate income tax expense due to pro forma interest expense and loss on sale of receivables resulting in a pro forma loss for the period.

 (8) Represents elimination of intercompany sales.

 (9) Represents the reduction in depreciation expense resulting from the writedown of property and equipment in duplicative facilities.

(10) Represents the elimination of historical amortization and the recording of amortization of goodwill incurred in connection with the ProSource Acquisition assuming a 40-year amortization period.

(11) Represents the discount of $12,250 on the sale of the accounts receivable pursuant to the expected financing of the accounts receivable securitization in connection with the ProSource Acquisition ($175,000 at a rate of 7.00%).

(12) Represents the elimination of historical ProSource interest resulting from repayment of indebtedness.

(13) Represents adjustment to eliminate income tax benefit for ProSource which will not be recognized on a pro forma basis.

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AMERISERVE FOOD DISTRIBUTION, INC.
  Report of Ernst & Young LLP, Independent Auditors.........   F-2
  Consolidated Balance Sheets as of December 28, 1996 and
     December 27, 1997......................................   F-3
  Consolidated Statements of Operations for each of the
     three fiscal years in the period ended December 27,
     1997...................................................   F-4
  Consolidated Statements of Stockholder's Equity for each
     of the three fiscal years in the period ended December
     27, 1997...............................................   F-5
  Consolidated Statements of Cash Flows for each of the
     three fiscal years in the period ended December 27,
     1997...................................................   F-6
  Notes to Consolidated Financial Statements................   F-7

PFS
  Report of KPMG Peat Marwick LLP, Independent Auditors.....  F-20
  Balance Sheets as of December 27, 1995 and December 25,
     1996, and as of June 11, 1997 (unaudited)..............  F-21
  Statements of Income for each of the years in the three
     year period ended December 25, 1996, and for the six
     month periods ended June 12, 1996 and June 11, 1997
     (unaudited)............................................  F-22
  Statements of Divisional Equity for each of the years in
     the three year period ended December 25, 1996, and for
     the six month period ended June 11, 1997 (unaudited)...  F-23
  Statements of Cash Flows for each of the years in the
     three year period ended December 25, 1996, and for the
     six month periods ended June 12, 1996 and June 11, 1997
     (unaudited)............................................  F-24
  Notes to Financial Statements.............................  F-25

AMERISERV FOOD COMPANY
  Report of Ernst & Young LLP, Independent Auditors.........  F-30
  Consolidated Statements of Operations for each of the two
     fiscal years in the period ended December 30, 1995.....  F-31
  Consolidated Statements of Stockholders' Equity (Deficit)
     for each of the two fiscal years in the period ended
     December 30, 1995......................................  F-32
  Consolidated Statements of Cash Flows for each of the two
     fiscal years in the period ended December 30, 1995.....  F-33
  Notes to Consolidated Financial Statements................  F-34

PROSOURCE, INC.
  Independent Auditors' Report..............................  F-40
  Consolidated Balance Sheets as of December 28, 1996 and
     December 27, 1997......................................  F-41
  Consolidated Statements of Operations for each of the
     three fiscal years in the period ended December 27,
     1997...................................................  F-42
  Consolidated Statements of Stockholders' Equity for each
     of the three fiscal years in the period ended December
     27, 1997...............................................  F-43
  Consolidated Statements of Cash Flows for each of the
     three fiscal years in the period ended December 27,
     1997...................................................  F-44
  Notes to Consolidated Financial Statements................  F-45

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
AmeriServe Food Distribution, Inc.

     We have audited the accompanying consolidated balance sheets of AmeriServe Food Distribution, Inc. (the Company) as of December 28, 1996 and December 27, 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 28, 1996 and December 27, 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 27, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Dallas, Texas
March 24, 1998

                       AMERISERVE FOOD DISTRIBUTION, INC.

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              DECEMBER 28,    DECEMBER 27,
                                                                  1996            1997
                                                              ------------    ------------
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................    $  2,162       $  231,131
  Accounts receivable.......................................      73,531           43,625
  Undivided interest in accounts receivable trust...........          --          154,371
  Allowance for doubtful accounts...........................      (4,896)         (15,566)
  Inventories...............................................      47,714          150,148
  Due from affiliate........................................          --            2,106
  Prepaid expenses and other current assets.................       8,077           21,662
                                                                --------       ----------
          Total current assets..............................     126,588          587,477
Property and equipment, net.................................      33,837          130,856
Other assets:
  Intangible assets, net....................................     122,451          737,870
  Note receivable from Holberg..............................       3,516            3,516
  Other noncurrent assets...................................       4,711            2,602
                                                                --------       ----------
                                                                $291,103       $1,462,321
                                                                ========       ==========

                           LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long-term debt.........................    $  3,266       $    5,019
  Accounts payable..........................................      89,440          345,379
  Due to affiliate..........................................         907               --
  Accrued liabilities.......................................      14,931          101,219
                                                                --------       ----------
          Total current liabilities.........................     108,544          451,617
Long-term debt..............................................     126,639          874,219
Other noncurrent liabilities................................      13,245           38,430
Commitments
Stockholder's equity:
  Senior preferred stock, $1 par value per share; 765 shares
     authorized, 600 shares outstanding in 1996.............      30,000               --
  Preferred stock, $50,000 par value per share; 150 shares
     authorized and outstanding in 1996.....................       7,500               --
  Preferred stock, $25,000 par value per share; 400 shares
     authorized, 300 shares outstanding in 1996.............       7,500               --
  Common stock, $10 par value per share; 2,000 shares
     authorized, 600 shares outstanding.....................           6                6
  Additional paid-in capital................................          --          174,603
  Accumulated deficit.......................................      (2,331)         (76,554)
                                                                --------       ----------
          Total stockholder's equity........................      42,675           98,055
                                                                --------       ----------
                                                                $291,103       $1,462,321
                                                                ========       ==========

                            See accompanying notes.

                       AMERISERVE FOOD DISTRIBUTION, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                         YEAR ENDED
                                                        --------------------------------------------
                                                        DECEMBER 30,    DECEMBER 28,    DECEMBER 27,
                                                            1995            1996            1997
                                                        ------------    ------------    ------------
Net sales.............................................    $400,017       $1,280,598      $3,446,191
Cost of goods sold....................................     359,046        1,151,749       3,104,012
                                                          --------       ----------      ----------
Gross profit..........................................      40,971          128,849         342,179
Distribution, selling and administrative expenses.....      35,396          109,750         283,855
Amortization of intangible assets.....................       1,299            4,810          16,765
Impairment, restructuring and other unusual charges...          --               --          52,449
                                                          --------       ----------      ----------
Operating income (loss)...............................       4,276           14,289         (10,890)
Other income (expense):
  Interest expense, net...............................      (3,936)         (10,999)        (46,805)
  Loss on sale of accounts receivable.................          --               --          (6,757)
  Interest income -- affiliates.......................         749              528             632
                                                          --------       ----------      ----------
                                                            (3,187)         (10,471)        (52,930)
                                                          --------       ----------      ----------
Income (loss) before income taxes and extraordinary
  items...............................................       1,089            3,818         (63,820)
Provision for income taxes............................         583            1,300           1,030
                                                          --------       ----------      ----------
Income (loss) before extraordinary items..............         506            2,518         (64,850)
Extraordinary loss....................................          --               --          (9,373)
                                                          --------       ----------      ----------
Net income (loss).....................................    $    506       $    2,518      $  (74,223)
                                                          ========       ==========      ==========

                            See accompanying notes.

                       AMERISERVE FOOD DISTRIBUTION, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          PREFERRED   PREFERRED
                               SENIOR      STOCK,      STOCK,              ADDITIONAL
                              PREFERRED    $50,000     $25,000    COMMON    PAID--IN    ACCUMULATED
                                STOCK      SERIES      SERIES     STOCK     CAPITAL       DEFICIT      TOTAL
                              ---------   ---------   ---------   ------   ----------   -----------   --------
BALANCE, DECEMBER 31,
  1994.....................   $     --     $ 7,500     $ 7,500      $6      $  4,852     $ (2,653)    $ 17,205
  Dividends:
     Preferred stock.......         --          --          --      --            --       (2,494)      (2,494)
     Common stock..........         --          --          --      --        (6,086)        (208)      (6,294)
  Contribution of
     capital...............         --          --          --      --         1,234           --        1,234
  Net income...............         --          --          --      --            --          506          506
                              --------     -------     -------      --      --------     --------     --------
BALANCE, DECEMBER 30,
  1995.....................         --       7,500       7,500       6            --       (4,849)      10,157
  Issuance of 600 shares of
     senior preferred
     stock.................     30,000          --          --      --            --           --       30,000
  Net income...............         --          --          --      --            --        2,518        2,518
                              --------     -------     -------      --      --------     --------     --------
BALANCE, DECEMBER 28,
  1996.....................     30,000       7,500       7,500       6            --       (2,331)      42,675
  Contribution of preferred
     stock to additional
     paid in capital.......    (30,000)     (7,500)     (7,500)     --        45,000           --           --
  Contribution of
     capital...............         --          --          --      --       130,000           --      130,000
  Loss on exchange of
     investment in NEHC
     preferred stock for
     capital stock of
     Post..................         --          --          --      --          (397)          --         (397)
  Net loss.................         --          --          --      --            --      (74,223)     (74,223)
                              --------     -------     -------      --      --------     --------     --------
BALANCE, DECEMBER 27,
  1997.....................   $     --     $    --     $    --      $6      $174,603     $(76,554)    $ 98,055
                              ========     =======     =======      ==      ========     ========     ========

                            See accompanying notes.

                       AMERISERVE FOOD DISTRIBUTION,INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              YEAR ENDED
                                                              ------------------------------------------
                                                              DECEMBER 30,   DECEMBER 28,   DECEMBER 27,
                                                                  1995           1996           1997
                                                              ------------   ------------   ------------
OPERATING ACTIVITIES
Net income (loss)...........................................   $      506     $   2,518     $   (74,223)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................        2,762        10,061          33,928
  Impairment of property, equipment and other assets........           --            --          12,404
  Extraordinary loss -- noncash portion.....................           --            --           2,156
  Contribution of capital...................................        1,234            --              --
  Other.....................................................          179            83              --
  Changes in assets and liabilities, net of effect of
    businesses acquired:
    Accounts receivable.....................................       (1,645)       (4,924)        154,057
    Undivided interest in accounts receivable trust.........           --            --        (154,371)
    Inventories.............................................           (5)       (6,497)        (11,978)
    Prepaid expenses and other current assets...............       (3,070)        1,270         (11,217)
    Accounts payable........................................        5,035         6,741          71,139
    Accrued liabilities.....................................         (393)       (5,309)         46,101
    Noncurrent liabilities..................................           --           (66)         (4,000)
    Other...................................................          (98)       (2,664)         (1,150)
                                                               ----------     ---------     -----------
Net cash provided by operating activities...................        4,505         1,213          62,846
                                                               ----------     ---------     -----------
INVESTING ACTIVITIES
Businesses acquired, net of cash acquired...................           --       (94,411)       (849,519)
Capital expenditures........................................       (2,496)      (12,518)        (22,921)
Proceeds from disposals of property and equipment...........           22         2,866              --
Amounts received from affiliate.............................       28,969        11,121          18,433
Amounts paid to affiliate...................................      (30,659)       (9,591)        (21,446)
Net increase in deposits with affiliates....................         (315)       (2,480)         (2,355)
Expenditures for intangible and other assets................       (1,095)           --              --
                                                               ----------     ---------     -----------
Net cash used in investing activities.......................       (5,574)     (105,013)       (877,808)
                                                               ----------     ---------     -----------
FINANCING ACTIVITIES
Proceeds from issuance of preferred stock...................           --        30,000              --
Proceeds from issuance of long-term debt....................           --            --       1,055,000
Proceeds from sale of accounts receivable...................           --            --         225,000
Proceeds from capital contribution..........................           --            --         130,000
Debt financing fees incurred................................           --            --         (26,325)
Net increase (decrease) in borrowings under revolving line
  of credit.................................................        4,635       120,000         (69,100)
Repayments of long-term debt................................       (4,016)      (44,613)       (270,644)
                                                               ----------     ---------     -----------
Net cash provided by financing activities...................          619       105,387       1,043,931
                                                               ----------     ---------     -----------
Net increase (decrease) in cash and cash equivalents........         (450)        1,587         228,969
Cash and cash equivalents at beginning of year..............        1,025           575           2,162
                                                               ----------     ---------     -----------
Cash and cash equivalents at end of year....................   $      575     $   2,162     $   231,131
                                                               ==========     =========     ===========
Supplemental cash flow information:
  Cash paid during the year for:
    Interest................................................   $    3,622     $   9,504     $    21,436
    Income taxes, net of refunds............................          322         1,256           2,669
  Businesses acquired:
    Fair value of assets acquired...........................   $       --     $ 187,907     $ 1,119,293
    Cash paid...............................................           --       (94,411)       (849,519)
                                                               ----------     ---------     -----------
    Liabilities assumed.....................................   $       --     $  93,496     $   269,774
                                                               ==========     =========     ===========
Supplemental non cash investing and financing activities:
  Property and equipment purchased with capital leases
    (included in long-term debt)............................   $       --     $  11,845     $    20,604

                            See accompanying notes.

                       AMERISERVE FOOD DISTRIBUTION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 27, 1997

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     AmeriServe Food Distribution, Inc. (the Company), is a foodservice distributor specializing in distribution to chain restaurants. The Company distributes a wide variety of food items as well as paper goods, cleaning and other supplies and equipment.

     The Company's major customers are franchisers and/or franchisees in the Pizza Hut, Taco Bell, KFC, Arby's, Burger King, Wendy's and Dairy Queen restaurant systems. The Company services approximately 25,500 restaurants, the vast majority of which are in the United States. The Company also operates foodservice distribution businesses in Canada and Mexico, which are not material to the consolidated financial statements of the Company.

     The Company is a wholly owned subsidiary of Nebco Evans Holding Company
(NEHC), which is ultimately controlled by Holberg Industries, Inc. (Holberg). Holberg is a privately held diversified service company with subsidiaries operating within the food distribution and parking services industries in North America.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Fiscal Year

     The Company has a 52- or 53-week fiscal year ending on the last Saturday of the calendar year. The fiscal years ended December 30, 1995 (fiscal 1995), December 28, 1996 (fiscal 1996) and December 27, 1997 (fiscal 1997) are 52-week periods.

  Cash and Cash Equivalents

     Cash equivalents represent funds temporarily invested (with original maturities not exceeding three months) as part of the Company's active management of working capital. Cash and cash equivalents are stated at cost, which approximates market value.

  Inventories

     Inventories, which consist of purchased goods held for sale, are stated at the lower of cost (determined on a first-in, first-out basis) or net realizable value.

  Property and Equipment

     Property and equipment are stated at cost, except for assets that have been impaired. Depreciation is computed over the estimated useful lives of the assets, using either the straight-line or double-declining balance method. Amortization of leasehold improvements is recorded over the respective lease terms or useful lives of the assets, whichever is shorter. Amortization of leasehold improvements and assets under capital

                       AMERISERVE FOOD DISTRIBUTION, INC.

leases is included in depreciation expense. Useful lives for amortization and depreciation calculations are as follows:

Buildings and improvements..................................  5-40 years
Delivery and automotive equipment...........................   3-9 years
Warehouse equipment.........................................  5-12 years
Furniture, fixtures and equipment...........................  5-10 years

  Goodwill and Other Intangible Assets

     Costs in excess of the net identifiable assets of businesses acquired are amortized on a straight-line basis over 40 years. Assembled workforce, customer lists and other intangible assets acquired in business acquisitions, deferred financing costs and other intangibles are being amortized using primarily the straight-line method over their respective estimated useful lives, which generally range from 3 to 40 years.

  Impairment of Long-Lived Assets

     Property and equipment, goodwill and other intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss will be recognized for the difference between the fair value and carrying value of the asset or group of assets. Such analyses necessarily involve significant judgment.

  Computer Software

     Costs of computer software developed or obtained for internal use are capitalized and amortized on a straight-line basis over the estimated useful life of the software (generally 3-8 years). Business process reengineering costs associated with implementation of new software are expensed as incurred.

  Revenue Recognition

     Revenue from the sale of the Company's products is recognized upon shipment to the customer.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (Statement) No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets or liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss carryforwards. Because of the Company's prior operating losses in certain of the Company's taxable entities, a valuation allowance has been established to offset the entire amount of the net deferred tax assets.

     Effective July 1997, the Company is included in the consolidated federal income tax return of NEHC. Prior to that date, the Company was part of the Holberg consolidated group for income tax purposes and made

                       AMERISERVE FOOD DISTRIBUTION, INC.

tax sharing payments to Holberg, under a tax sharing agreement, for those entities within the Company's subgroup that had taxable income.

  Recently Issued Accounting Standards

     Accounting standards issued in 1997 included Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) as part of a full set of financial statements, and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement No. 131 establishes standards for reporting information about a company's operating segments and related disclosures about its products, services, geographic areas of operations and major customers. Both statements will be adopted by the Company in 1998. The adoption of these statements will not impact the Company's results of operations, cash flows or financial position.

  Reclassifications

     Certain amounts previously presented in the financial statements of prior years have been reclassified to conform to the current year presentation.

2.  ACQUISITIONS

     On January 25, 1996, the Company acquired the common and preferred stock of AmeriServ Food Company (AmeriServ), a foodservice distributor specializing in distribution of food products and supplies to chain restaurants. AmeriServ reported net sales of $939.1 million for its fiscal year ended December 30, 1995. The total cash outlay for the acquisition, including all direct costs, was $92.9 million. Of this amount, $44 million related to the retirement of all of AmeriServ's existing bank debt and accrued interest, which occurred concurrently with the closing of the purchase transaction. The transaction was financed through the issuance of $30 million of preferred stock to NEHC, as well as borrowings under a new credit agreement.

     The acquisition has been accounted for under the purchase method; accordingly, its results are included in the consolidated financial statements from the acquisition date. The excess of the purchase price over the net assets acquired was $85 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

     The following unaudited pro forma results of operations for the year ended December 30, 1995 assume the acquisition of AmeriServ occurred at the beginning of the fiscal year (in thousands):

                                                              1995
                                                           ----------
Net sales................................................  $1,224,200
Net loss.................................................      (7,134)

     In connection with the acquisition of AmeriServ, the Company acquired a minority interest in the Harry H. Post Company (Post), also a foodservice distributor to chain restaurants. In November 1996, the Company sold its interest in Post to NEHC in exchange for $2.5 million in NEHC preferred stock. Through certain transactions in 1996 and 1997, NEHC acquired the remaining outstanding common stock of Post. In July 1997, NEHC transferred its investment in Post to the Company in exchange for the NEHC preferred stock. The transactions with NEHC had no impact on the consolidated statements of operations. Post generated net sales of $119.4 million for its fiscal year ended December 28, 1996. The Post operations are included in the consolidated results of the Company effective with the beginning of the third quarter of 1997.

     On July 11, 1997, the Company acquired the U.S. and Canadian operations of PFS, a Division of PepsiCo, Inc. (PFS), in an asset purchase transaction for approximately $842 million in cash, including direct costs. PFS posted net sales of $3.4 billion for the fiscal year ended December 25, 1996. Financing of the

                       AMERISERVE FOOD DISTRIBUTION, INC.

acquisition included an equity contribution of $130 million by NEHC and other transactions as described in Notes 6 and 7. PFS is engaged in the distribution of food products, supplies and equipment to franchised and company-owned restaurants in the Pizza Hut, Taco Bell and KFC systems, which were spun-off by PepsiCo, Inc. on October 6, 1997 and are now operating as TRICON Global Restaurants, Inc. (Tricon).

     The effective date of the acquisition was June 11, 1997, the end of PFS' second quarter. The acquisition has been accounted for under the purchase method; accordingly, its results are included in the consolidated financial statements from the effective date of the acquisition. The purchase price was allocated based on the estimated fair values of identifiable intangible and tangible assets acquired and liabilities assumed at the acquisition date, as follows (in millions):

Accounts receivable.........................................  $ 322.3
Inventories.................................................     83.1
Property and equipment......................................     71.5
Goodwill....................................................    562.7
Identifiable intangible assets..............................     36.9
Other assets................................................      1.4
Accounts payable............................................   (168.6)
Accrued liabilities.........................................    (38.8)
Restructuring reserves......................................    (23.0)
Other noncurrent liabilities................................     (5.9)
                                                              -------
                                                              $ 841.6
                                                              =======

     The restructuring reserves of $23 million were included in the purchase price allocation above in connection with the business plan to consolidate the operations of PFS and the Company. The reserves consist principally of accruals for costs related to the displacement of employees ($6.4 million) and lease termination costs associated with the closures of duplicative PFS warehouses ($15.7 million). There were no material charges against the restructuring reserves as of December 27, 1997. See Note 3 for additional discussion.

     The following unaudited pro forma results of operations for fiscal 1996 and 1997 assume the acquisition of PFS and related transactions occurred at the beginning of each period presented (in thousands):

                                                         1996          1997
                                                      ----------    ----------
Net sales...........................................  $4,874,980    $5,006,426
Loss before extraordinary items.....................     (52,881)      (73,002)
Net loss............................................     (62,254)      (82,375)

     This pro forma information does not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the periods presented and is not intended to be a projection of future results.

     On October 29, 1997, the Company acquired the stock of a food distribution business in Mexico for approximately $8 million in cash. The business distributes food products and supplies to franchised and company-owned restaurants, primarily in Mexico, in Tricon's Pizza Hut and KFC systems. The acquisition has been accounted for under the purchase method. The operating results of the business are not material to the consolidated results of the Company.

                       AMERISERVE FOOD DISTRIBUTION, INC.

3.  IMPAIRMENT, RESTRUCTURING AND OTHER UNUSUAL CHARGES

     Included in "Impairment, restructuring and other unusual charges" in the accompanying consolidated statements of operations for fiscal 1997 are the following (in millions):

Impairment of property, equipment and other assets..........  $12.4
Accrued restructuring expense, principally exit costs for
  future lease terminations and employee severance..........   13.4
One-time indirect costs incurred in connection with the PFS
  acquisition, principally bridge financing fees and costs
  to implement the Accounts Receivable Program (Note 7).....   13.6
Costs incurred in integrating acquisitions, and other
  unusual items.............................................   13.0
                                                              -----
                                                              $52.4
                                                              =====

     The noncash impairment charge and the accrued restructuring expense reflect actions to be taken with respect to the Company's existing facilities as a result of the PFS acquisition. During the third quarter of 1997, management performed an extensive review of the existing and recently acquired PFS operations with the objective of developing a business plan for the restructuring and consolidation of the organizations. The business plan, which was approved by the Company's Board of Directors late in the third quarter, identified a number of actions designed to improve the efficiency and effectiveness of the combined entity's warehouse and transportation network and operations support infrastructure.

     These actions, which are expected to be completed by mid-1999, include construction of new strategically located warehouse facilities, closures of certain existing warehouse facilities and expansions of others, dispositions of property and equipment, conversion of computer systems, reductions in workforce and relocation of the Company's headquarters from Brookfield, Wisconsin to Dallas, Texas.

     There were no material charges against the restructuring accrual as of December 27, 1997.

     The costs incurred in fiscal 1997 in integrating the AmeriServ and PFS acquisitions included start-up costs of new warehouse facilities and employee relocation and other expenses to realign the operations support infrastructure.

4.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                     DECEMBER 28,    DECEMBER 27,
                                                         1996            1997
                                                     ------------    ------------
Land...............................................    $  1,479        $  2,584
Buildings and improvements.........................      10,036          33,477
Delivery and automotive equipment..................      15,929          86,879
Warehouse equipment................................       4,617          11,359
Furniture, fixtures and equipment..................      11,842          17,393
Construction in progress...........................       2,412           5,538
                                                       --------        --------
                                                         46,315         157,230
Less accumulated depreciation and amortization.....      12,478          26,374
                                                       --------        --------
                                                       $ 33,837        $130,856
                                                       ========        ========

                       AMERISERVE FOOD DISTRIBUTION, INC.

5.  INTANGIBLE ASSETS

     Intangible assets consist of the following (in thousands):

                                                     DECEMBER 28,    DECEMBER 27,
                                                         1996            1997
                                                     ------------    ------------
Goodwill, less accumulated amortization of $5,332
  and $15,849......................................    $100,201        $661,570
Assembled workforce, customer lists, deferred
  financing costs and other intangibles, less
  accumulated amortization of $8,370 and $9,861....      22,250          76,300
                                                       --------        --------
                                                       $122,451        $737,870
                                                       ========        ========

6.  LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                     DECEMBER 28,    DECEMBER 27,
                                                         1996            1997
                                                     ------------    ------------
8 7/8% Senior Notes due 2006.......................    $     --        $350,000
10 1/8% Senior Subordinated Notes due 2007.........          --         500,000
Revolving credit facility under Credit Agreement...      69,100              --
Term loans under Credit Agreement..................      45,000              --
Other notes payable................................       6,034              --
                                                       --------        --------
                                                        120,134         850,000
Capital lease obligations (see Note 13)............       9,771          29,238
                                                       --------        --------
                                                        129,905         879,238
Less current portion (capital lease obligations
  only in 1997)....................................       3,266           5,019
                                                       --------        --------
                                                       $126,639        $874,219
                                                       ========        ========

     The weighted average interest rate on the amounts outstanding under Credit Agreement at December 28, 1996 was 7.99%.

     In January 1996, in connection with the AmeriServ acquisition (see Note 2), the Company refinanced its borrowings under a new Credit Agreement. The credit facility provided for term loans of $45 million (amended to $50 million in March
1997) and up to $85 million under a revolving credit facility (amended to $100 million in March 1997). Interest rates on these borrowings were indexed to certain key variable rates.

     In connection with the PFS acquisition, on July 11, 1997, the Company issued $500 million principal amount of 10 1/8% Senior Subordinated Notes due July 15, 2007 in a private placement not requiring registration under the Securities Act of 1933, as amended, and entered into a new credit facility providing for term loans totaling $205 million and a revolving credit facility of up to $150 million that expires on June 30, 2003. A portion of the proceeds was used to repay all outstanding borrowings of $133.8 million (including accrued interest) under the previous Credit Agreement. On October 15, 1997, the Company issued $350 million principal amount of 8 7/8% Senior Notes due October 15, 2006 in a private placement not requiring registration under the Securities Act of 1933, as amended, and used a portion of the proceeds to repay the $205 million principal amount of term loans and the accrued interest thereon of $1.3 million.

     In connection with the early extinguishment of debt on July 11 and October 15, 1997, the Company recorded an extraordinary loss of $9.4 million, which represents the unamortized balance of deferred financing

                       AMERISERVE FOOD DISTRIBUTION, INC.

costs associated with the repaid indebtedness. Because of the Company's net operating loss carryforward position, the charge was recorded without tax benefit.

     Effective December 12, 1997, the Company completed offers to exchange all the outstanding Senior Subordinated Notes due 2007 and the Senior Notes due 2006 with new notes with substantially identical terms that are registered under the Securities Act of 1933, as amended.

     Interest on the Senior Subordinated Notes and the Senior Notes (collectively, the Notes) is payable semiannually. The Notes are fully, unconditionally, jointly and severally guaranteed by the Company's operating subsidiaries. The Notes contain covenants that limit the Company from incurring additional indebtedness and issuing preferred stock, restrict dividend payments, limit transactions with affiliates and certain other transactions. The Senior Subordinated Notes are subordinated to all existing and future senior indebtedness of the Company but rank equally in right of payment with any future senior subordinated indebtedness of the Company.

     As of March 15, 1998, there have been no borrowings under the $150 million revolving credit facility; however, available borrowings are reduced for letters of credit outstanding ($13.5 million at that date). A commitment fee of .25% to
 .50% per annum is payable on the unused portion of the revolving credit facility. The covenants contained in the revolving credit facility restrict the payment of dividends, capital expenditures and certain other transactions and require the Company to maintain leverage, fixed charge and interest coverage ratios.

     In early 1996, the Company entered into interest rate swap agreements to modify interest on a portion of the outstanding borrowings under the Credit Agreement. Under these agreements, the Company received variable rates and paid fixed rates. Details of these swap agreements at December 28, 1996 and December 27, 1997 are as follows:

                                                        1996           1997
                                                     -----------    -----------
Notional amount....................................  $60 million    $60 million
Weighted average receive rate......................     5.63%          5.80%
Weighted average pay rate..........................     5.52%          5.52%

     The swap agreements were terminated in February 1998 with a net insignificant gain.

7.  ACCOUNTS RECEIVABLE PROGRAM

     In July 1997, the Company entered into a five-year Accounts Receivable Program (the Program)to provide additional financing capacity. Under the Program, the Company established a consolidated wholly owned subsidiary, AmeriServe Funding Corporation (Funding), which is a special purpose bankruptcy-remote entity that acquires, on a daily basis, substantially all of the trade receivables generated by the Company and its subsidiaries. The purchases by Funding are financed through the sale of the receivables to AmeriServe Master Trust (the Trust) and the issuance of a series of certificates by the Trust representing undivided interests in the assets of the Trust. As of December 27, 1997, the Company had transferred $379.4 million of accounts receivable to Funding in exchange for $225 million in cash, and an undivided interest in the Trust of $154.4 million.

     In accordance with the provisions of Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," the transactions have been recorded as a sale of receivables to a qualified special purpose entity. The ongoing cost associated with the Program, which represents the return to investors in the certificates, is reported in the accompanying consolidated statements of operations as "Loss on sale of accounts receivable." The interest rate on the certificates at December 27, 1997 was 6.94%. The Company has accounted for its investment in Funding as a held-to-maturity security in accordance with Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                       AMERISERVE FOOD DISTRIBUTION, INC.

     In a transaction expected to be completed in April 1998, the current series of certificates issued by the Trust will be restructured, resulting in additional capital to the Company under the program of approximately $50 million.

     The accompanying consolidated balance sheets reflect an allowance for doubtful accounts at December 27, 1997 that relates, in large part, to the accounts receivable representing the undivided interest in the Trust. The Company's accounts receivable generally are unsecured.

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, accounts receivable, investment in accounts receivable trust, accounts payable and accrued liabilities approximate fair value because of their short-term maturities. The carrying amounts reported for long-term debt at December 28, 1996 approximate fair value because the instruments carry variable rates of interest. The carrying amounts and fair values of long-term debt at December 27, 1997 are as follows (in thousands):

                                                         CARRYING      FAIR
                                                          AMOUNT      VALUE
                                                         --------    --------
8 7/8% Senior Notes....................................  $350,000    $350,000
10 1/8% Senior Subordinated Notes......................   500,000     515,000

     Related party financial instruments are recorded at cost.

9.  GUARANTOR SUBSIDIARIES

     The Company's operating subsidiaries fully, unconditionally, jointly and severally guarantee the Senior Subordinated Notes and the Senior Notes discussed in Note 6.

     The guarantor subsidiaries are direct or indirect wholly owned subsidiaries of the Company. The Company and the guarantor subsidiaries conduct substantially all of the operations of the Company and its subsidiaries on a consolidated basis. Separate financial statements of the guarantor subsidiaries are not separately presented because, in the opinion of management, such financial statements are not material to investors.

     The only significant subsidiary of the Company that is not a guarantor subsidiary is Funding, which is a wholly owned special purpose bankruptcy-remote subsidiary. Funding has no operating revenues or expenses, and its only asset is an undivided interest in an accounts receivable trust (the Trust -- see Note 7). Funding's interest in the Trust is junior to the claims of the holders of certificates issued by the Trust. Accordingly, as creditors of the Company, the claims of the holders of the Senior Subordinated Notes and Senior Notes against the accounts receivable held in the Trust are similarly junior to the claims of holders of the certificates issued by the Trust.

     On the first day of fiscal 1998, two of the Company's operating subsidiaries, AmeriServ and Post, were effectively merged with and into the Company. Accordingly, the following summarized combined financial

                       AMERISERVE FOOD DISTRIBUTION, INC.

information (in accordance with Rule 1-02(bb) of Regulation S-X) at December 27, 1997 and for the year then ended is for the guarantor subsidiaries of the Company remaining after the mergers (in thousands):

Current assets..............................................  $  7,901
Current liabilities.........................................     5,666
Noncurrent assets...........................................    52,085
Noncurrent liabilities......................................    13,530

Net sales...................................................  $135,640
Operating income............................................     1,288
Net income..................................................     1,027

10.  INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                                         YEAR ENDED
                                        --------------------------------------------
                                        DECEMBER 30,    DECEMBER 28,    DECEMBER 27,
                                            1995            1996            1997
                                        ------------    ------------    ------------
Current:
  Federal.............................      $437           $1,104          $  515
  State...............................        98              196             299
  Foreign.............................        --               --              95
                                            ----           ------          ------
                                             535            1,300             909
  Deferred (foreign in 1997)..........        48               --             121
                                            ----           ------          ------
                                            $583           $1,300          $1,030
                                            ====           ======          ======

     The provision for income taxes differs from the amount computed by applying the federal statutory rate of 34% to income (loss) before income taxes and extraordinary loss, as follows (in thousands):

                                                         YEAR ENDED
                                        --------------------------------------------
                                        DECEMBER 30,    DECEMBER 28,    DECEMBER 27,
                                            1995            1996            1997
                                        ------------    ------------    ------------
Provision (benefit) at statutory
  rate................................      $370           $1,298         $(21,699)
State income taxes, net of federal tax
  benefit.............................        66              130              197
Foreign income taxes, net of federal
  tax benefit.........................        --               --              143
Nondeductible goodwill................       167              758              891
Equity in earnings of unconsolidated
  subsidiary..........................        --             (644)              --
Increase in valuation allowance.......        --               --           20,250
Other.................................       (20)            (242)           1,248
                                            ----           ------         --------
Provision for income taxes............      $583           $1,300         $  1,030
                                            ====           ======         ========

                       AMERISERVE FOOD DISTRIBUTION, INC.

     The components of the Company's deferred income tax assets and liabilities are as follows (in thousands):

                                                     DECEMBER 28,    DECEMBER 27,
                                                         1996            1997
                                                     ------------    ------------
Deferred income tax liabilities:
  Intangible assets other than nondeductible
     goodwill......................................    $  7,974        $ 43,980
Deferred income tax assets:
  Allowances and reserves..........................       3,155          14,658
  Property and equipment...........................       1,701           4,758
  Accrued liabilities..............................       9,045          33,026
  Federal net operating loss carryforwards.........      10,566          34,954
                                                       --------        --------
                                                         24,467          87,396
  Valuation allowance for deferred tax assets......     (16,493)        (43,416)
                                                       --------        --------
          Total deferred tax assets................       7,974          43,980
                                                       --------        --------
Net deferred tax asset.............................    $     --        $     --
                                                       ========        ========

     As of December 27, 1997, and, giving effect to the merger into the Company of Post and AmeriServ, the Company has net operating loss carryforwards of approximately $90 million. The Company has not yet determined whether it incurred a change in control on July 11, 1997 under Section 382 of the Internal Revenue Code. Under that Section, after a change of control, the amount of such net operating loss carryforwards that may be used annually during the permitted carryforward period is limited.

     The net operating loss carryforwards will expire between 2006 and 2012. Because of uncertainty as to whether any benefit will be realized from the use of such losses and other deferred tax assets, a valuation reserve has been provided to offset any deferred tax assets in excess of deferred tax liabilities. As of the date of its acquisition by the Company, AmeriServ had net operating losses and other deferred tax benefits (the Acquired Tax Attributes) of $49 million that were entirely offset by a valuation reserve. Goodwill will be reduced to the extent of any tax benefit realized from the Acquired Tax Attributes.

11.  EMPLOYEE BENEFIT PLANS

     The Company and its subsidiaries have sponsored 401(k) retirement savings plans covering substantially all employees. The Company has matched the contributions of participating employees in accordance with the provisions of the plans. In August 1997, the various plans were merged into a single plan that was enhanced as of January 1, 1998.

     Under the enhanced plan, eligible employees may contribute up to 18% of eligible compensation, subject to limits imposed by law. The Company matches 50% of the first 4% of compensation contributed by employees and 25% of additional amounts contributed up to 6%. The Company will make additional contributions for eligible employees of 0.8% to 2.0% of eligible compensation, depending on years of service. Company contributions have certain vesting schedules, with all such contributions vesting after 5 years of service. The Company may also elect to make a discretionary contribution that would be allocated to employees based on a predetermined formula.

     Company contributions expensed under the plans approximated $109,000, $515,000 and $961,000 in fiscal 1995, 1996 and 1997, respectively.

                       AMERISERVE FOOD DISTRIBUTION, INC.

12.  RELATED-PARTY TRANSACTIONS

     With respect to related party assets and liabilities presented in the accompanying consolidated balance sheets, the current amounts due from/to affiliate represent interest-bearing advances to Holberg which are made in the normal course of business as part of the cash management strategy of Holberg; the note receivable from Holberg bears interest at 5% and is due January 1, 2007.

     Prior to 1996, the Company participated in a self-insured casualty (including workers' compensation and auto liability) and group health risk program with an affiliate of Holberg, which determined the insurance expense to be allocated to the Company. In fiscal 1995, the affiliate paid $1,128,000 of casualty insurance and $378,000 of health insurance expenses of the Company. These payments have been charged to operations and are reflected as contributed capital in the accompanying consolidated financial statements. In connection with the insurance program, the Company has deposits with an affiliate for insurance collateral purposes of $2,480,000 and $4,835,000 at December 28, 1996 and December 27, 1997, respectively. These amounts are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

     Interest income from Holberg and an affiliate of approximately $749,000, $528,000 and $632,000 in fiscal 1995, 1996 and 1997, respectively, represents interest on the advances and note receivable from Holberg and interest on the insurance deposits with an affiliate, less debt guarantee fees to Holberg of $180,000 in 1995.

     In 1997, distribution, selling and administrative expenses include $4,000,000 in management fees to Holberg.

     In 1995, the Company entered into an agreement to lease a warehouse and office facility in Omaha, Nebraska from an affiliate of NEHC for a fixed term of 13 years. Annual rent is $500,000 for the first 5-year period of the lease, and includes fixed escalation provisions for the 8 years thereafter. In connection with the lease, the Company paid the affiliate a security deposit of $750,000, which is included in other noncurrent assets in the accompanying consolidated balance sheets.

     The Company leases a warehouse and office facility in Waukesha, Wisconsin from an affiliated partnership owned by certain former shareholders of an acquired company for approximately $810,000 per year through May 31, 2008.

13.  LEASE COMMITMENTS

     The Company has noncancelable commitments under both capital and long-term operating leases, primarily for office and warehouse facilities and transportation and office equipment. Many leases provide for rent escalations, purchase and renewal options, contingent rentals based on miles driven and payment of executory costs by the Company. Rent expense was approximately $5,709,000, $13,757,000 and $17,140,000 (including contingent rentals) in fiscal 1995, 1996 and 1997, respectively.

     Property and equipment include the following amounts under capital leases (in thousands):

                                                     DECEMBER 28,    DECEMBER 27,
                                                         1996            1997
                                                     ------------    ------------
Delivery and automotive equipment..................    $ 8,358         $28,778
Warehouse equipment................................         --           2,227
Furniture, fixtures and equipment..................      3,487           3,312
                                                       -------         -------
                                                        11,845          34,317
Less accumulated amortization......................      1,741           5,767
                                                       -------         -------
Property and equipment under capital leases, net...    $10,104         $28,550
                                                       =======         =======

                       AMERISERVE FOOD DISTRIBUTION, INC.

     The following is a schedule of aggregate future minimum lease payments (excluding contingent rentals) required under terms of the aforementioned leases at December 27, 1997 (in thousands):

                                                          CAPITAL    OPERATING
                   FISCAL YEAR ENDING                     LEASES      LEASES
                   ------------------                     -------    ---------
1998....................................................  $ 8,173    $ 14,920
1999....................................................    7,514      15,157
2000....................................................    6,381      13,950
2001....................................................    5,572      13,733
2002....................................................    4,823      12,824
Thereafter..............................................    8,222      77,610
                                                          -------    --------
Total...................................................   40,685    $148,194
                                                                     ========
Less amount representing interest.......................   11,447
                                                          -------
Present value of net minimum lease commitments..........  $29,238
                                                          =======

14.  CONCENTRATION OF CREDIT RISK

     On a pro forma basis, assuming the inclusion of PFS and Post for the full year, Tricon accounted for approximately 40% of the Company's 1997 sales. No other customer accounted for more than 10% of 1997 pro forma sales. Tricon is the franchiser of, and through its subsidiaries operates restaurants within, the Pizza Hut, Taco Bell and KFC systems. One customer, a franchiser, accounted for approximately 11% of 1996 reported net sales.

     In connection with the PFS acquisition, the Company was assigned and assumed a sales and distribution agreement dated May 1997 between PFS and the Pizza Hut, Taco Bell and KFC businesses. The agreement provides that the Company is the exclusive distributor of a substantial majority of products purchased by the domestic Tricon-owned restaurants for a five-year period beginning July 12, 1997, subject to certain service performance standards. The agreement also covers restaurants sold to certain franchisees within the five-year period.

     Including sales to franchiser-owned and franchised restaurants, the Company's sales to the following restaurant concepts as an approximate percentage of total pro forma sales were (including PFS for all of 1997 and Post for all of 1996 and 1997):

                                                              1996    1997
                                                              ----    ----
Pizza Hut...................................................   --      28%
Taco Bell...................................................   --      28%
KFC.........................................................    9%     13%
Wendy's.....................................................   35%     11%
Burger King.................................................   17%      5%

15.  STOCKHOLDER'S EQUITY

     At December 27, 1997, the authorized capital of the Company consisted of 2,000 shares of common stock at a par value of $10; 765 shares of senior nonconvertible, nonvoting preferred stock with a liquidation preference of $50,000 per share and cumulative dividends at a rate of $6,250 per share; 150 shares of Series $50,000 par value nonconvertible, nonvoting preferred stock with a liquidation preference of $50,000 per share and cumulative dividends at a rate of $5,500 per share; and 400 shares of Series $25,000 par value nonconvertible, nonvoting preferred stock with a liquidation preference of $25,000 per share and cumulative dividends at a rate of $2,375 per share.

                       AMERISERVE FOOD DISTRIBUTION, INC.

     On December 30, 1997, the authorized capital was modified to consist entirely of 10,000 shares of common stock at a par value of $.01 (600 shares outstanding) and 10,000 shares of preferred stock at a par value of $.01.

16.  SUBSEQUENT EVENT

     On January 29, 1998, the Company entered into a definitive merger agreement pursuant to which the Company will acquire all of the approximately 9.4 million outstanding shares of ProSource, Inc. (ProSource) for $15.00 per share in cash. The Company will also refinance the existing indebtedness of ProSource of approximately $174 million. The transaction is expected to close in the second quarter of 1998. ProSource, which reported sales of $3.9 billion for its fiscal year ended December 27, 1997, is in the foodservice distribution business, specializing in quick-service and casual dining chain restaurants. ProSource services approximately 12,700 restaurants, principally in the United States, in such chains as Burger King, Red Lobster, Olive Garden, TGI Friday's, Long John Silver's, Chili's, Sonic, Chick-fil-A, Wendy's and TCBY.

             REPORT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Management of PFS
(A Division of PepsiCo, Inc. Held for Sale):

     We have audited the accompanying balance sheets of PFS (A Division of PepsiCo, Inc. Held for Sale) as of December 27, 1995 and December 25, 1996, and the related statements of income, divisional equity, and cash flows for each of the years in the three-year period ended December 25, 1996. These financial statements are the responsibility of the management of PFS. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PFS as of December 27, 1995 and December 25, 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 25, 1996, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Dallas, Texas
April 18, 1997

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                                 BALANCE SHEETS

                                                          DECEMBER 27,    DECEMBER 25,     JUNE 11,
                                                              1995            1996           1997
                                                          ------------    ------------    -----------
                                                                                          (UNAUDITED)
                                                                                           --------
                                                                        (IN THOUSANDS)
                                               ASSETS
Current assets:
  Cash..................................................    $    203        $  1,625       $     32
  Receivables:
  Franchisees and licensees, net of allowance for
     doubtful accounts of $11,941 in 1995 and $7,733 in
     1996...............................................     115,004         117,729        132,679
  Affiliates............................................     206,658         162,485        191,006
  Inventories...........................................     101,767          94,418         86,068
  Prepaid expenses and other current assets.............       1,877           4,690          5,915
  Deferred income taxes (note 7)........................      10,105          10,629          9,975
                                                            --------        --------       --------
          Total current assets..........................     435,614         391,576        425,675
  Property and equipment, net (notes 3 and 6)...........      80,351          87,017         82,460
  Other assets..........................................         323             328            320
                                                            --------        --------       --------
                                                            $516,288        $478,921       $508,455
                                                            ========        ========       ========
                                  LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Accounts payable -- trade.............................    $196,695        $170,611       $200,026
  Accrued liabilities (note 7)..........................      79,512          79,728         71,395
  Advances from Parent and affiliates, net (note 4).....     122,957         108,257        125,282
                                                            --------        --------       --------
          Total current liabilities.....................     399,164         358,596        396,703
Other liabilities and deferred credits (notes 6 and
  9)....................................................      23,449          22,400         20,568
Deferred income taxes (note 7)..........................       5,096           4,520          3,545
Divisional equity (note 4)..............................      88,579          93,405         87,639
Commitments (note 6)
                                                            --------        --------       --------
                                                            $516,288        $478,921       $508,455
                                                            ========        ========       ========

                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                              STATEMENTS OF INCOME

                                                YEARS ENDED                   TWENTY-FOUR WEEKS ENDED
                                 ------------------------------------------   ------------------------
                                 DECEMBER 28,   DECEMBER 27,   DECEMBER 25,    JUNE 12,      JUNE 11,
                                     1994           1995           1996          1996          1997
                                 ------------   ------------   ------------   ----------    ----------
                                  (53 WEEKS)     (52 WEEKS)     (52 WEEKS)          (UNAUDITED)
                                                            (IN THOUSANDS)
Sales:
  Affiliates (note 4)..........   $2,378,963     $2,463,464     $2,292,423    $1,058,666    $  957,528
  Franchisees and licensees....      905,874        999,988      1,136,201       497,003       544,425
                                  ----------     ----------     ----------    ----------    ----------
                                   3,284,837      3,463,452      3,428,624     1,555,669     1,501,953
  Less discounts and
     allowances................        5,000          4,508          6,538         3,194         3,608
                                  ----------     ----------     ----------    ----------    ----------
          Net sales............    3,279,837      3,458,944      3,422,086     1,552,475     1,498,345
                                  ----------     ----------     ----------    ----------    ----------
Costs and expenses:
  Cost of sales and
     operating.................    3,155,422      3,331,866      3,297,381     1,498,587     1,443,274
  General and administrative
     (notes 4, 6 and 8)........       37,515         47,606         44,962        21,564        20,330
                                  ----------     ----------     ----------    ----------    ----------
                                   3,192,937      3,379,472      3,342,343     1,520,151     1,463,604
                                  ----------     ----------     ----------    ----------    ----------
          Income from
            operations.........       86,900         79,472         79,743        32,324        34,741
Interest expense to Parent
  (note 4).....................       12,934         17,613         15,566         7,102         8,041
                                  ----------     ----------     ----------    ----------    ----------
          Income before income
            taxes..............       73,966         61,859         64,177        25,222        26,700
Provision for income taxes
  (note 7).....................       28,874         23,844         24,597         9,928         9,924
                                  ----------     ----------     ----------    ----------    ----------
          Net income...........   $   45,092     $   38,015     $   39,580    $   15,294    $   16,776
                                  ==========     ==========     ==========    ==========    ==========

                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                        STATEMENTS OF DIVISIONAL EQUITY

                                                              (IN THOUSANDS)
                                                              --------------
Divisional equity at December 29, 1993......................     $100,146
Transfers to Advances from Parent and affiliates, net (note
  4)........................................................      (59,531)
Net income..................................................       45,092
                                                                 --------
Divisional equity at December 28, 1994......................       85,707
Transfers to Advances from Parent and affiliates, net (note
  4)........................................................      (35,143)
Net income..................................................       38,015
                                                                 --------
Divisional equity at December 27, 1995......................       88,579
Transfers to Advances from Parent and affiliates, net (note
  4)........................................................      (34,754)
Net income..................................................       39,580
                                                                 --------
Divisional equity at December 25, 1996......................       93,405
Transfers to Advances from Parent and affiliates, net (note
  4)(unaudited).............................................      (22,542)
Net income (unaudited)......................................       16,776
                                                                 --------
Divisional equity at June 11, 1997 (unaudited)..............     $ 87,639
                                                                 ========

                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                            STATEMENTS OF CASH FLOWS

                                                                                          TWENTY-FOUR WEEKS
                                                           YEARS ENDED                          ENDED
                                            ------------------------------------------   -------------------
                                            DECEMBER 28,   DECEMBER 27,   DECEMBER 25,   JUNE 12,   JUNE 11,
                                                1994           1995           1996         1996       1997
                                            ------------   ------------   ------------   --------   --------
                                             (53 WEEKS)     (52 WEEKS)     (52 WEEKS)        (UNAUDITED)
                                                                     (IN THOUSANDS)
Cash flows -- operating activities:
  Net income..............................    $ 45,092       $ 38,015       $ 39,580     $ 15,294   $ 16,776
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation and amortization........      17,053         18,764         19,830        8,819      8,814
     Loss on sale of property and
       equipment..........................       1,788          2,324          1,065           72       (209)
     Deferred income taxes................      (6,800)        (3,075)        (1,100)        (274)      (321)
     Change in assets and liabilities:
       Receivables........................     (22,614)       (22,051)        41,448       (6,769)   (43,471)
       Inventories........................       4,839         (5,046)         7,349        8,429      8,350
       Accounts payable...................       9,524         (2,347)       (26,084)      (8,519)    29,415
       Accrued liabilities................      13,105         (4,672)           216      (11,278)    (8,333)
       Other..............................       2,730          7,668         (3,867)      (4,877)    (3,049)
                                              --------       --------       --------     --------   --------
          Net cash provided by operating
            activities....................      64,717         29,580         78,437          897      7,972
                                              --------       --------       --------     --------   --------
Cash flows -- investing activities:
  Additions to property and equipment.....     (21,310)       (25,245)       (28,771)     (14,214)   (12,291)
  Transfers of property and equipment to
     affiliates...........................          --             --             --           --      7,338
  Proceeds from sale of property and
     equipment............................       1,047            857          1,210        1,032        905
                                              --------       --------       --------     --------   --------
          Net cash used for investing
            activities....................     (20,263)       (24,388)       (27,561)     (13,182)    (4,048)
                                              --------       --------       --------     --------   --------
Cash flows -- financing
  activities -- (repayment of)/additions
  to advances from Parent and affiliates,
  net.....................................     (44,360)        (5,163)       (49,454)      12,661     (5,517)
                                              --------       --------       --------     --------   --------
  Net increase (decrease) in cash.........          94             29          1,422          376     (1,593)
  Cash at beginning of period.............          80            174            203          203      1,625
                                              --------       --------       --------     --------   --------
  Cash at end of period...................    $    174       $    203       $  1,625     $    579   $     32
                                              ========       ========       ========     ========   ========

     During 1994, 1995, and 1996 PFS made the following transfers to Parent through the intercompany account:

                                                 1994       1995       1996
                                                -------    -------    -------
State income tax..............................  $ 4,135    $ 3,808    $ 3,475
                                                =======    =======    =======
Federal income tax............................  $18,876    $19,887    $18,800
                                                =======    =======    =======
Interest on advances..........................  $12,994    $17,613    $15,566
                                                =======    =======    =======
Divisional equity reclassifications...........  $59,531    $35,143    $34,754
                                                =======    =======    =======

                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 27, 1995 AND DECEMBER 25, 1996
                                 (IN THOUSANDS)

(1)  GENERAL AND BASIS OF PRESENTATION

     PFS (A Division of PepsiCo, Inc. Held for Sale) ("PFS") operates as a division of PepsiCo, Inc. ("Parent") and has no separate legal status or existence. In January 1997, the Parent announced its intent to spin off its restaurant business. Concurrent with this announcement, the Parent also announced that it would explore the possible sale of PFS. The accompanying financial statements present the business of PFS which is being held for sale. Accordingly, they include only the assets, liabilities and results of operations of the PFS business to be sold. The principal nature of this business is to provide food, equipment, and supply items primarily to Taco Bell, Pizza Hut and KFC restaurants, which restaurants are either owned or franchised by the Parent in both the United States and Canada. The Division also has other transactions with the Parent and affiliates of the Parent ("Affiliates") (notes 4, 5, 7, 8 and 9). PFS' fiscal year ends on the last Wednesday in December and, as a result, a fifty-third week is added every five or six years. The fiscal year ended December 28, 1994 consisted of 53 weeks.

     The financial statements of the Company as of June 11, 1997 and for the periods ended June 12, 1996 and June 11, 1997 are unaudited, but in the opinion of management reflect all adjustments (consisting only of normal recurring accruals) which are necessary for a fair statement of the results of the interim periods presented. Results for interim periods are not necessarily indicative of the results to be expected for a full year or for periods which have been previously reported.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Inventories

     Inventories are valued at the lower of cost, as determined by the first-in, first-out ("FIFO") method, or net realizable value.

  (b) Income Taxes

     PFS is included in the consolidated federal income tax return of the Parent. For financial reporting purposes, federal income taxes are computed on a separate return basis. State income taxes are computed at a composite rate (6.3% in 1994 and 5.8% in 1995 and 1996) based upon actual taxes incurred by the Parent on behalf of the Division.

     PFS accounts for income taxes using the asset and liability method. Under the asset and liability method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (c) Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the assets, generally 3 to 10 years.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (d) Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3)  PROPERTY AND EQUIPMENT

     Property and equipment at December 27, 1995 and December 25, 1996 is summarized as follows:

                                                           1995        1996
                                                         --------    --------
Land...................................................  $    756    $    756
Transportation equipment...............................    81,741      87,039
Warehouse and office equipment.........................    33,654      38,916
Buildings and leasehold improvements ..................    38,490      46,651
Construction in progress...............................     2,656       2,937
Leased computer and material handling equipment........     5,712       5,750
                                                         --------    --------
                                                          163,009     182,049
Less accumulated depreciation and amortization.........    82,658      95,032
                                                         --------    --------
                                                         $ 80,351    $ 87,017
                                                         ========    ========

(4)  RELATED PARTY TRANSACTIONS

     The Parent provides certain corporate general and administrative services to PFS, including legal, treasury and benefits administration, among others. The Company estimates the costs of these services to be approximately $1,100 based on management's assessment of the relative benefit received from the Parent for each of the years 1994, 1995 and 1996. The Company believes this method is reasonable and inclusion of such costs would not have a material impact on the accompanying financial statements.

     Transactions with the Parent include utilization of cash management services under which net cash balances of PFS are transferred to or provided by the Parent daily. In addition, the Parent provides payments under its incentive compensation plans to certain key employees of PFS.

     In 1994, 1995 and 1996, respectively, approximately 29%, 28% and 27% of the gross sales of PFS were to restaurants owned by Pizza Hut, Inc., 31%, 31% and 28% of gross sales were to restaurants owned by Taco Bell Corp., and 13%, 11% and 12% of gross sales were to restaurants owned by KFC Corporation.

     PFS and the Parent have agreed to reclassify amounts between advances and divisional equity in order to maintain a preestablished debt to equity ratio, as defined, as part of the agreements between PFS and Pizza Hut, Inc. and its franchisees.

     Advances from Parent and Affiliates bear interest at the prime rate (8.25% at December 25, 1996) and are not subject to stated repayment terms. Accordingly, such advances are classified as current liabilities in the accompanying balance sheets. The carrying amount of Advances from the Parent and Affiliates at December 27, 1995 and December 25, 1996 approximates the fair value since the borrowings bear interest at current market rates.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5)  PROFIT LIMITATION

     "Gross profit" and "net pretax profit" on certain sales of PFS to Pizza Hut restaurants, as defined in the agreements with Pizza Hut, Inc. and its franchisees, are limited to amounts not to exceed 14% and 2.5% of sales, respectively. Such limitations apply only to sales of food, paper products, and similar restaurant supplies and exclude other nonfood items such as furnishings, interior and exterior decor items, and equipment. As a result of the profit limitation, sales are reported net of $3,039, $4,449 and $5,249 in 1994, 1995 and 1996, respectively, for distributions to Pizza Hut, Inc. and its franchisees.

(6)  LEASE COMMITMENTS

     PFS occupies warehouse and office facilities under noncancellable operating lease agreements expiring at various dates through 2006. Most of the leases contain renewal options for periods ranging from one to five years, with rentals generally equal to those stated for the initial term of the lease.

     PFS also rents transportation equipment under operating leases which provide for both short-term and long-term rentals.

     Rental expense for the years ended December 28, 1994, December 27, 1995 and December 25, 1996 is summarized as follows:

                                                 1994       1995       1996
                                                -------    -------    -------
Transportation equipment:
  Fixed rentals...............................  $   336    $   409    $   442
  Variable rentals............................    2,173      1,776      1,059
Warehouse and office space....................    8,110      8,531     10,252
Equipment.....................................    3,993      2,773      2,947
                                                -------    -------    -------
                                                $14,612    $13,489    $14,700
                                                =======    =======    =======

     The future minimum rental commitments as of December 25, 1996 for all noncancellable operating transportation, warehouse, office, and other equipment leases are as follows:

1997...............................................  $10,783
1998...............................................    9,493
1999...............................................    8,110
2000...............................................    6,986
2001...............................................    7,020
Thereafter.........................................   17,027
                                                     -------
                                                     $59,419
                                                     =======

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     PFS leases computer equipment and material handling equipment under capital lease arrangements. The minimum lease payments as of December 25, 1996 for the remainder of the lease periods are as follows:

1997..................................................  $692
1998..................................................   118
                                                        ----
Total minimum lease payments..........................   810
Less amount representing interest.....................    22
                                                        ----
Present value of net minimum lease payments...........   788
Less current obligations..............................   673
                                                        ----
Long-term obligations.................................  $115
                                                        ====

     Included in property and equipment as of December 25, 1996 are assets recorded under capital leases as follows:

Computer and material handling equipment............  $5,750
Less accumulated amortization.......................   5,114
                                                      ------
                                                      $  636
                                                      ======

(7)  INCOME TAXES

     The provision for income taxes is comprised of the following:

                                                 1994       1995       1996
                                                -------    -------    -------
Current:
  Federal.....................................  $29,875    $24,227    $23,127
  State.......................................    5,799      2,692      2,570
Deferred:
  Federal.....................................   (5,780)    (2,639)      (846)
  State.......................................   (1,020)      (436)      (254)
                                                -------    -------    -------
                                                $28,874    $23,844    $24,597
                                                =======    =======    =======

     The differences between the statutory and effective federal income tax rates are as follows:

                                                          1994    1995    1996
                                                          ----    ----    ----
Statutory federal rate..................................   35%     35%     35%
State income tax, net of federal benefit................    4       4       4
                                                           --      --      --
  Effective rate........................................   39%     39%     39%
                                                           ==      ==      ==

     Federal income taxes currently payable to the Parent of $35,714 at December 27, 1995 and $36,441 at December 25, 1996 are included in accrued liabilities in the accompanying balance sheets.

     The primary components of deferred taxes result from accelerated depreciation methods, bad debt provisions and the deferral of certain expenses related to postretirement benefits for tax purposes.

(8)  RETIREMENT PLANS

     PFS participates in two defined benefit noncontributory pension plans for salaried and nonsalaried employees (the "Plans") which are administered directly or indirectly by the Parent. Substantially all

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

employees of the Division are covered by these Plans. PFS's participation is accounted for as a multiemployer plan.

     Generally, benefits for salaried and nonsalaried employees are based on years of service and the employees' highest consecutive five-year average annual earnings. The Parent funds the Plans in amounts not less than the minimum statutory funding requirements nor more than the maximum amount which can be deducted for federal income tax purposes by the Parent. The Plans' assets consist principally of equity securities, government and corporate debt securities, and other fixed income obligations. Capital stock of the Parent accounted for approximately 24% and 22% of the total market value of the domestic Parent sponsored Plans' assets for 1995 and 1996.

     PFS was allocated pension expense of $1,211, $1,174 and $2,374 in 1994, 1995 and 1996, respectively.

(9)  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     PFS participates in a postretirement benefit plan administered by the Parent. The plan provides postretirement health care and life insurance benefits to eligible retired U.S. employees. Employees who have 10 years of service and attain age 55 while in service with the Division are eligible to participate in the postretirement benefit plan. The plan in effect through 1994 was largely noncontributory and was not funded. PFS accrues the cost of postretirement benefits over the years employees provide services to the date of their full eligibility for such benefits.

     Postretirement benefit expense amounted to $919, $481 and $1,047 in 1994, 1995 and 1996, respectively. The liability for postretirement benefits of $8,967 at December 25, 1995 and $9,962 at December 27, 1996 is included in other liabilities and deferred credits in the accompanying balance sheets.

     Effective in 1994, certain features of the plan were amended to expand retiree cost-sharing provisions and limit the Division's share of future increases in health care costs.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
AmeriServ Food Company

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of AmeriServ Food Company (the Company) for the years ended December 31, 1994 and December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of the Company for the years ended December 31, 1994 and December 30, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Dallas, Texas
March 22, 1996

                             AMERISERV FOOD COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 30,
                                                                  1994           1995
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Net sales...................................................    $873,309       $939,096
Operating expenses:
  Cost of sales, including delivery and warehouse
     expenses...............................................     841,408        907,597
  Selling, general, and administrative......................      19,314         20,209
  Depreciation..............................................       2,778          2,768
  Amortization of goodwill and covenants not to compete.....         888            677
  Losses of divested operations.............................         313             --
                                                                --------       --------
Total operating expenses....................................     864,701        931,251
                                                                --------       --------
Income from operations......................................       8,608          7,845
Other expense:
  Interest expense..........................................       6,442          7,465
  Interest expense, related parties.........................         226            216
  Amortization of financing costs...........................         236            302
  Other expense, net........................................          28          1,472
                                                                --------       --------
Income (loss) before minority interest......................       1,676         (1,610)
Minority interest...........................................           4             (2)
                                                                --------       --------
Income (loss) before income taxes...........................       1,680         (1,612)
Income tax provision........................................         108            270
                                                                --------       --------
Income (loss) before extraordinary items....................       1,572         (1,882)
Extraordinary gain on early extinguishment of debt..........         312             --
                                                                --------       --------
Net income (loss)...........................................    $  1,884       $ (1,882)
                                                                ========       ========

                            See accompanying notes.

                             AMERISERV FOOD COMPANY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                   COMMON      ADDITIONAL
                                                    STOCK       PAID-IN      ACCUMULATED
                                                  PAR VALUE     CAPITAL        DEFICIT       TOTAL
                                                  ---------    ----------    -----------    -------
                                                                   (IN THOUSANDS)
Balance at January 1, 1994......................    $ 25        $ 8,742       $(17,032)     $(8,265)
  Contribution of dividend promissory notes and
     accrued interest to equity.................      --          5,678             --        5,678
  Accretion of redemption value of Series A
     Redeemable Preferred Stock.................      --             --         (1,125)      (1,125)
  Net income....................................      --             --          1,884        1,884
                                                    ----        -------       --------      -------
Balance at December 31, 1994....................      25         14,420        (16,273)      (1,828)
  One for ten reverse stock split...............     (22)            22             --           --
  Accretion of redemption value of Series A
     Redeemable Preferred Stock.................      --             --           (675)        (675)
  Net loss......................................      --             --         (1,882)      (1,882)
                                                    ----        -------       --------      -------
Balance at December 30, 1995....................    $  3        $14,442       $(18,830)     $(4,385)
                                                    ====        =======       ========      =======

                            See accompanying notes.

                             AMERISERV FOOD COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 30,
                                                                  1994           1995
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)...........................................   $   1,884      $  (1,882)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation..............................................       2,778          2,768
  Amortization of goodwill and covenants not to compete.....         888            677
  Amortization of financing costs...........................         236            302
  Other non-cash expenses...................................          --          1,079
  Deferred income tax provision.............................        (347)            45
  Provision for doubtful accounts...........................         410            181
  Minority interest.........................................          (4)             2
  Extraordinary gain........................................        (312)            --
  Changes in operating assets and liabilities:
     Accounts and other receivables.........................      (3,116)          (664)
     Inventories............................................      (5,929)        (2,880)
     Prepaid expenses and other.............................      (1,272)          (730)
     Accounts payable.......................................      10,143          7,228
     Accrued liabilities....................................          67           (844)
                                                               ---------      ---------
Net cash provided by operating activities...................       5,426          5,282
                                                               ---------      ---------
INVESTING ACTIVITIES
Acquisitions of businesses..................................      (1,625)            --
Capital expenditures for property, plant, and equipment.....      (1,263)        (3,030)
Proceeds from sale of property, plant, and equipment........          71            112
Other.......................................................         190           (229)
                                                               ---------      ---------
Net cash used in investing activities.......................      (2,627)        (3,147)
                                                               ---------      ---------
FINANCING ACTIVITIES
Borrowings under line of credit agreements..................     929,724        960,744
Repayments under line of credit agreements..................    (933,505)      (958,785)
Proceeds from long-term debt................................       5,896             --
Repayments of long-term debt................................      (6,855)        (3,617)
Maturity of certificates of deposit.........................       1,620             --
Proceeds from issuance of Series A Redeemable Preferred
  Stock.....................................................       2,000             --
Other.......................................................      (1,335)          (490)
                                                               ---------      ---------
Net cash used in financing activities.......................      (2,455)        (2,148)
                                                               ---------      ---------
Net increase (decrease) in cash.............................         344            (13)
Cash at beginning of year...................................         502            846
                                                               ---------      ---------
Cash at end of year.........................................   $     846      $     833
                                                               =========      =========
Supplemental disclosure of cash flow information -- Cash
  paid for interest.........................................   $   6,526      $   7,097

                            See accompanying notes.

                             AMERISERV FOOD COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                    DECEMBER 31, 1994 AND DECEMBER 30, 1995

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Disposition

     AmeriServ Food Company (the Company or AmeriServ) was formed in September 1989 and was majority owned by J. Lewis Partners, L.P. (Lewis Partners). On January 26, 1996, all of the Company's outstanding stock (common and preferred) was acquired by AmeriServe Food Distribution, Inc. (formerly NEBCO EVANS Distribution, Inc.) (NEBCO). In conjunction with the acquisition, the Company's revolving line of credit, its term notes payable to five co-lenders, and its note to Signal Capital Corporation were paid off. The Company continues to operate as a wholly-owned subsidiary of NEBCO with NEBCO providing any working capital needed for the Company's operations.

     The consolidated financial statements of the Company include the accounts of the Company and the following subsidiaries:

SUBSIDIARY                                          OWNERSHIP
----------                                          ---------
Post Holding Company and subsidiary (Post)........     50%
Delta Transportation, Ltd. (Delta)................    100%

     The Company was formed through a series of acquisitions. Interstate Distributors, Inc. (IDI), and The Sonneveldt Company (Sonneveldt) represent holding companies formed for the purpose of acquiring the respective operating subsidiaries. Lewis Partners acquired a 70% ownership interest in Sonneveldt and an 81% ownership interest in IDI on December 19, 1988, and August 1, 1989, respectively. In 1989, Lewis Partners transferred its ownership interests in these two entities to the Company in exchange for shares of the Company's common stock. Concurrent with the transfer of Lewis Partners' ownership interests in the subsidiaries to the Company, the Company acquired the remaining 30% minority interest in Sonneveldt by exchanging shares of the Company's common stock for the minority interest holders' shares of Sonneveldt. The Company acquired Post Holding Company (Post) in 1989, First Choice Food Distributors, Inc. (FCF), in 1990, Alpha Distributors, Ltd., Delta Transportation, Ltd., and Omega Distributions Services, Ltd. (collectively Alpha), and Food Service Systems
(FSS) in 1991. The Company merged FSS into IDI in December 1992.

     On January 11, 1994, the Company completed a series of transactions including a private equity offering, a corporate restructuring, and a refinancing of the majority of the Company's debt. As a part of these transactions, the Company purchased the 19% minority interest in IDI, and simultaneously merged all of its subsidiaries into AmeriServ, except Post and Delta Transportation, Ltd. (Delta), which were not merged for regulatory reasons.

  Nature of Operations

     The Company, through its divisions and subsidiaries, is a system foodservice distributor specializing in distribution to chain restaurants. The Company distributes a wide variety of items, including fresh and frozen meat and poultry, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods, cleaning and other supplies and small equipment.

     At December 30, 1995, the Company served approximately 4,300 restaurant locations within 38 different restaurant chains (or "concepts") in 38 states, Mexico and the Caribbean from 14 distribution centers in the United States.

                             AMERISERV FOOD COMPANY

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Upon consolidation, all intercompany accounts, transactions, and profits have been eliminated.

  Fiscal Year

     The Company's fiscal year is the 52- or 53-week period ending on the Saturday closest to December 31. The fiscal years ended December 31, 1994 (fiscal 1994) and December 30, 1995 (fiscal 1995) are 52-week periods.

  Inventories

     Merchandise inventories are valued at the lower of cost (first-in, first-out method) or market.

  Property, Plant, and Equipment

     Property, plant, and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets, using either the straight-line or double-declining balance method. Amortization of leasehold improvements is recorded over the respective lease terms or useful lives, whichever are shorter; and assets recorded under capital leases are amortized over the respective lease terms. Amortization of capital leases is included in depreciation expense. Useful lives for amortization and depreciation calculations are as follows:

Buildings and improvements.....................  5 - 40 years
Delivery and automotive equipment..............  5 - 9 years
Warehouse equipment............................  5 - 12 years
Furniture, fixtures, and equipment.............  5 - 10 years

  Other Assets

     Goodwill represents the excess of the purchase prices over the fair values of net assets of acquired businesses and is amortized over 40 years using the straight-line method. On January 11, 1994, the Company purchased the remaining minority interest in IDI resulting in additional goodwill of $1,160. The carrying value of goodwill is reviewed if the facts and circumstances suggest it may be impaired. If this review indicates that goodwill may not be recoverable, as determined based on the estimated future undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall.

     The costs of covenants not to compete, incurred in connection with acquisitions, are being amortized over the lives of the respective covenants (three to five years) using the straight-line method. Deferred financing costs are being amortized over the terms of the respective agreements, generally three to five years, using the straight-line method, which does not differ significantly from the interest method.

  Federal Income Taxes

     The Company and its subsidiaries (excluding Post) file a consolidated federal income tax return. Under federal tax regulations, Post is required to file a separate consolidated federal income tax return.

                             AMERISERV FOOD COMPANY

  Losses of Divested Operations

     In fiscal 1994, the Company incurred losses of $313, consisting of costs incurred to close the two remaining FSS distribution facilities. The majority of these expenses were related to operating, legal, severance, and shut-down costs associated with the decision to close these facilities. The closing and divesting of these operations was deemed necessary due to continued operating losses with respect to these two facilities.

  Other Expenses, Net

     In fiscal 1995, other expense, net, of $1,472 in the consolidated statement of operations, included expenses of $827 related to an attempted public offering of the Company's common stock, and an accrual of $600 representing payments due under contract to two former owners of a company acquired by AmeriServ in 1988. As the two former owners are no longer involved in the business, these amounts have been written off.

2.  LEASES

     The Company leases warehouse facilities and certain transportation equipment under operating leases expiring at various dates through 1999. Minimum annual rental commitments under noncancelable operating leases are as follows at December 30, 1995:

  1996.............................................  $ 8,233
  1997.............................................    7,509
  1998.............................................    6,604
  1999.............................................    5,134
  2000.............................................    3,700
  Thereafter.......................................    5,887
                                                     -------
                                                     $37,067
                                                     =======

     Rent expense for fiscal 1994 and 1995 was approximately $9,363 and $11,243, respectively. Under certain truck leases, various subsidiaries of the Company are obligated to pay contingent rentals based on miles driven each period.

     The Madison, Wisconsin, warehouse facility lease grants the Company an option to purchase the warehouse facility at any time during the initial or extended lease terms for $6,000. Additionally, the lease grants the lessors a put option to require the Company to purchase the warehouse facility for $6,000 should the Company either default on future monthly rental payments or fail to exercise, or not be entitled under the terms of the lease to exercise, any of its options to extend the initial 10-year term of the lease.

     The Company leases operating facilities and certain delivery and warehouse equipment under capital lease agreements. The leases are for various terms through 2002, with interest payable at rates ranging from 10 to 12.75%. The facilities are leased from a partnership, which is partially owned by stockholders of the Company. Payments representing principal on the facility leases totaled $133 and $150 in fiscal 1994 and 1995, respectively. The Company is required to pay real estate and other occupancy costs under the leases.

3.  STOCK COMPENSATION PLAN

     In 1991, the Company adopted a Stock Compensation Plan (the Plan), which became effective on December 31, 1991. The Plan covers the issuance of incentive and nonqualified stock options and restricted stock grants to directors and key employees of the Company and its subsidiaries. The Plan is administered by a committee (the Committee) appointed by the Company's Board of Directors. The Committee generally has the authority to fix the terms and numbers of options to be granted and to determine the employees or other parties who will receive the options and the grants. The number of shares that may be issued under the Plan

                             AMERISERV FOOD COMPANY
shall not exceed 56. Incentive stock options granted by the Committee shall expire on the date determined by the Committee, but in no event shall any incentive stock option expire later than 10 years after the grant date. The exercise price per share for shares issued pursuant to the exercise of incentive stock options shall not be less than the fair market value of common stock at the time of the grant of the option. All options granted will expire between January 1, 2002, and January 11, 2004.

     Common share stock options outstanding at December 31, 1994, and December 30, 1995, are as follows adjusted for a 1 for 10 reverse stock split effective September 1, 1995 (in thousands except per share data):

                                                  NUMBER OF      PRICE PER        OPTIONS
                                                   SHARES          SHARE        EXERCISABLE
                                                  ---------   ---------------   -----------
Outstanding at December 31, 1994................     23       $53.33 -- $93.33      23
Outstanding at December 30, 1995................     24       $53.33 -- $93.33      24

4.  INCOME TAXES

     Significant components of the provision for income taxes are as follows:

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 30,
                                                                  1994           1995
                                                              ------------   ------------
Current:
  Federal...................................................      $ 72           $ --
  State.....................................................       383            289
                                                                  ----           ----
Total current...............................................       455            289
Deferred
  Federal...................................................      (347)           (19)
                                                                  ----           ----
Total deferred..............................................      (347)           (19)
                                                                  ----           ----
                                                                  $108           $270
                                                                  ====           ====

     A reconciliation of the Company's income tax provision calculated at federal statutory rates to the provision for income taxes reported is as follows:

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 30,
                                                                  1994           1995
                                                              ------------   ------------
Federal statutory tax rate (34%) applied to income
  (loss) before taxes.......................................      $571          $(548)
Net operating losses not benefited..........................        --            267
Benefit of net operating loss carryovers....................      (827)            --
AMT credit not benefited....................................        72             --
State income taxes..........................................       383            289
Tax return settlements......................................      (347)            --
Amortization of goodwill....................................       124            124
Meals and entertainment.....................................        97            119
Other.......................................................        35             19
                                                                  ----          -----
                                                                  $108          $ 270
                                                                  ====          =====

     At December 30, 1995, the Company has consolidated net operating loss carryforwards of $8,707 for federal income tax purposes that expire in years 2004 through 2009. Additionally, at December 30, 1995, Post

                             AMERISERV FOOD COMPANY
has net operating loss carryforwards of $1,360, which are available to offset Post's separate taxable income. The Company establishes a valuation allowance for its deferred tax assets until, based on available evidence, it is more likely than not that a portion or all of the deferred tax assets will be realized.

     Section 382 of the 1986 Internal Revenue Code provides for limitations on the utilization of net operating loss carryovers subsequent to certain ownership changes. If the Company experiences an ownership change, as defined under
Section 382, the availability of its net operating loss carryovers may be limited.

5.  OTHER RELATED PARTY TRANSACTIONS

     The Company and its subsidiaries incurred monitoring and acquisition fees of $415 to Lewis Partners for management advisory, investment banking, and acquisition services during both fiscal 1994 and 1995.

6.  CAPITAL STOCK

     Effective November 10, 1994, the Board of Directors approved a three-for-four reverse stock split and effective September 1, 1995, the Board of Directors approved a one-for-ten reverse stock split. All references to stock related data has been restated to reflect the effect of the splits.

     The Board of Directors of the Company is authorized, without action by the stockholders, to divide authorized preferred stock into one or more series and to fix, for each series, the number of shares, powers, designations, preferences, relative rights, qualifications, limitations, and restrictions. The Company is authorized to issue 500 shares of Preferred Stock with a par value of $0.01. The Company issued 45 shares of $.01 par value non-voting preferred shares designated as Series A Redeemable Preferred Stock for $4,500. The Preferred Stock is convertible into shares of common stock at a rate of 2.5 shares of common for each share of Series A Redeemable Preferred Stock. The holders of shares of Series A Redeemable Preferred Stock are entitled to receive dividends as declared by the Board of Directors from time to time. The Series A Redeemable Preferred Stock is redeemable in whole at any time or from time to time in part, at the option of the Company, at a redemption price of $125.00 per share, with such redemption price increasing by 12% per year commencing on January 1, 1995, and being increased by a per share amount equal to any then declared but unpaid dividends. The redemption of the Series A Redeemable Preferred Stock is mandatory on December 31, 2003, or earlier in the event of an initial public offering, sale of the Company or merger, consolidation, or other form of business combination in which the Company is not the surviving entity. In the event of any form of liquidation of the Company, the holders of the Series A Redeemable Preferred Stock hold preference over all other forms of capital stock at an amount equal to $100.00 per share with the amount increasing by 12% per year compounded annually. Commencing on January 1, 1995, this amount is further increased by a per share amount equal to any then declared but unpaid dividends.

     Under the terms of an agreement with two of the Company's stockholders, the Company must obtain an affirmative vote by at least one of the directors, if any, nominated by each of the two stockholders and Lewis Partners, prior to the consummation of any of the following events: (i) the issuance by the Company or any subsidiary of any shares of its capital stock or other equity securities or options, rights, or warrants; (ii) a transfer, as defined, by the Company of any of the shares of capital stock of Post currently owned by it; (iii) the approval of any amendments to the Certificate of Incorporation of the Company or its subsidiaries; (iv) the merger, consolidation, liquidation, or dissolution of the Company or any of its subsidiaries or the sale or other disposition of all, or substantially all, of the assets of the Company or its subsidiaries; (v) the declaration or payment of any dividend on or distribution to holders of the common equity stock of the Company or any subsidiary that is not wholly owned by the Company; or (vi) the amendment, modification, supplementation, or termination of various agreements currently in effect or hereinafter to be executed by the stockholders.

                             AMERISERV FOOD COMPANY

     In connection with the acquisition of Sonneveldt and the related financing obtained, a warrant was issued to Signal Capital Corporation to purchase 25% of the common stock of the Company's former subsidiary for an aggregate exercise price of $0.25. The warrant was exercisable upon issuance. As a part of the refinancing and restructuring completed January 11, 1994 (Note 9), the warrant was purchased by the Company for $100.

7.  CONCENTRATIONS OF CREDIT RISK

     The Company and its subsidiaries perform periodic credit evaluations of its customers' financial conditions and generally do not require collateral. Franchiser-owned and franchisee-owned stores of three national limited-menu concepts accounted for approximately 40%, 10%, and 10% in 1994 and 40%, 11%, and 10% in fiscal 1995 of the Company's consolidated revenues. One customer represented approximately 15% and 14% of consolidated revenues for fiscal 1994 and 1995, respectively.

8.  EMPLOYEE BENEFIT PLANS

     The Company and its subsidiaries have two benefit plans, the AmeriServ 401(k) Savings Plan and The Sonneveldt Company 401(k) Plan. The AmeriServ 401(k) Plan covers all hourly and salaried employees of AmeriServ and its subsidiaries, except those covered in The Sonneveldt Plan. The Sonneveldt Company 401(k) Plan covers all hourly warehouse and transportation employees of a former subsidiary, The Sonneveldt Company. Under the plans, participants may elect to defer up to 15% of compensation, and the Company matches a portion of the participant's salary deferral, up to plan-specified maximums. The Company's contributions to the plans totaled $389 and $323 in fiscal 1994 and 1995, respectively.

9.  REFINANCING

     On January 11, 1994, the Company entered into a series of transactions that resulted in capital contributions of $10,178, the refinancing of a majority of the Company's debt, and the restructuring of the Company's corporate organization.

     The Company issued 45 shares of Series A Redeemable Preferred Stock for $4,500 (Note 6). The consideration for these shares was a combination of cash and the contribution of the Company's $2,500 promissory note payable to Lewis Partners. Additionally, the stockholders of the Company, as a group, contributed the $5,000 balance of the dividend promissory notes, together with accrued interest of $678 thereon, to the Company in the form of additional paid-in capital.

     In fiscal 1994, the Company recognized a $313 extraordinary gain as a result of the refinancing of its revolving credit notes payable and certain term notes payable. The Company purchased the warrants in a subsidiary from one lender for less than book value, generating a $275 gain, prepaid a note obtaining a $263 discount in exchange for early extinguishment, and repaid several issues of debt before the due date resulting in $225 in prepayment penalties.

     The corporate structure of the Company was also simplified with the merger of all the Company's subsidiaries, except Post and Delta, into the Company. The mergers were also consummated on January 11, 1994.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
ProSource, Inc.:

     We have audited the accompanying consolidated balance sheets of ProSource, Inc. and subsidiaries as of December 28, 1996 and December 27, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 27, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ProSource, Inc. and subsidiaries as of December 28, 1996 and December 27, 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 27, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 13 to the consolidated financial statements, the Company changed its method of capitalization of business process reengineering activities in the fourth quarter of 1997.

KPMG PEAT MARWICK LLP

Miami, Florida
February 20, 1998

                                PROSOURCE, INC.

                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 28, 1996 AND DECEMBER 27, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE DATA)

                                                                1996        1997
                                                              --------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,763    $ 12,501
  Accounts receivable, net of allowance for doubtful
     accounts of $2,334 and $4,085 respectively.............   219,340     222,247
  Inventories...............................................   144,040     160,621
  Deferred income taxes, net................................    10,914       7,190
  Prepaid expenses and other current assets.................     7,373       8,434
                                                              --------    --------
          Total current assets..............................   384,430     410,993
Property and equipment, net.................................    49,637      59,961
Intangible assets, net......................................    41,436      39,883
Deferred income taxes, net..................................    16,100      28,802
Other assets................................................    12,121       8,462
                                                              --------    --------
          Total assets......................................  $503,724    $548,101
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $254,907    $277,953
  Accrued liabilities.......................................    42,475      27,012
  Current portion of long-term debt.........................     1,500          --
                                                              --------    --------
          Total current liabilities.........................   298,882     304,965
Long-term debt, less current portion........................   111,084     174,200
Other noncurrent liabilities................................    15,243       4,521
                                                              --------    --------
          Total liabilities.................................   425,209     483,686
                                                              --------    --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value; Authorized 10,000,000
     shares; none issued....................................        --          --
  Class A common stock, $.01 par value; Authorized
     50,000,000 shares; issued and outstanding 3,400,000
     shares and 3,496,499 shares, respectively..............        34          35
  Class B common stock, $.01 par value; Authorized
     10,000,000 shares; issued and outstanding 5,963,856
     shares and 5,856,756 shares, respectively..............        60          58
  Additional paid-in capital................................   105,256     104,934
  Accumulated deficit.......................................   (26,901)    (40,580)
  Accumulated foreign-currency translation adjustments......        66         (32)
                                                              --------    --------
          Total stockholders' equity........................    78,515      64,415
                                                              --------    --------
          Total liabilities and stockholders' equity........  $503,724    $548,101
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                         YEARS ENDED DECEMBER 30, 1995,
                    DECEMBER 28, 1996 AND DECEMBER 27, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE DATA)

                                                            1995          1996          1997
                                                         ----------    ----------    ----------
Net sales..............................................  $3,461,837    $4,125,054    $3,901,165
Cost of sales..........................................   3,193,270     3,806,811     3,591,368
                                                         ----------    ----------    ----------
     Gross profit......................................     268,567       318,243       309,797
Operating expenses, including management fees to Onex
  of $808, $729 and $0, respectively...................     255,216       301,295       302,080
Loss on impairment of long-lived assets................          --        15,733            --
Restructuring and contract-termination charges.........         711        28,466            --
                                                         ----------    ----------    ----------
     Income (loss) from operations.....................      12,640       (27,251)        7,717
Interest expense, including interest to Onex of $1,738,
  $1,888 and $0, respectively..........................     (14,678)      (14,824)      (11,745)
Interest income........................................       1,339         1,694         2,552
                                                         ----------    ----------    ----------
     Loss before income taxes, extraordinary items and
       cumulative effect of a change in accounting
       principle.......................................        (699)      (40,381)       (1,476)
Income tax benefit (provision).........................         (85)       15,410           485
                                                         ----------    ----------    ----------
     Loss before extraordinary items and cumulative
       effect of a change in accounting principle......        (784)      (24,971)         (991)
Extraordinary (loss) gain on early retirement of debt,
  net of income tax benefit (provision) of $502, $(397)
  and $4,073, respectively.............................        (772)          610        (6,262)
Cumulative effect of a change in accounting principle,
  net of income tax benefit of $3,293..................          --            --        (6,426)
                                                         ----------    ----------    ----------
     Net loss..........................................  $   (1,556)   $  (24,361)   $  (13,679)
                                                         ==========    ==========    ==========
Net loss per common share (basic and diluted):
Loss before extraordinary items and cumulative effect
  of a change in accounting principle..................  $    (0.18)   $    (4.30)   $    (0.11)
Extraordinary items, net...............................       (0.17)         0.10         (0.67)
Cumulative effect of a change in accounting principle,
  net..................................................          --            --         (0.69)
                                                         ----------    ----------    ----------
     Net loss per common share.........................  $    (0.35)   $    (4.20)   $    (1.47)
                                                         ==========    ==========    ==========
Weighted average number of shares......................   4,489,906     5,804,319     9,331,845

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                         YEARS ENDED DECEMBER 30, 1995,
                    DECEMBER 28, 1996 AND DECEMBER 27, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     ACCUMULATED
                                                                                      FOREIGN-
                                        COMMON STOCK      ADDITIONAL                  CURRENCY
                                      -----------------    PAID-IN     ACCUMULATED   TRANSLATION
                                      CLASS A   CLASS B    CAPITAL       DEFICIT     ADJUSTMENTS    TOTAL
                                      -------   -------   ----------   -----------   -----------   --------
Balance, December 25, 1994..........    $--       $23      $ 23,504     $   (984)       $ --       $ 22,543
  Issuance of 2,858,500 Class B
     shares.........................     --        29        28,556           --          --         28,585
  Acquisition and retirement of
     23,000 Class B shares..........     --        --          (222)          --          --           (222)
  Net loss..........................     --        --            --       (1,556)         --         (1,556)
  Foreign-currency translation
     adjustments....................     --        --            --           --          71             71
                                        ---       ---      --------     --------        ----       --------
Balance, December 30, 1995..........     --        52        51,838       (2,540)         71         49,421
  Issuance of 3,400,000 Class A
     shares, net....................     34        --        43,193           --          --         43,227
  Amendment to 1995 Option Plan.....     --        --         1,224           --          --          1,224
  Issuance of 285,714 Class B shares
     to Onex........................     --         3         3,997           --          --          4,000
  Conversion of subordinated notes
     payable to Onex into 459,242
     Class B shares.................     --         5         4,594           --          --          4,599
  Issuance of 61,500 Class B
     shares.........................     --        --           615           --          --            615
  Acquisition and retirement of
     20,000 Class B shares..........     --        --          (205)          --          --           (205)
  Net loss..........................     --        --            --      (24,361)         --        (24,361)
  Foreign-currency translation
     adjustments....................     --        --            --           --          (5)            (5)
                                        ---       ---      --------     --------        ----       --------
Balance, December 28, 1996..........     34        60       105,256      (26,901)         66         78,515
  Issuance of 33,799 Class A shares
     under the Employee Stock
     Purchase Plan..................     --        --           204           --          --            204
  Acquisition and retirement of
     44,400 Class B shares..........     --        (1)         (554)          --          --           (555)
  Conversion of 62,700 Class B
     shares into 62,700 Class A
     shares.........................      1        (1)           --           --          --             --
  Compensation expense accrued under
     the 1997 Directors Stock Option
     Plan...........................     --        --            28           --          --             28
  Net loss..........................     --        --            --      (13,679)         --        (13,679)
  Foreign-currency translation
     adjustments....................     --        --            --           --         (98)           (98)
                                        ---       ---      --------     --------        ----       --------
Balance, December 27, 1997..........    $35       $58      $104,934     $(40,580)       $(32)      $ 64,415
                                        ===       ===      ========     ========        ====       ========

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         YEARS ENDED DECEMBER 30, 1995,
                    DECEMBER 28, 1996 AND DECEMBER 27, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE DATA)

                                                                1995         1996        1997
                                                              ---------    --------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (1,556)   $(24,361)   $ (13,679)
  Adjustments to reconcile net loss to net cash (used in)
    provided by operating activities:
    Depreciation and amortization...........................     12,693      10,937       11,231
    Bad debt expense........................................      1,845       1,682        2,275
    Loss (gain) on early retirement of debt.................      1,274      (1,007)      10,335
    Cumulative effect of a change in accounting principle...         --          --        9,719
    Deferred income tax benefit.............................     (1,749)    (14,085)      (8,978)
    Loss on impairment of long-lived assets.................         --      15,733           --
    Noncash contract-termination charges....................         --       5,224           --
    Gain on sales of property and equipment.................       (184)       (154)        (655)
    Changes in operating assets and liabilities, net of
     effects of companies acquired..........................
      (Increase) decrease in accounts receivable............    (13,441)      9,067       (5,182)
      (Increase) decrease in inventories....................      7,706      (3,608)     (16,581)
      Increase in prepaid expenses and other assets.........     (1,208)    (13,854)      (3,949)
      Increase in accounts payable..........................     43,518      12,262       23,046
      (Decrease) increase in accrued and other noncurrent
       liabilities..........................................      1,099      23,450      (25,952)
                                                              ---------    --------    ---------
         NET CASH (USED IN) PROVIDED BY OPERATING
          ACTIVITIES........................................     49,997      21,286      (18,370)
                                                              ---------    --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (5,683)    (19,987)     (29,997)
  Proceeds from sales of property and equipment.............        362         154        1,786
  Payment for purchase of net assets acquired...............   (170,279)         --           --
                                                              ---------    --------    ---------
         NET CASH USED IN INVESTING ACTIVITIES..............   (175,600)    (19,833)     (28,211)
                                                              ---------    --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term debt to Onex......................     (2,085)    (15,000)          --
  Repayments of long-term debt to others....................    (78,938)    (30,269)    (112,584)
  Borrowings on long-term debt from Onex....................     18,750          --           --
  Borrowings on long-term debt from others, net.............    160,616          --      174,200
  Fees incurred in conjunction with long-term debt..........         --          --       (4,644)
  Proceeds from issuance of common stock to Onex............     26,500       7,000           --
  Proceeds from issuance of common stock to others..........      2,085      37,464           --
  Payments to acquire and retire treasury stock.............       (222)       (205)        (555)
                                                              ---------    --------    ---------
         NET CASH PROVIDED BY (USED IN) FINANCING
          ACTIVITIES........................................    126,706      (1,010)      56,417
                                                              ---------    --------    ---------
Effect of exchange-rate changes on cash.....................         71          (5)         (98)
                                                              ---------    --------    ---------
         NET INCREASE IN CASH AND CASH EQUIVALENTS..........      1,174         438        9,738
Cash and cash equivalents at beginning of year..............      1,151       2,325        2,763
                                                              ---------    --------    ---------
Cash and cash equivalents at end of year....................  $   2,325    $  2,763    $  12,501
                                                              =========    ========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:............................
    Interest to Onex........................................  $      41    $  2,927    $      --
                                                              =========    ========    =========
    Interest to others......................................  $  12,291    $ 16,435    $  10,938
                                                              =========    ========    =========
    Income taxes, net of refunds............................  $     993    $     --    $      --
                                                              =========    ========    =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

In October 1997, the Company issued 33,799 Class A common shares to employees under the 1997 Employee Stock Purchase Plan at $6.035 per share in exchange for accrued compensation totaling $204.

During 1997, the Company recognized $28 of compensation expense associated with the 1997 Directors Stock Option Plan.

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     YEARS ENDED DECEMBER 30, 1995, DECEMBER 28, 1996 AND DECEMBER 27, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) The Business

     ProSource, Inc. (the "Company") provides foodservice distribution services to chain restaurants in North America and provides purchasing and logistics services to the foodservice market. The Company's 3,400 associates serve approximately 12,700 restaurants, consisting primarily of Burger King, Red Lobster, Long John Silver's, Olive Garden, TGIFriday's, Chick-fil-A, Chili's, Sonic, TCBY and Wendy's restaurant concepts, from 34 distribution centers and its Corporate Support Center in Coral Gables, Florida.

     The Company operates through ProSource Services Corporation ("PSC"), a wholly owned subsidiary, and PSC's four main wholly-owned operating subsidiaries, ProSource Distribution Services Limited ("ProSource Canada"), BroMar Services, Inc. ("BroMar"), ProSource Receivables Corporation ("PRC"), and PSD Transportation Services, Inc. ("PSD"). PSC commenced operations in July 1992. PRC and PSD commenced operations during fiscal 1997. The consolidated financial statements include the results of the operations of PSC, PRC and PSD from their inception and the results of operations of ProSource Canada and BroMar, which were formed or acquired by the Company in connection with the acquisition of the National Accounts Division ("NAD") of The Martin-Brower Company ("Martin-Brower"), since the date of acquisition. The Company is a subsidiary of Onex Corporation (collectively with its affiliates, "Onex"), a company traded on the Toronto and Montreal stock exchanges.

     The Company operates on a 52- to 53-week accounting year, ending on the last Saturday of each calendar year.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Operations of the companies and businesses acquired have been included in the accompanying consolidated financial statements from their respective dates of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (d) Cash and Cash Equivalents

     Cash on hand and in banks and short-term securities with maturities of three months or less when purchased are considered cash and cash equivalents.

  (e) Inventories

     Inventories, consisting primarily of food items, are stated at the lower of cost or net realizable value. Cost is determined using the weighted-average-cost method and the first-in, first-out method. Cost of inventory using the weighted-average-cost method represents 32%, 32% and 34% of inventories in 1995, 1996, and 1997, respectively.

                                PROSOURCE, INC.

  (f) Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or estimated useful lives of the related assets.

     Costs of normal maintenance and repairs are charged to expense when incurred. Replacements or betterments of properties are capitalized. When assets are retired or otherwise disposed of, their cost and the applicable accumulated depreciation and amortization are removed from the accounts, and the resulting gain or loss is reflected in the consolidated statements of operations.

  (g) Intangible Assets

     Intangible assets are amortized using the straight-line method over the following periods:

Goodwill...........................................  40 years
Noncompete agreements..............................   5 years
Customer lists.....................................  12 years

     Goodwill represents the excess of cost over fair value of net assets acquired. The Company periodically evaluates the recoverability of recorded costs for goodwill based upon estimations of future undiscounted related operating income from the acquired companies. Should the Company determine it probable that future estimated undiscounted related operating income from any of its acquired companies will be less than the carrying amount of the associated goodwill, an impairment of goodwill would be recognized, and goodwill would be reduced to the amount estimated to be recoverable. The Company believes that no material impairment existed at December 28, 1996 and December 27, 1997.

  (h) Deferred Debt-Issuance Costs

     Included in other assets are deferred debt-issuance costs which are amortized over the term of the related debt.

  (i) Self-Insurance

     The Company self-insures up to certain retention limits under its workers' compensation (except for a period during 1996-1997), auto liability and medical and dental insurance programs. Costs in excess of retention limits are insured under various contracts with insurance carriers. Estimated costs for claims for which the Company is responsible are determined based on historical claims experience, adjusted for current trends. The liability related to workers' compensation is discounted to net present value using a risk-free treasury rate for maturities that match the expected settlement periods. At December 28, 1996 and December 27, 1997, the estimated accrued liabilities related to workers' compensation were approximately $4.4 million and $3.3 million, respectively, net of a discount of approximately $1.6 million and $1.0 million, respectively.

  (j)  Net Loss Per Common Share

     In February 1997, Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" was issued. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform with the requirements of SFAS No. 128.

                                PROSOURCE, INC.

     Shares and options issued within one year prior to the filing of the Registration Statement relating to the initial public offering (see note 10) have been treated as outstanding for all periods presented, even where the impact of the incremental shares is antidilutive.

  (k)  Income Taxes

     The Company and its wholly-owned domestic subsidiaries file consolidated federal and state tax returns in the United States. Separate foreign tax returns are filed for the Company's Canadian subsidiary. The Company follows the asset and liability method of accounting for income taxes prescribed by SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the year that includes the enactment date.

  (l)  Translation of Foreign Currency

     The accounts of ProSource Canada are translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation." Consequently, all balance sheet accounts are translated at the current exchange rate. Income and expense accounts are translated at the average exchange rates in effect during the year. Adjustments resulting from the translation are included in accumulated foreign-currency translation adjustments as a component of stockholders' equity.

  (m)  Impact of Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components. In June 1997, the FASB also issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for reporting information about a company's operating segments and related disclosures about its products, services, geographic areas of operations and major customers. Both statements will be adopted by the Company in 1998. Management believes the adoption of these statements will not materially impact the Company's results of operations, cash flows or financial position.

  (n) Fair Value of Financial Instruments

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term maturities. The carrying amounts reported for long-term debt approximate fair value because they are variable-rate instruments that reprice monthly.

  (o) Reclassifications

     Certain amounts previously presented in the financial statements of prior years have been reclassified to conform to the current year presentation.

2. BUSINESS COMBINATIONS

     On March 31, 1995, the Company completed the acquisition of substantially all of the assets and the assumption of certain liabilities of NAD from Martin-Brower. The total cost of the acquisition of $170 million was funded through a borrowing of $116 million under the Company's previous revolving credit facility, a $9 million note payable to Martin-Brower (net of a discount to reflect a constant interest rate), $18.5 million

                                PROSOURCE, INC.

in notes payable to Onex, and the issuance of 2,650,000 shares of the Company's Class B common stock, valued at approximately $26.5 million. The acquisition has been accounted for under the purchase method of accounting. The accompanying consolidated financial statements include the assets acquired of approximately $232 million, consisting primarily of accounts receivable and inventories, and liabilities assumed of approximately $87 million, consisting primarily of trade accounts payable, based on their estimated fair values at the acquisition date. As a result of this transaction, the Company recorded goodwill of approximately $25 million. In addition, the Company incurred an extraordinary charge relating to the write-off of approximately $0.8 million of unamortized deferred-debt issuance costs on debt repaid at the acquisition date.

     On March 30, 1996, the Company revised its estimates of certain costs related to the acquisition by $12 million. The effect of the revision increased acquisition-related liabilities by $12 million, deferred tax assets by approximately $4.4 million and goodwill by approximately $7.6 million.

3. RESTRUCTURING, TERMINATION CHARGES AND IMPAIRMENT OF LONG-LIVED ASSETS

     In conjunction with the NAD acquisition, the Company incurred restructuring costs of approximately $0.7 million in 1995 primarily relating to costs incurred to consolidate and integrate certain functions and operations. In 1996, as a result of a study to analyze, among other things, ways to integrate the NAD operations, improve customer service, reduce operating costs and increase existing warehouse capacity, the Company adopted a plan, which was approved by its Board of Directors, to consolidate and integrate its corporate and network operations, including the closing of 19 distribution facilities under lease agreements and 11 owned distribution facilities. As a result, in the first quarter of 1996, the Company accrued restructuring charges of $10.9 million, primarily related to the termination of the existing facility leases and employee related costs. The Company began the integration of some of these facilities, including communications to its employees and its customers in 1996. During 1997, the Company undertook a thorough evaluation of each specific facility's return on investment and alternative uses. As a result, the Company now intends to close 10 distribution facilities currently leased and 9 distribution facilities currently owned. The Company expects to complete the plan in stages through the year 2002. During 1996 and 1997, the Company paid in the aggregate $2.8 million and $1.7 million, respectively, in costs primarily related to facility leases and relocation costs. In addition, during 1997 the Company reclassified $3.4 million to acquisition related liabilities. As of December 27, 1997, the Company had approximately $3.0 million of accrued unpaid restructuring charges. Management believes that the remaining accrued restructuring charges are adequate to complete its plans.

     The significant change brought about by the plan to integrate and consolidate the existing distribution network impaired the value of long-lived assets to be held and used until the plan is completed. As a result, in conjunction with the recording of the restructuring reserves in the first quarter of 1996, the Company recognized a loss on impairment in value of long-lived assets. The loss consisted of $7.3 million of land and owned buildings, $4.3 million of furniture and equipment and leasehold improvements management plans to hold and use through the completion of the plan, and $4.1 million of capitalized software costs which do not meet the long-term information technology strategy of the Company. The Company measured the amount of the loss by comparing fair value of the land and the owned buildings (determined by independent appraisals and updated with current comparisons to similar assets) to capitalized cost. The carrying value of furniture and equipment and capitalized software costs was written down to net realizable value since it is being replaced.

     The Company discontinued its distribution services to Arby's restaurants effective April 1, 1997. In connection therewith, as of December 28, 1996, the Company accrued approximately $10.6 million of costs associated with the termination of this agreement. During 1997, the Company paid and charged in the aggregate $9.1 million in costs primarily related to lease costs in connection with idle equipment and warehouse space and costs associated with rerouting the Company's transportation fleet required as a result of the loss of the Arby's business. In addition, the Company reclassified approximately $1.2 million to the

                                PROSOURCE, INC.

allowance for doubtful accounts receivable to reserve against outstanding Arby's accounts receivable. As of December 27, 1997, the Company had approximately $0.3 million of accrued unpaid termination charges which management believes will be paid during 1998.

4. PROPERTY AND EQUIPMENT

     Property and equipment and related depreciable lives were as follows (in thousands):

                                          DECEMBER 28,    DECEMBER 27,       DEPRECIABLE
                                              1996            1997              LIVES
                                          ------------    ------------    ------------------
Land....................................    $ 3,636         $ 3,662               --
Buildings and improvements..............     16,413          17,092         15 to 40 years
Warehouse and transportation
  equipment.............................     24,465          25,592         3 to 10 years
Computer software.......................      4,262           7,391        1 1/2 to 5 years
Leasehold improvements..................      4,384           8,966         3 to 13 years
Office equipment........................      7,261           8,209          3 to 7 years
Projects in progress....................     11,760          18,456               --
                                            -------         -------
                                             72,181          89,368
Less accumulated depreciation and
  amortization..........................     22,544          29,407
                                            -------         -------
Property and equipment, net.............    $49,637         $59,961
                                            =======         =======

5. INTANGIBLE ASSETS

     Intangible assets consisted of the following (in thousands):

                                                             DECEMBER 28,    DECEMBER 27,
                                                                 1996            1997
                                                             ------------    ------------
Goodwill...................................................    $41,298         $41,298
Identifiable intangibles...................................      3,870           3,870
                                                               -------         -------
                                                                45,168          45,168
Less accumulated amortization..............................      3,732           5,285
                                                               -------         -------
Intangible assets, net.....................................    $41,436         $39,883
                                                               =======         =======

                                PROSOURCE, INC.

6. LONG-TERM DEBT

     Long-term debt consisted of the following loan agreements with banks (in thousands):

                                                             DECEMBER 28,    DECEMBER 27,
                                                                 1996            1997
                                                             ------------    ------------
$150 million accounts receivable securitization facility,
  due March 14, 2002.......................................    $     --        $125,000
$75 million revolving credit facility, due March 14,
  2002.....................................................          --          49,200
$210 million revolving credit facility, retired and repaid
  March 14, 1997...........................................      84,834              --
$15 million term-loan facility, retired and repaid March
  14, 1997.................................................      12,750              --
$15 million term-loan facility, retired and repaid March
  14, 1997.................................................      15,000              --
                                                               --------        --------
     Total long-term debt..................................     112,584         174,200
Less current portion.......................................       1,500              --
                                                               --------        --------
     Long-term debt, less current portion..................    $111,084        $174,200
                                                               ========        ========

  (a) Existing Credit Facilities

     In March, 1997, the Company entered into two five-year loan agreements aggregating $225 million (the "Existing Credit Facilities") with a group of financial institutions to replace its previous credit facility. In connection with this early retirement of long-term debt, the Company recorded a pre-tax extraordinary charge of $10.3 million ($6.3 million net of taxes) in the first quarter of fiscal 1997. This charge reflected the write-off of deferred financing costs of $6.3 million, prepayment penalties of $2.7 million and $1.3 million in costs associated with the termination of interest-rate protection agreements.

     The Existing Credit Facilities bear interest based on either the prime rate or LIBOR plus an additional spread based on certain financial ratios and mature on March 14, 2002. The effective rate at December 27, 1997 was 7.34%. The Company is required to comply with various covenants in connection with the Existing Credit Facilities and borrowings are subject to calculations based on accounts receivable and inventory. The revolving credit facility is secured by liens on substantially all of the Company's assets and contains various restrictions on, among other things, the Company's ability to pay dividends and dispose of assets. Additionally, in the event of a change in control, the outstanding principal amount of these facilities shall become due and payable. PRC is the legal borrower for the accounts receivable securitization facility. Pursuant to the terms of the accounts receivable securitization facility PSC sells, on an ongoing basis and without recourse, an undivided interest in a designated pool of trade accounts receivable to PRC. In order to maintain the designated balance in the pool of accounts receivable sold, PSC is obligated to sell undivided interests in new receivables as existing receivables are collected. PSC has retained substantially the same credit risk as if the receivables had not been sold. PSC, as agent for PRC, retains collection and administrative responsibilities on the receivables sold to PRC. The creditors for this facility have security interests in PRC's assets (consisting primarily of accounts receivable purchased from PSC) and are entitled to be satisfied by such assets prior to equity holders. The Company pays a quarterly variable commitment fee, as defined in the agreements, based on the unused portion of the facilities which fee averaged 0.33% of such unused portion during 1997. At December 27, 1997, the Company had approximately $35 million available under the Existing Credit Facilities.

  (b) Previous Credit Facility

     On March 31, 1995, in conjunction with the acquisition of NAD, the Company entered into a $240 million Loan and Security Agreement (the "Previous Credit Facility") with a group of banks that was retired and repaid before its maturity on March 14, 1997. The Previous Credit Facility provided for a revolving-credit

                                PROSOURCE, INC.

facility of up to $210 million and term loans aggregating $30 million. The interest rate on the Previous Credit Facility was reset every month to reflect current market rates. The effective rate during fiscal 1995 and 1996 was 8.7 percent. This rate reflected the effect of interest-rate protection agreements, which were terminated on March 14, 1997 in connection with the retirement of this facility.

7. LEASES

     The Company leases certain of its facilities, vehicles and other equipment under long-term operating leases. Certain transportation equipment leases call for contingent rental payments based upon total miles. Future minimum lease payments under non-cancelable operating leases as of December 27, 1997, by fiscal year are as follows (in thousands):

1998..............................................  $ 28,600
1999..............................................    25,183
2000..............................................    22,222
2001..............................................    18,342
2002..............................................    13,581
Thereafter........................................    36,315
                                                    --------
     Total                                          $144,243
                                                    ========

     Rent expense, including contingent rental expense, was approximately $30.6 million, $39.3 million and $36.8 million during fiscal years 1995, 1996 and 1997, respectively.

8. INCOME TAXES

     The income tax benefit (provision) before extraordinary items and cumulative effect of a change in accounting principle for fiscal years 1995, 1996 and 1997, respectively, consisted of the following (in thousands):

                                                          1995       1996       1997
                                                         -------    -------    ------
Current taxes:
  Federal..............................................  $(1,236)   $   937    $ (582)
  State................................................     (408)        (9)     (545)
                                                         -------    -------    ------
     Total current taxes...............................   (1,644)       928    (1,127)
                                                         -------    -------    ------
Deferred taxes, excluding other components:
  Federal..............................................    1,126     11,449     1,170
  State................................................      264      3,217       404
                                                         -------    -------    ------
     Total deferred taxes, excluding other
       components......................................    1,390     14,666     1,574
                                                         -------    -------    ------
Other:
  Alternative minimum tax-credit (utilization)
     carryforwards.....................................      666       (184)       38
  Utilization of operating-loss carryforwards..........     (497)        --        --
                                                         -------    -------    ------
     Total other.......................................      169       (184)       38
                                                         -------    -------    ------
Income tax benefit (provision).........................  $   (85)   $15,410    $  485
                                                         =======    =======    ======

                                PROSOURCE, INC.

     The following table summarizes the differences between the Company's effective income tax rate and the statutory Federal income tax rate for fiscal years 1995, 1996 and 1997:

                                                              1995     1996    1997
                                                              -----    ----    ----
Statutory federal income tax rate...........................   34.0%   34.0%   34.0%
Increase (decrease) resulting from:
  State income taxes (net of federal taxes).................  (16.9)    5.2     5.0
  Goodwill amortization.....................................  (10.9)   (0.3)   (0.7)
  Other.....................................................  (18.4)   (0.7)   (5.4)
                                                              -----    ----    ----
                                                              (12.2)%  38.2%   32.9%
                                                              =====    ====    ====

     The tax effects of each type of temporary difference that gave rise to the Company's deferred tax assets and deferred tax liabilities at December 28, 1996 and December 27, 1997 are as follows (in thousands):

                                                               1996       1997
                                                              -------    -------
Deferred tax assets:
  Acquisition-related expenses..............................  $ 3,567    $ 1,262
  Accounts receivable, principally due to allowance for
     doubtful accounts......................................    1,222      2,011
  Property, plant and equipment, principally due to
     differences in depreciation............................    1,935      1,063
  Self-insurance reserves...................................    3,493      3,355
  Impairment of long-lived assets...........................    4,036      3,231
  Restructuring and contract-termination charges............    8,121      3,224
  Benefit of federal and state net operating-loss
     carryforwards..........................................    5,797     23,933
  Other.....................................................    2,025      2,682
                                                              -------    -------
     Total deferred tax assets..............................   30,196     40,761
  Less valuation allowance..................................       --         --
                                                              -------    -------
     Total deferred tax assets, net.........................  $30,196    $40,761
                                                              -------    -------
Deferred tax liabilities:
  Computer software.........................................  $(1,811)   $(3,225)
  Acquisition-related liabilities...........................     (803)    (1,138)
  Other.....................................................     (568)      (406)
                                                              -------    -------
     Total deferred tax liabilities.........................   (3,182)    (4,769)
                                                              -------    -------
     Net deferred tax assets................................  $27,014    $35,992
                                                              =======    =======

     In order to fully realize the net deferred tax assets at December 27, 1997, the Company will need to generate future taxable income of approximately $90 million. Management believes that it is more likely than not that the Company's deferred tax asset will be realized as a result of future taxable income, expected to be generated based on the Company's reasonable projections of future earnings. The Company anticipates that increases in taxable income will result primarily from (i) future projected revenue and gross margin growth through the addition of new restaurant chains and the expansion of services provided to new and existing restaurant chains, (ii) a reduction in interest expense due to a reduction in its indebtedness, (iii) cost savings through its corporate and network consolidation plan and (iv) other cost-reduction initiatives. In addition, management believes reasonable tax planning strategies and other potential transactions will be available that could be used to realize the deferred tax asset before the expiry of any material net operating losses, which will not begin to occur until after 2010.

                                PROSOURCE, INC.

     At December 28, 1996 and December 27, 1997, other current assets included income taxes receivable of approximately $1.5 million and $0.4 million, respectively, which consisted primarily of overpayments of tax liabilities and pending carryback refund claims. United States federal income tax returns for fiscal years 1992 and 1993 are currently under examination by the Internal Revenue Service. A preliminary assessment is pending which is not material to the consolidated financial position or results of operations as of December 27, 1997.

9. EMPLOYEE BENEFIT PLANS

  (a) Defined-Contribution Plans

     On January 1, 1997, the Company's defined contribution plan, which covers substantially all employees, was renamed the ProSource Retirement Advantage Plan. Eligible employees can contribute up to 15% of base compensation, with the following benefits: (i) Company contributions of 2 percent, (ii) additional Company matching of 50 percent of the first 6 percent contributed by the employee, and (iii) vesting of Company contributions ratably over four years of service.

     The Company also had a Money Purchase Plan which covered those former NAD salaried employees not covered by a defined-benefit plan. Under this plan, the Company contributed 10 percent of eligible salary. The Money Purchase Plan was terminated effective December 1996.

     The amount of contribution expense incurred by the Company for these plans was approximately $2.2 million, $2.7 million and $1.5 million for fiscal years 1995, 1996 and 1997, respectively.

  (b) Defined-Benefit Pension Plans

     In conjunction with the changes to the ProSource Retirement Advantage Plan in 1997, the Company terminated all three noncontributory defined-benefit pension plans covering substantially all employees except those covered by multiemployer pension plans under collective-bargaining agreements. The Company settled all pension obligations related to these terminated plans in 1997 through (i) the purchase of annuities, (ii) lump-sum payments, or (iii) the transfer of plan benefits into the ProSource Retirement Advantage Plan, at the participant's discretion. The accrued liability as of December 28, 1996 was adequate to cover the unfunded termination liability of these three pension plans.

     Pension costs of approximately $0.9 million and $1.1 million reflected in the consolidated statements of operations for fiscal years 1995 and 1996, respectively, were determined based on actuarial studies. The Company's pension expense for contributions to the various multiemployer pension plans under collective-bargaining agreements was approximately $0.9 million, $1.2 million, and $1.1 million for fiscal years 1995, 1996 and 1997, respectively.

10. STOCKHOLDERS' EQUITY

     Under the ProSource, Inc. Employee Stock Purchase Plan (the "Stock Plan"), officers and key employees of the Company ("Management Employees") purchased a total of 408,100 shares of Class B common stock at $10.00 per share in 1992, 132,500 shares of Class B common stock at $11.00 per share in 1993 and 1994, and 270,000 shares of Class B common stock at $10.00 per share in 1995 and 1996. In connection with the purchases of Class B common stock, each Management Employee entered into a Management Shareholders Agreement with the Company and Onex.

     The ProSource, Inc. Amended Management Option Plan (1995) (the "1995 Option Plan") provides certain Management Employees with options to purchase one-half the number of shares of Class B common stock purchased under the Stock Plan at the same price per share paid by such stockholder (either $10.00 or $11.00). Subject to the 1995 Option Plan, options granted under the 1995 Option Plan are exercisable until

                                PROSOURCE, INC.

December 31, 2000. No additional options will be granted under the 1995 Option Plan. The 1995 Option Plan was amended in November 1996 to provide that all unvested options vest at a rate of 10% per year through December 31, 1999, when all remaining options vest. As a result, the Company recorded a pretax charge in 1996 of $1.2 million reflecting the difference between the market price of the Company's Class A common stock on the date of amendment and the exercise price of such options.

     Under the 1996 Stock Option Plan (the "1996 Option Plan"), the Company may grant options to its employees for up to 550,000 shares of Class B common stock. In 1996 and 1997, the Company granted options to purchase 358,000 and 16,000 shares, respectively, of Class B common stock at $14.00 per share. Options under the 1996 Option Plan vest ratably over four years from the date of grant. These options cannot be exercised, however, until the earlier of (i) the date on which the market value of the Company's common stock is 25% greater than the exercise price and (ii) the eighth anniversary of the date of grant. Subject to the provisions of the 1996 Option Plan, vested options may be exercised for a period of up to 10 years from the date of grant.

     Under the ProSource, Inc. 1997 Directors Stock Option Plan (the "1997 Directors Plan"), which was approved by the shareholders in April 1997, the Company may grant options to its directors, who so elect to receive such options in lieu of fees, to purchase shares of Class A common stock at $4.00 per share below the stated fair market value on the date of grant. Options to purchase up to 100,000 shares of Class A common stock may be granted under this plan. In April 1997, the Company granted options to purchase 10,500 shares of Class A common stock at $5.25 per share. Options under the 1997 Directors Plan vest and become exercisable one year from the date of grant, provided that the holder thereof is still a director of the Company at such time. Subject to the provisions of the 1997 Directors Plan, options may be exercised for a period of up to 10 years after the vesting date. During the year ended December 27, 1997, the Company recognized $28,000 of compensation expense associated with this plan.

     A summary of the status of the Company's three option plans for the years ended December 30, 1995, December 28, 1996, and December 27, 1997 is as follows:

                                            WEIGHTED             WEIGHTED            WEIGHTED
                                            AVERAGE              AVERAGE             AVERAGE
                                    1995    EXERCISE    1996     EXERCISE    1997    EXERCISE
                                   SHARES    PRICE     SHARES     PRICE     SHARES    PRICE
                                   -------  --------   -------   --------   -------  --------
Options
  outstanding -- beginning.......  237,450   $10.22    327,700    $10.16    706,450   $12.10
Options granted..................  101,750    10.00    388,750     13.69     26,500    10.53
Options exercised................       --       --       (125)    10.00         --       --
Options canceled.................  (11,500)   10.00     (9,875)    10.00    (93,300)   11.91
                                   -------   ------    -------    ------    -------   ------
Options outstanding -- ending....  327,700   $10.16    706,450    $12.10    639,650   $12.06
                                   =======   ======    =======    ======    =======   ======
Options exercisable --year-end...   41,500   $10.12     78,401    $10.13    176,449   $11.86
                                   =======   ======    =======    ======    =======   ======

     The following table summarizes information about stock options outstanding at December 27, 1997:

                                          OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                            -----------------------------------------------   ------------------------------
                              NUMBER       WEIGHTED AVG.                         NUMBER
                            OUTSTANDING      REMAINING       WEIGHTED AVG.     EXERCISABLE    WEIGHTED AVG.
     EXERCISE PRICES        AT 12/27/97   CONTRACTUAL LIFE   EXERCISE PRICE    AT 12/27/97    EXERCISE PRICE
     ---------------        -----------   ----------------   --------------   -------------   --------------
$ 5.25....................     10,500         9 years            $ 5.25               --          $ 5.25
 10.00....................    262,100         3 years             10.00           87,034           10.00
 11.00....................     33,050         3 years             11.00            9,915           11.00
 14.00....................    334,000         9 years             14.00           79,500           14.00
                              -------         -------            ------          -------          ------
     Totals...............    639,650         6 years            $12.06          176,449          $11.86
                              =======         =======            ======          =======          ======

                                PROSOURCE, INC.

     During fiscal year 1996, the Company adopted SFAS No. 123. Under the provisions of the new standard, the Company elected to continue using the intrinsic-value method of accounting for stock-based compensation plans granted to employees under Accounting Principles Board Opinion No. 25 and provide pro-forma disclosure for the fair-value based method of accounting for compensation costs related to stock-option plans and other forms of stock-based compensation under SFAS No. 123.

     The Company estimated the weighted-average fair value of each option granted during 1995, 1996 and 1997 at $8.27, $7.34 and $5.41, respectively. The fair value of these options was computed at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995, 1996 and 1997, respectively: risk-free interest rates of 6.3%, 6.2% and 6.3%; dividend yields of 0.0% for all years presented, volatility factors of the expected market price of the Company's common stock of 33.0% for all years presented and a weighted-average expected life of the options of 7, 7 and 5 years, respectively.

     The Black-Scholes option valuation model was developed for use in computing the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the computed fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share data).

                                                       1995        1996        1997
                                                      -------    --------    --------
Pro forma net loss..................................  $(1,587)   $(23,817)   $(13,943)
Pro forma net loss per share -- basic and diluted...  $ (0.35)   $  (4.10)   $  (1.49)

     In conjunction with the acquisition of NAD, the Company issued warrants to Martin-Brower. At December 28, 1996 and December 27, 1997, the warrants were exercisable for 283,425 shares of Class B common stock at $12.35 per share during the period from April 1, 1997 through March 31, 2000, and upon consummation of certain transactions.

     On November 15, 1996, the Company completed the issuance of 3,400,000 shares of Class A common stock (at a price of $14.00 per share) through an initial public offering, resulting in net proceeds to the Company of approximately $43.2 million, after deducting underwriting discounts and commissions, and other offering costs of approximately $4.4 million. The net proceeds of the offering were used: (i) to prepay $15 million in outstanding principal and $1.1 million in accrued interest under a subordinated note payable to Onex; (ii) to prepay, at a discount, $10 million in outstanding principal and $0.1 million in accrued interest under a subordinated note payable to Martin-Brower for a total payment of $9.2 million and (iii) to repay $16.6 million of outstanding indebtedness under the Company's revolving-credit facility, after deducting a $1.3 million payment concurrent with the offering for the termination of a consulting agreement between the Company and certain former owners of an acquired company. Also in connection with the initial public offering, the Company incurred a noncash charge of $4 million resulting from the issuance to Onex of 285,714 shares of Class B common stock valued at the initial public-offering price in exchange for the agreement of Onex to relinquish its rights to receive an annual fee, previously paid in cash, for management services rendered to the Company.

     Under the ProSource, Inc. 1997 Employee Stock Purchase Plan, which was approved by the shareholders in April 1997, employees of the Company purchased a total of 33,799 shares of Class A common stock at

                                PROSOURCE, INC.

$6.035 per share in 1997. In January 1998, an additional 30,336 shares of Class A common stock were purchased by employees at $6.035 per share under this plan.

11. CONTINGENCIES AND GUARANTEES

     The Company has guaranteed the principal due on certain loans obtained by its officers and employees in connection with the purchase of common stock under the Stock Plan. At December 27, 1997, such guarantees amounted to approximately $0.8 million and were covered by a letter of credit. At December 27, 1997, the Company was also obligated for $15.0 million in other letters of credit issued on behalf of the Company primarily as a guarantee of payment for obligations arising from workers' compensation claims. At December 27, 1997, the Company had $9.2 million available in unused letters of credit under its Existing Credit Facilities.

     The Company and its subsidiaries are parties to various legal actions arising in the ordinary course of business. Management believes that the outcome of such cases will not have a material adverse effect on the consolidated results of operations or the financial position of the Company.

12. CONCENTRATIONS OF CREDIT RISK

     Burger King Corporation ("BKC") owned and franchisee-owned Burger King restaurants collectively accounted for 45%, 41% and 46% of the Company's sales in fiscal years 1995, 1996 and 1997, respectively. Sales to BKC-owned restaurants represented approximately 5% of sales for each of the aforementioned years. Amounts due from BKC-owned restaurants at December 28, 1996 and December 27, 1997 were $5.5 million and $5.8 million, respectively.

     In addition, sales to Darden Restaurants, Inc. (owner of Red Lobster and Olive Garden restaurants) accounted for 18%, 20%, and 21% of the Company's sales in fiscal years 1995, 1996 and 1997, respectively. Amounts due from Darden Restaurants, Inc. at December 28, 1996 and December 27, 1997, were approximately $41.1 million and $41.4 million, respectively.

     Sales to company-owned and franchisee-owned Arby's restaurants accounted for 10% of Company sales in fiscal years 1995 and 1996. No other customer or restaurant concept accounted for more than 10% of the Company's sales in fiscal years 1995, 1996 or 1997. The Company periodically performs credit evaluations on its customers' financial condition and generally does not require collateral.

13. CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

     During the fourth quarter of 1997, the Financial Accounting Standards Board's Emerging Issues Task Force reached a consensus on Issue No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation." The consensus requires that the cost of business process reengineering activities, whether done internally or by third parties, is to be expensed as incurred. As a result, any remaining unamortized portion of previously capitalized business process reengineering costs is required to be written off. The cumulative impact of initially conforming to this new standard in the fourth quarter of 1997 was reported as a change in accounting principle in the accompanying consolidated statements of operations, with a cumulative charge, net of tax, of $6.4 million, or $0.69 per share.

14. NET LOSS PER SHARE

     For all years presented in the accompanying consolidated statements of operations, all stock options and other potential common shares were excluded from the calculation of diluted loss per share, since they would produce anti-dilutive results. As a result, there are no reconciling items to the numerator and denominator of the basic and diluted loss per share computations.

                                PROSOURCE, INC.

     The following were outstanding during fiscal 1997, but were excluded from the computation of diluted net loss per common share for fiscal 1997.

                                     RELATED NUMBER OF         CONVERSION
                                    COMMON STOCK SHARES     PRICE PER SHARE            EXPIRATION
                                  ------------------------  ----------------  -----------------------------
Options -- 1995 Option Plan.....   288,650 shares -- Class  $10.00 or $11.00  December 2000
                                                         B
Options -- 1996 Option Plan.....   340,500 shares -- Class  $14.00            November 2006 to January 2007
                                                         B
Options -- 1997 Directors
  Plan..........................  10,500 shares -- Class A  $5.25             April 2007
Stock Warrants..................   283,425 shares -- Class  $12.35            March 2000
                                                         B
$0.5 million convertible
  subordinated note.............  25,000 shares -- Class A  $20.00            November 1999

15. SUBSEQUENT EVENT

     On January 29, 1998, the Company signed a definitive merger agreement with AmeriServe Food Distribution, Inc. ("AmeriServe"). Under the terms of the agreement, AmeriServe has agreed to pay $15.00 in cash for each outstanding share of the Company's common stock. In addition, under the agreement, all outstanding options will be accelerated and option holders will receive $15.00 less the applicable exercise for each share issuable upon exercise of the options. AmeriServe has indicated that it intends to refinance all of the Company's outstanding debt.

     The merger is subject to regulatory approvals and other customary conditions to closing. Onex Corporation and certain of its affiliates, which own approximately 61% of the Company's outstanding stock, representing approximately 85% of the voting power, have committed to vote in favor of the merger, which will assure the necessary shareholder approval. The merger is expected to close in the second quarter of fiscal 1998.

           =========================================================

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary.......................    4
The Company..............................    4
Risk Factors.............................    8
Use of Proceeds..........................   15
Capitalization...........................   16
Selected AmeriServe Historical Financial
  Data...................................   17
Selected PFS Historical Financial Data...
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................   18
The Business.............................   21
Management...............................   33
Security Ownership of Certain Beneficial
  Holders and Management.................   37
Certain Relationships and Related
  Transactions...........................   39
Description of Indebtedness..............   41
Description of Notes.....................   44
Description of Certain Federal Income Tax
  Consequences...........................   98
Plan of Distribution.....................  102
Legal Matters............................  103
Experts..................................  103
Index of Certain Defined Terms...........  104
Index to Unaudited Pro Forma Consolidated
  Financial Statements...................  P-1
Index to Historical Financial
  Statements.............................  F-1

           ---------------------------------------------------------
---------------------------------------------------------
           =========================================================

                               [AMERISERVE LOGO]

                                AMERISERVE FOOD
                               DISTRIBUTION, INC.

                            8 7/8% NEW SENIOR NOTES
                                    DUE 2006

                               10 1/8% NEW SENIOR
                               SUBORDINATED NOTES
                                    DUE 2007
                         ------------------------------

                                   PROSPECTUS
                         ------------------------------

                                 APRIL 14, 1998

           ---------------------------------------------------------
---------------------------------------------------------